Exhibit 2.2

PURCHASE AND SALE AGREEMENT

BY AND AMONG

ANADARKO E&P ONSHORE LLC,

ADMIRAL A HOLDING L.P.,

TE ADMIRAL A HOLDING L.P.,

AND

AURORA C-I HOLDING L.P.,

AS SELLERS

AND

WHR EAGLE FORD LLC,

AS PURCHASER

__________________________________________

EXECUTION DATE: May 10, 2017

EFFECTIVE TIME:  12:01 AM, January 1, 2017
__________________________________________

Table of Contents

Page

ARTICLE 1 DEFINITIONS AND INTERPRETATION

Section 1.1	Defined Terms1
Section 1.2	References and Rules of Construction1

ARTICLE 2 PURCHASE AND SALE

Section 2.1	Purchase and Sale2
Section 2.2	Assets2
Section 2.3	Excluded Assets4
Section 2.4	Effective Time; Proration of Costs and Revenues4
Section 2.5	Procedures5

ARTICLE 3 PURCHASE PRICE

Section 3.1	Unadjusted Purchase Price6
Section 3.2	Deposit6
Section 3.3	Allocation of Unadjusted Purchase Price6
Section 3.4	Adjustments to Unadjusted Purchase Price7
Section 3.5	Parent Guaranty.9

ARTICLE 4 TITLE MATTERS; CONSENTS

Section 4.1	Sellers’ Title9
Section 4.2	Title Defects10
Section 4.3	Title Benefits13
Section 4.4	Title Disputes14
Section 4.5	Limitations on Applicability16
Section 4.6	Consents to Assignment and Preferential Rights to Purchase17
Section 4.7	Casualty Loss or Condemnation20

ARTICLE 5 ENVIRONMENTAL MATTERS

Section 5.1	Adverse Environmental Conditions21
Section 5.2	Adverse Environmental Condition Disputes24
Section 5.3	Limitations on Applicability26

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF SELLERS

Section 6.1	Organization and Power27
Section 6.2	Authorization and Enforceability27
Section 6.3	Liability for Brokers’ Fees28
Section 6.4	No Conflicts.28
Section 6.5	Litigation.28
Section 6.6	Taxes and Assessments28
Section 6.7	Capital Commitments29
Section 6.8	Compliance with Laws29
Section 6.9	Contracts29
Section 6.10	Consents and Preferential Purchase Rights31

- i -

Section 6.11	Leases31
Section 6.12	Advance Payments31
Section 6.13	Surface Agreements31
Section 6.14	Imbalances31
Section 6.15	Suspense Funds32
Section 6.16	Bankruptcy32
Section 6.17	Condemnation32
Section 6.18	Permits32
Section 6.19	Plugging and Abandonment32
Section 6.20	Labor, Employment and Benefits32
Section 6.21	Environmental Matters33
Section 6.22	Payout Balances34
Section 6.23	Certain Disclaimers34

ARTICLE 7 REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 7.1	Organization35
Section 7.2	Authorization and Enforceability35
Section 7.3	Liability for Brokers’ Fees36
Section 7.4	No Conflicts36
Section 7.5	Litigation36
Section 7.6	Financing36
Section 7.7	Securities Law Compliance36
Section 7.8	Independent Evaluation36
Section 7.9	Consents, Approvals or Waivers37
Section 7.10	Bankruptcy37
Section 7.11	Qualification37
Section 7.12	Tax37
Section 7.13	Limitation37

ARTICLE 8 COVENANTS OF THE PARTIES

Section 8.1	Access38
Section 8.2	Government Reviews40
Section 8.3	Public Announcements; Confidentiality41
Section 8.4	Operation of Business42
Section 8.5	Operatorship44
Section 8.6	Change of Name44
Section 8.7	Replacement of Bonds, Letters of Credit and Guaranties44
Section 8.8	Amendment to Schedules44
Section 8.9	Further Assurances45
Section 8.10	Employee Matters45
Section 8.11	Suspense Funds46
Section 8.12	Access to Financial Information47

ARTICLE 9 CONDITIONS TO CLOSING

Section 9.1	Sellers’ Conditions to Closing48
Section 9.2	Purchaser’s Conditions to Closing49

- ii -

ARTICLE 10 CLOSING

Section 10.1	Time and Place of Closing51
Section 10.2	Obligations of Sellers at Closing51
Section 10.3	Obligations of Purchaser at Closing52
Section 10.4	Closing Payment and Post-Closing Unadjusted Purchase Price Adjustments53

ARTICLE 11 TERMINATION

Section 11.1	Termination55
Section 11.2	Effect of Termination56
Section 11.3	Remedies for Breach; Distribution of Deposit Upon Termination56

ARTICLE 12 ASSUMPTION; INDEMNIFICATION

Section 12.1	Assumption by Purchaser57
Section 12.2	Indemnification57
Section 12.3	Indemnification Actions60
Section 12.4	Limitation on Actions60

ARTICLE 13 TAX MATTERS

Section 13.1	Responsibility for Tax Filings and Payment62
Section 13.2	Apportionment of Property Taxes63
Section 13.3	Cooperation.63
Section 13.4	Like-Kind Exchange64
Section 13.5	Refunds65
Section 13.6	Audits65
Section 13.7	Characterization of Certain Payments65
Section 13.8	Transfer Taxes, Recording Fees & Transaction Fees65
Section 13.9	Tax Characterization66

ARTICLE 14 MISCELLANEOUS

Section 14.1	Counterparts66
Section 14.2	Notices66
Section 14.3	Governing Law; Jurisdiction68
Section 14.4	Knowledge Qualifications; Schedules69
Section 14.5	Waivers70
Section 14.6	Assignment70
Section 14.7	Entire Agreement70
Section 14.8	Amendment70
Section 14.9	No Third Party Beneficiaries71
Section 14.10	Construction71
Section 14.11	Limitation on Damages71
Section 14.12	Recording71
Section 14.13	Conspicuousness71
Section 14.14	Time of Essence71
Section 14.15	Delivery of Records72
Section 14.16	Severability72
Section 14.17	Specific Performance72

- iii -

Section 14.18	Seller Representative72
Section 14.19	Sellers’ Liability72

- iv -

APPENDICES:

Appendix A-Definitions

EXHIBITS:

Exhibit A‑1-Leases

Exhibit A‑2-Wells

Exhibit A-3-Undeveloped Leases

Exhibit A-4-Excluded Assets

Exhibit A-5-Contracts

Exhibit A-6-Surface Agreements

Exhibit A-7-Permits

Exhibit A-8-Units
Exhibit B-Form of Conveyance – AEPO

Exhibit C-Form of Conveyance – Admiral Sellers

Exhibit D-Form of Certificate of Non-Foreign Status

Exhibit E-Form of Letter-in-Lieu

SCHEDULES:

Schedule 1.1(a)-Contested Liens

Schedule 3.1-Allocation of Purchase Price Among Sellers

Schedule 3.4-Imbalance Procedures

Schedule 5.1-Disclosed Environmental Conditions
Schedule 6.4-Conflicts
Schedule 6.5-Litigation
Schedule 6.6(b)-Taxes and Assessments
Schedule 6.7-Capital Commitments
Schedule 6.8-Compliance with Laws
Schedule 6.9(a)-Material Contracts
Schedule 6.9(b)-Exceptions to Material Contracts

Schedule 6.10-Seller Consents and Preferential Rights to Purchase
Schedule 6.11-Exceptions to Leases

Schedule 6.13-Surface Agreements

Schedule 6.14-Imbalances

Schedule 6.15-Suspense Funds

Schedule 6.18-Permits

Schedule 6.19-Plugging and Abandonment

Schedule 6.20-Employee Pension Benefit Plans

Schedule 6.22-Payout Balances

Schedule 7.5-Purchaser Knowledge Individuals
Schedule 7.9-Purchaser Consents
Schedule 8.4-Operations
Schedule 8.7-Replacement Bonds

Schedule 14.4(a)-AEPO Knowledge Individuals

Schedule 14.4(b)-Admiral Sellers Knowledge Individuals

- i -

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is dated as of May 10, 2017 (the “Execution Date”), by and among:

(a)	Anadarko E&P Onshore LLC, a Delaware limited liability company (“AEPO”);
(b)

Admiral A Holding L.P., a Delaware limited partnership (“Admiral A”), TE Admiral A Holding L.P., a Delaware limited partnership (“TE Admiral”) and Aurora C-I Holding L.P., a Delaware limited partnership (“Aurora” and together with Admiral A and TE Admiral, the “Admiral Sellers” and collectively with AEPO, “Sellers”); and

(c)	WHR Eagle Ford LLC, a Delaware limited liability company (“Purchaser”).

Sellers and Purchaser are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS:

A.	Sellers own certain interests in oil and gas properties, rights and related assets that are defined and described herein as the “Assets.”
B.	Sellers desire to sell to Purchaser and Purchaser desires to purchase from Sellers the Assets in the manner and upon the terms and conditions hereafter set forth.
C.

Purchaser, WildHorse Resource Development Corporation, a Delaware corporation (“Purchaser Parent”), and the Admiral Sellers have entered into a Stock Issuance Agreement, dated as of the date hereof (the “Stock Issuance Agreement”).

NOW, THEREFORE, in consideration of the premises and mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1Defined Terms

.  In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, for purposes hereof, capitalized terms used herein and not otherwise defined shall have the meanings set forth in Appendix A.

Section 1.2References and Rules of Construction

.  All references in this Agreement to Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions refer to the corresponding Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Exhibits, Schedules, Appendices, Articles, Sections, subsections, clauses and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection, clause or other subdivision unless expressly so limited.  The words “this Article,” “this Section,” “this subsection,” “this clause” and words of similar import refer only to the Article, Section, subsection and clause hereof in which such words occur.  The word “including” (in its various forms) means including without limitation.  The words “shall” and “will” are used interchangeably and have the same meaning.  All references to “$” or “dollars” shall be deemed references to United States dollars.  Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement.  Unless (i) expressly provided to the contrary herein or (ii) used to set forth a list of elections available to a Party pursuant hereto, the word “or” is not exclusive.  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Appendices, Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.  Reference herein to any federal, state, local or foreign Law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and reference herein to any agreement, instrument or Law means such agreement, instrument or Law as from time to time amended, modified or supplemented, including, in the case of agreements or instruments, by waiver or consent and, in the case of Laws, by succession of comparable successor Laws.  References to a Person are also to its permitted successors and permitted assigns. Any requirement that a Party use “commercially reasonable efforts” hereunder shall not be construed to include any requirement of such Party or any of its Affiliates to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any Third Party.

ARTICLE 2
PURCHASE AND SALE

Section 2.1Purchase and Sale

.  At the Closing, upon the terms and subject to the conditions of this Agreement, Sellers shall sell, convey, assign, transfer and deliver the Assets to Purchaser and Purchaser shall purchase, acquire, accept and pay for the Assets and shall assume the Assumed Purchaser Obligations.

Section 2.2Assets

.  As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Sellers’ right, title and interest, whether real or personal, recorded or unrecorded, tangible or intangible, vested, contingent or reversionary, in and to the following (but excepting and excluding, in all such instances, the Excluded Assets):

(a)The oil, gas and mineral leases, subleases and other leaseholds that are identified on Exhibit A‑1 (collectively, the “Leases”), subject to the depth limitations and other restrictions that may be set forth in the Leases or in any conveyances in the chain of title, together with (i) all rights, privileges, benefits and powers conferred upon the holder of the Leases with respect to the use and occupation of the lands covered thereby, (ii) all rights, options, titles and interests of Sellers with respect to the Leases, including rights to obtain or otherwise earn any interest in the Leases or within the lands covered by or described in the Leases or any acreage pooled, communitized or unitized therewith (the “Lands”) and (iii) all royalties, overriding royalties, net profits interests, carried interests, reversionary interests, leasehold interests and other rights in and to the Lands;

(b)All pooled, communitized or unitized acreage which includes all or a part of any Lease or the Lands (the “Pooled Acreage”), and all tenements, hereditaments and appurtenances belonging to the Leases and Pooled Acreage;

(c)All oil, gas, water, carbon dioxide, water disposal or injection wells, whether producing, shut-in or abandoned, located on the Leases or Lands together with the Allocated Leasehold for such well, including the interests in the wells identified on Exhibit A‑2 (the “Wells” and collectively with the Leases, the Lands and the Pooled Acreage, the “Properties”);

(d)All flowlines, pipelines, gathering systems and appurtenances thereto located on the Properties or used, or held for use, in connection with the Properties;

(e)All contracts, agreements and instruments to the extent, but only to the extent, applicable to the Properties, the production of Hydrocarbons from the Properties or the other Assets, including operating agreements, unitization, pooling and communitization agreements, production sharing agreements, declarations and orders, area of mutual interest agreements, joint venture agreements, farmin and farmout agreements, participation agreements, exchange agreements, joint development agreements, storage agreements, crossing agreements, agreements for the sale and purchase of Hydrocarbons and gathering, processing and transportation agreements, including those contracts, agreements and instruments described on Exhibit A-5, but excluding (i) any contracts, agreements and instruments to the extent transfer is restricted by Third Party agreement, a Governmental Body or applicable Law (unless and until the necessary consents or approvals to transfer have been obtained pursuant to Section 4.6 or unless as otherwise set forth in this Agreement) and (ii) the Leases and Surface Agreements (subject to such exclusions, the “Contracts”);

(f)All easements, licenses, servitudes, rights‑of‑way, surface leases and other surface rights appurtenant to and used or held for use, in connection with the Properties, including those described on Exhibit A-6; but excluding, in all instances, any such interest or right to the extent transfer is restricted by Third Party agreement, a Governmental Body or applicable Law (unless and until the necessary consents or approvals to transfer have been obtained pursuant to Section 4.6 or unless as otherwise set forth in this Agreement) (subject to such exclusion, the “Surface Agreements”);

(g)All equipment, machinery, tools, fixtures and owned rolling stock, including (i) trailers, rolling test equipment, rolling machinery and other portable wheeled equipment, and other tangible personal property and improvements and (ii) manifolds, well equipment, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, processing and separation facilities, pads, materials, SCADA equipment and transmitters, telecommunications equipment, field radio telemetry and associated frequencies, pressure transmitters and central processing equipment, in each case, that is owned by any Seller and that is used or held for use in connection with the ownership or operation of the Properties (the “Equipment”);

(h)All Hydrocarbons (or proceeds from the sale of Hydrocarbons) produced from or attributable to the Properties after the Effective Time and the Stored Hydrocarbons, together with Imbalances associated with the Properties, which would otherwise accrue for the Sellers’ benefit;

(i)The Records;

(j)To the extent assignable or re-issuable into Purchaser’s name (which reissuance will be at Purchaser’s sole cost and expense), all permits, approvals, allowances, emission or pollution credits, or authorizations by, or filings with, any Governmental Body and all water rights relating to the construction, ownership or operation of the Assets, including those described on Exhibit A-7 (the “Permits”);

(k)All trade credits, account receivables, receivables, take-or-pay amounts receivable, and other receivables to the extent attributable to the Assets and attributable to periods after the Effective Time, excluding any items (i) related to the Retained Seller Obligations or (ii) to which Sellers are otherwise entitled pursuant to Section 2.4; and

(l)All rights, claims and causes of action of Sellers against Third Parties arising under or with respect to any Asset, excluding items related to the Retained Seller Obligations.

Section 2.3Excluded Assets

.  Notwithstanding anything to the contrary, the Assets shall not include, and there is excepted, reserved and excluded from this transaction, the Excluded Assets.  In the event Purchaser comes into possession of any Excluded Assets, it shall deliver such Excluded Assets, as promptly as possible, to or as directed by Sellers.  Notwithstanding any term of this Agreement to the contrary, to the extent any Asset is excluded hereunder pursuant to Sections 4.2(b)(iii), 4.6(b), 4.6(c), 5.1(b)(iii), 5.1(d) or 8.1(a), Sellers shall retain any Assets directly associated therewith.  To the extent Purchaser reasonably requires use of any such Asset for the continued operation of the Assets (in the manner operated by Sellers prior to Closing), Sellers shall grant Purchaser such use upon reasonable request.

Section 2.4Effective Time; Proration of Costs and Revenues

.

(a)If Closing occurs, Purchaser shall be entitled to (without duplication of any amounts paid pursuant to Section 3.4 or otherwise) (i) all production of Hydrocarbons from or attributable to the Properties after 12:01 a.m., Central Time, on January 1, 2017 (the “Effective Time”) and all products and proceeds attributable thereto and (ii) all other income, proceeds, receipts and credits earned with respect to the Assets after the Effective Time, and Purchaser shall be responsible for, and entitled to any refunds with respect to, all Property Costs incurred after the Effective Time.

(b)Sellers shall be entitled to (without duplication of any amounts paid pursuant to Section 3.4 or otherwise) (i) all production of Hydrocarbons from or attributable to the Properties prior to and at the Effective Time and all products and proceeds attributable thereto and (ii) all other income, proceeds, receipts and credits earned with respect to the Assets prior to and at the Effective Time, and such Sellers shall be responsible for, and entitled to any refunds with respect to (including, for the avoidance of doubt, any Tax benefit attributable to any reduction in severance (or impact) Taxes that may be realized after the Effective Time but that results from payments or production for periods prior to or at the Effective Time), all Property Costs and other costs attributable to the ownership and operation of the Assets or the production of Hydrocarbons therefrom incurred prior to or at the Effective Time.

(c)With respect to Property Costs paid by AEPO on behalf of Third Parties, regardless of whether such Property Costs were paid before, at or after the Effective Time, AEPO shall be entitled to retain all proceeds of cash calls, billings and other funds received as reimbursement in respect of such Property Costs.  With respect to Property Costs paid by AEPO prior to the Closing on behalf of Third Parties and attributable to periods after the Effective Time that remain unreimbursed (the “Unreimbursed Third Party Property Costs”) as of the date the final settlement statement is prepared pursuant to Section 10.4, regardless of whether such Property Costs were paid before, at or after the Effective Time, Purchaser shall pay to AEPO an amount equal to the amount of all such Unreimbursed Third Party Property Costs and Purchaser shall be entitled to all receivables with respect thereto and all proceeds of cash calls, billings and other funds received as reimbursement in respect thereof.  As part of the final settlement statement, AEPO shall provide reasonable supporting documentation in respect of such unreimbursed Property Costs and include the payment to be made by Purchaser pursuant to this Section 2.4(c) in the calculation of the final settlement statement.

(d)Should any Party receive any proceeds or other income after the Closing to which another Party is entitled under this Section 2.4, such receiving Party shall fully disclose, account for and promptly remit same.  Similarly, should Purchaser pay any Property Costs after the Closing for which Sellers are responsible under this Section 2.4, Sellers shall reimburse the Purchaser promptly after receipt of an invoice, accompanied by proof of payment, with respect to such Property Costs.  If Sellers receive any invoice for Property Costs after the Closing for which Purchaser is responsible under this Section 2.4, Sellers shall promptly forward such invoice to Purchaser.  Each Party agrees that this Section 2.4(d) shall not be interpreted to require a Party to remit or reimburse, as the case may be, any such amounts more frequently than once per calendar month, unless the amounts owed exceed $100,000.00.

(e)Notwithstanding anything to the contrary contained in this Section 2.4, following the third anniversary of the Closing Date, Sellers shall have no further entitlement to amounts earned from the sale of Hydrocarbons produced from or attributable to the Assets and other income earned with respect to the Assets and no further responsibility for Property Costs (other than Property Taxes specifically allocated to Sellers as provided in Article 13) incurred with respect to the Assets.

Section 2.5Procedures

.

(a)For purposes of allocating production and accounts receivable with respect thereto under Section 2.4, gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the delivery point sales meter closest to the well. Sellers shall utilize reasonable interpolative procedures to arrive at an allocation of production when exact meter readings or gauging and strapping data is not available.  Sellers shall provide to Purchaser evidence of all meter readings and all gauging and strapping procedures conducted on or about the Effective Time in connection with the Assets, together with all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Unadjusted Purchase Price pursuant to Section 3.4.  The terms “earned” and “incurred” shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (“COPAS”) standards, and expenditures which are incurred pursuant to an operating agreement, unit agreement or similar agreement shall be deemed incurred based on when services are rendered, when the goods are delivered or when the work is performed.

(b)Purchaser shall handle all joint interest audits and other audits of Property Costs covering the period for which Purchaser is in whole or in part responsible under Section 2.4; provided, however, that Purchaser shall not agree to any adjustments to previously assessed costs for which any Seller is liable, or any compromise of any audit claims to which any Seller would be entitled, without the prior written consent of Sellers, which consent shall not be unreasonably withheld, conditioned or delayed.  Each Party shall provide the other Party with a copy of all applicable audit reports and written audit agreements received by such Party or its Affiliates and relating to periods for which any such Party is partially responsible.

(c)Notwithstanding anything to the contrary herein contained, right-of-way fees and other Property Costs (other than delay rentals, lease extension payments, lease bonus payments and/or insurance premiums due prior to the Effective Time which shall be the sole responsibility of Sellers and Property Taxes) that are paid periodically shall be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling on or after the day of the Effective Time.  Property Taxes shall be prorated as set forth in Section 13.2.

ARTICLE 3
PURCHASE PRICE

Section 3.1Unadjusted Purchase Price

.  The purchase price for the Assets shall be an aggregate amount equal to $505,000,000.00 (the “Unadjusted Purchase Price”), which shall be adjusted as provided in Section 3.4; provided, however, that the portion of the Unadjusted Purchase Price payable to the Admiral Sellers (as set forth on Schedule 3.1) at the Closing (the “Stock Purchase Price”) shall be paid, delivered and issued in the form of Purchaser Common Stock, subject to adjustment pursuant to Section 3.4.  AEPO, for the avoidance of doubt, shall be paid the portion of the Unadjusted Purchase Price (as set forth on Schedule 3.1) at Closing in cash (the “Cash Purchase Price”), subject to adjustment pursuant to Section 3.4.  The number of shares of Purchaser Common Stock payable to the Admiral Sellers at Closing shall be calculated pursuant to the Stock Issuance Agreement and such shares shall bear an aggregate value equal to the Stock Purchase Price, subject to adjustment pursuant to Section 3.4.

Section 3.2Deposit

.  Within one Business Day after the Execution Date, Purchaser shall pay to AEPO on behalf of Sellers, in immediately available funds by wire transfer into an account designated by AEPO prior to the date hereof, an amount equal to 10% of the Unadjusted Purchase Price (the “Deposit”).  The Deposit shall be applied against the Cash Purchase Price at the Closing or be distributed in accordance with the terms of Section 11.3, as applicable.

Section 3.3Allocation of Unadjusted Purchase Price

.

(a)Within sixty days after the Closing Date, Purchaser shall prepare and deliver to Sellers, using and based upon the best information available to Purchaser, a schedule along with reasonably detailed supporting documentation, setting forth an allocation of the Unadjusted Purchase Price and any other items properly treated as consideration for U.S. federal income Tax purposes among the classes of assets provided for in Treasury Regulation § 1.338-6, in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local or foreign Law, as appropriate) and, to the extent allowed by applicable Law, in a manner consistent with the Allocated Values (the “Preliminary Allocation Schedule”).  Notwithstanding anything to the contrary in this Agreement, the “Allocated Value” for (i) any Well equals the portion of the Unadjusted Purchase Price allocated to such Well on Exhibit A-2; (ii) any Undeveloped Lease equals the portion of the Unadjusted Purchase Price allocated to such Undeveloped Lease on Exhibit A-3; and (iii) any Unit equals the portion of the Unadjusted Purchase allocated to such Unit on Exhibit A-8.  Notwithstanding anything to the contrary in this Agreement, Sellers have accepted such Allocated Values for purposes of this Agreement and the transactions contemplated hereby but make no representation or warranty as to the accuracy of such values.

(b)As soon as reasonably practicable, but not later than forty-five (45) days following receipt of the Preliminary Allocation Schedule, Sellers shall deliver to Purchaser a written report containing any changes that Sellers proposes to be made in such schedule (and specifying the reasons therefore in reasonable detail).  The Parties shall undertake to agree on a final schedule no later than fifteen (15) Business Days subsequent to the receipt by Purchaser of Seller’s proposed changes (such schedule, if any, the “Final Allocation Schedule”).

(c)If Sellers and Purchaser reach an agreement with respect to the Final Allocation Schedule in accordance with Section 3.3(b), (i) Purchaser and Sellers shall use commercially reasonable efforts to update the Final Allocation Schedule in accordance with Section 1060 of the Code following any adjustments to the Unadjusted Purchase Price pursuant to this Agreement, and (ii) Purchaser and Sellers shall, and shall cause their Affiliates to, report consistently with the Final Allocation Schedule in all Tax Returns; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

Section 3.4Adjustments to Unadjusted Purchase Price

.  All adjustments to the Unadjusted Purchase Price shall be made (x) without duplication (in this Agreement or otherwise), (y) in accordance with the terms of this Agreement and, to the extent not inconsistent with this Agreement, in accordance with GAAP and COPAS as consistently applied in the oil and gas industry in Texas and (z) only with respect to matters, (A) in the case of Section 3.4(b)(iii), for which valid notice is given on or before the Defect Claim Date and (B) in all of the other cases set forth in Section 3.4(a) or Section 3.4(b), identified on or before the last day of the three year anniversary of the Closing Date (the “Cut-off Date”).  Any adjustments to the Unadjusted Purchase Price hereunder shall be made between the Cash Purchase Price and the Stock Purchase Price, in the same ratio as the Cash Purchase Price bears to the Stock Purchase Price (the “Consideration Ratio”); provided that any adjustment to the Unadjusted Purchase Price as a result of a Title Defect affecting only the Admiral Sellers’ interest in the Assets will reduce the applicable Admiral Sellers’ portion of the Stock Purchase Price on a dollar-for-dollar basis (with no adjustment to the Cash Purchase Price) and any adjustment to the Unadjusted Purchase Price as a result of a Title Defect affecting only AEPO’s interest in the Assets will reduce the Cash Purchase Price on a dollar-for-dollar basis (with no adjustment to the Stock Purchase

Price).  Without limiting the foregoing, the Unadjusted Purchase Price shall be adjusted as follows, resulting in the “Adjusted Purchase Price”:

(a)The Unadjusted Purchase Price shall be adjusted upward by the following amounts:

(i)an amount equal to all Property Costs that are (A) incurred after the Effective Time but paid by any Seller and (B) incurred prior to the Effective Time but allocable to post-Effective Time periods pursuant to Section 2.5(c) and paid by Sellers, but excluding, in each case, any amounts previously reimbursed to Sellers by Purchaser pursuant to Section 2.4(d);

(ii)an amount equal to all proceeds and other income to which Sellers are entitled pursuant to Section 2.4(b) to the extent that such amounts have been received by Purchaser and not remitted or paid to any Seller;

(iii)an amount equal to any Tax benefit as of the Cut-off Date that can reasonably be determined by Sellers as attributable to any reduction in severance Taxes that may be realized after the Effective Time but that results from payments or production for periods prior to or at the Effective Time;

(iv)to the extent that proceeds for the associated production prior to and at the Effective Time have not been received by or remitted to any Seller, an amount equal to the aggregate volumes of Hydrocarbons stored in stock tanks or other storage as of the Effective Time (the “Stored Hydrocarbons”), in each case, from or attributable to the ownership and operation of the Assets or the production of Hydrocarbons therefrom multiplied by $48.08 for oil;

(v)any amount equal to any upward adjustment for Imbalances as determined  in accordance with the procedures set forth on Schedule 3.4; and

(vi)any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as an upward adjustment to the Unadjusted Purchase Price.

(b)The Unadjusted Purchase Price shall be adjusted downward by the following amounts:

(i)an amount equal to all Property Costs and other costs attributable to the ownership and operation of the Assets or the production of Hydrocarbons therefrom that are incurred prior to the Effective Time but paid by Purchaser, but excluding any amounts previously reimbursed to Purchaser by Sellers pursuant to Section 2.4(d);

(ii)an amount equal to all proceeds and other income to which Purchaser is entitled pursuant to Section 2.4(a), to the extent that such amounts have been received by Sellers and not remitted or paid to Purchaser;

(iii)any undisputed (as agreed upon by the Parties or determined by the Title Expert) Title Defect Amounts for Title Defects determined pursuant to Section 4.2 (as offset by undisputed Title Benefit Amounts for Title Benefits determined pursuant to Section 4.3) or the undisputed (as agreed upon by the Parties or determined by the Environmental Expert) Remediation Amounts for any Adverse Environmental Conditions determined pursuant to Section 5.1;

(iv)the amount of (A) any reduction in value of the Assets caused by Casualty Losses, as set forth in Section 4.7(a), or (B) the Allocated Value for any portion of the Assets taken in condemnation or under right of eminent domain, as set forth in Section 4.7(b);

(v)an amount equal to the Allocated Value, if any, of any Assets excluded from this transaction pursuant to Section 4.2(b)(iii), Section 4.6(b), Section 4.6(c), Section 5.1(b)(iii), Section 5.1(d) or Section 8.1(a);

(vi)any amount equal to any downward adjustment for Imbalances as determined in accordance with the procedures set forth on Schedule 3.4; and

(vii)any other amount provided for elsewhere in this Agreement or otherwise agreed upon in writing by the Parties as a downward adjustment to the Unadjusted Purchase Price.

Section 3.5Parent Guaranty.

(a) Simultaneously with the execution of this Agreement, Purchaser shall cause WildHorse Resource Development Corporation to deliver to Sellers the Parent Guaranty.

ARTICLE 4
TITLE MATTERS; CONSENTS

Section 4.1Sellers’ Title

.  Except for the special warranty of title set forth in the Conveyances and the representations and warranties set forth in Sections 6.5, 6.6, 6.10, 6.11, 6.13 and 6.14 (the “Specified Representations”), Sellers make no, and expressly disclaim any, warranty or representation, express, implied, statutory or otherwise, with respect to Sellers’ title to any of the Assets and Purchaser hereby acknowledges and agrees that, subject to Section 4.5, Purchaser’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets, (a) on or before the Defect Claim Date, shall be as set forth in Section 4.2 and (b) from and after the Defect Claim Date (without duplication), shall be pursuant to the special warranty of title set forth in the Conveyances and/or Section 12.2(b)(iv) for breaches of the Specified Representations of Sellers; provided, however, that Purchaser further acknowledges and agrees that Purchaser shall not be entitled to protection under the special warranty of title provided in the Conveyances for any Title Defect reported under this Article 4.  The special warranty of title contained in the Conveyances shall be subject to the terms and provisions of this Section 4.1 (mutatis mutandis). If, after the Closing, Purchaser provides written notice of a breach of the special warranty of title in the Conveyances to any breaching Seller, such Seller shall have a reasonable opportunity to cure such breach (not to exceed ninety days following notice of such breach). In any event, the recovery on a breach of Sellers’ special warranty of title contained in the Conveyances shall not exceed, in the aggregate, the Allocated Value of the affected Asset.  Disputes regarding the existence of a breach of the special warranty of title contained in the Conveyances, the amount by which the affected Asset is adversely affected by such breach or the cure of such breach shall be resolved in accordance with Section 14.3 of this Agreement.

Section 4.2Title Defects

.

(a)To assert a claim of a Title Defect, Purchaser must deliver a claim notice to Sellers (each, a “Title Defect Notice”) at or prior to 5:00 p.m. Central Time on the Defect Claim Date. Each Title Defect Notice shall be in writing and shall include (i) a description of, and a reasonable explanation of Purchaser’s basis for, the alleged Title Defect, (ii) identification of each Well, Unit or Undeveloped Lease (each, a “Title Defect Property”), in each case, that is adversely affected by the Title Defect, (iii) the Allocated Value of each Title Defect Property, (iv) all documents in Purchaser’s possession or control (or references thereto if such documents are also in Seller’s possession or in the applicable county records) upon which Purchaser relies for its assertion of a Title Defect, including, at a minimum, supporting documents available to Purchaser (or Purchaser may include references thereto if any such documents are also in any Seller’s possession or in the applicable county records), to the extent reasonably necessary for Sellers to verify the existence of the alleged Title Defect, (v) the identity of the Seller(s) affected by such Title Defect (based on the reasonable belief of Purchaser); and (vi) the amount by which Purchaser reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect calculated in accordance with Section 4.2(c), and the computations therefor.  To be valid, each Title Defect Notice must be substantially in compliance with each of the requirements of the foregoing sentence. Notwithstanding any other provision of this Agreement to the contrary and subject to Purchaser’s rights under the special warranties of title contained in the Conveyances and Section 12.2(b)(iv) for breaches of the Specified Representations, Purchaser shall be deemed to have waived its right to assert any Title Defects for which a Title Defect Notice in substantial compliance with each of the requirements set forth in Section 4.2(a)(i) – (vi) above has not been delivered on or before the Defect Claim Date.

(b)Remedies.  To the extent Purchaser delivers any valid Title Defect Notices prior to the Defect Claim Date, then, subject to the Defect Threshold and Aggregate Defect Deductible, Sellers may, on or before 5:00 p.m. Central Time five Business Days following the Defect Claim Date (the “Remedy Period”):

(i)elect to cure such Title Defect, which curative work may extend up to 90 days from and after the Closing (the “Post-Closing Cure Period”);

(ii)notify Purchaser that Sellers do not intend to cure such Title Defect, in which case the Unadjusted Purchase Price shall be reduced by the Title Defect Amount, as agreed upon by the Parties attributable to such Title Defect; or

(iii)elect to retain the entirety of any Well or Undeveloped Lease that is adversely affected by such Title Defect (including the directly associated Assets reasonably necessary to own, use or operate such Well or Undeveloped Lease, as the case may be) in the event that the Title Defect Amount with respect to such Title Defect exceeds ninety percent (90%) of the Allocated Value of the affected Well or Undeveloped Lease, in which case the affected Well or Undeveloped Lease and directly associated Assets will be become Excluded Assets, and the Unadjusted Purchase Price will be reduced by an amount equal to the Allocated

Value of such Well or Undeveloped Lease, in each case, including the Allocated Value of any other directly associated Assets so excluded;

provided, however, that if Sellers fail to elect a remedy prior to the end of the Remedy Period, Sellers shall be deemed to have elected the remedy described in Section 4.2(b)(i); provided further that, in the case of Sellers’ election (or deemed election) of the remedies described in Section 4.2(b)(i) or Section 4.2(b)(ii), the Title Defect Properties shall be conveyed to Purchaser at the Closing in accordance with the terms of this Agreement.  For any Title Defect with respect to which Sellers and Purchaser agree on the validity of the asserted Title Defect and the Title Defect Amount and for which (1) Sellers have elected the remedy described in Section 4.2(b)(ii) or (2) Sellers have elected the remedy described in Section 4.2(b)(i) and such Title Defect is not waived by Purchaser or cured by Sellers prior to the expiration of the Post-Closing Cure Period, then, in each case, subject to the Defect Threshold and the Aggregate Defect Deductible, the Unadjusted Purchase Price will be reduced by the Title Defect Amount of such Title Defect; provided, however, that any downward adjustments made pursuant to clause (2) of this sentence shall be made and accounted for at the time of the final calculation of the Adjusted Purchase Price pursuant to Section 10.4.  An election by Sellers to attempt to cure a Title Defect shall be without prejudice to their rights under Section 4.4 and shall not constitute an admission against interest or a waiver of Sellers’ rights to dispute the existence, nature or value of, or cost to cure, the alleged Title Defect or the adequacy of any Title Defect Notice or any curative action.  No reduction shall be made to the Unadjusted Purchase Price to the extent Sellers have cured any asserted Title Defect.  To the extent Sellers partially cure any asserted Title Defect, any reduction to the Unadjusted Purchase Price shall equal the portion of the Title Defect Amount relating to the uncured portion of the subject Title Defect.

(c)The “Title Defect Amount” resulting from a Title Defect shall be the amount by which the Allocated Values of the adversely affected Title Defect Properties are reduced as a result of the existence of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i)if Purchaser and Sellers agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)if the Title Defect is a lien, encumbrance or other charge that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from Sellers’ interest in the affected Title Defect Property;

(iii)with respect to any Well, if the Title Defect reflects a discrepancy between (A) Sellers’ actual Net Revenue Interest for the affected Well and (B) the Net Revenue Interest stated in Exhibit A-2 for such Well, and there is a corresponding proportionate decrease in the Working Interest for such Well below that stated in Exhibit A-2 for such Well, then the Title Defect Amount shall be an amount equal to the product of the Allocated Value of such Well multiplied by a fraction, the numerator of which is the amount of the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated in Exhibit A-2 for such Well; provided, however, that with respect to any discrepancy in a Reversionary Net Revenue Interest, the Title Defect Amount shall be appropriately adjusted to reflect the likely economic effect of the asserted Title Defect over the life of the affected Well;

(iv)with respect to any Unit or Undeveloped Lease, if the Title Defect represents a discrepancy between (A) Sellers’ actual Net Acres for the affected Unit or Undeveloped Lease and (B) the Net Acres stated on Exhibit A-8 or A-3, as applicable for such Unit or Undeveloped Lease, then the Title Defect Amount shall be an amount equal to the product of the Allocated Value of such Unit or Undeveloped Lease multiplied by a fraction, the numerator of which is the amount of such Net Acre decrease and the denominator of which is the Net Acres stated in Exhibit A-8 or A-3, as applicable, for such Unit or Undeveloped Lease;

(v)with respect to any Undeveloped Lease, if the Title Defect is based on Sellers’ having an actual Net Revenue Interest in such Undeveloped Lease less than the Net Revenue Interest Floor (or the Net Revenue Interest set forth on Exhibit A-3 for such Lease, as the case may be), then the Title Defect Amount shall be an amount equal to the product of Allocated Value of such Undeveloped Lease multiplied by a fraction, the numerator of which is the amount by which the Net Revenue Interest Floor (or the Net Revenue Interest set forth on Exhibit A-3 for such Lease, as the case may be) exceeds such actual Net Revenue Interest and the denominator of which is the Net Revenue Interest Floor (or the Net Revenue Interest set forth on Exhibit A-3 for such Lease, as the case may be);

(vi)if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in clauses (i), (ii), (iii), (iv) or (v) above, the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property adversely affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the likelihood and timing of potential capital expenditures over the life of the Title Defect Property, the values placed upon the asserted Title Defect by Purchaser and Sellers and such other factors as are necessary to make a proper evaluation;

(vii)the Title Defect Amount with respect to a Title Defect shall be determined without duplication of any costs or losses included in any other Title Defect Amount hereunder or of any amounts for which Purchaser otherwise receives credit in the calculation of the Adjusted Purchase Price and shall be calculated in a manner that is net to Sellers’ interest in the applicable Title Defect Property; and

(viii)notwithstanding anything to the contrary in this Article 4 or any instrument or undertaking delivered pursuant hereto (except in the case of Title Defect Amount(s) under Section 4.2(c)(ii) attributable to Title Defects arising from clause (g) of the definition of Defensible Title), the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property.

(d)If Sellers and Purchaser cannot reach an agreement on alleged Title Defects and Title Defect Amounts by (i) the Closing Date or (ii) solely with respect to any disputes over the adequacy of Sellers’ post-Closing Date curative work, the end of the Post-Closing Cure Period, the provisions of Section 4.4 shall apply.

(e)The Parties acknowledge that the Leases set forth on Exhibit A-1 and Exhibit A-3 are divided into tracts.  Exhibit A-3 sets forth a separate Allocated Value for each subdivision of each Undeveloped Lease.  Reference to the term “Lease” throughout this Agreement will be interpreted to refer to each subdivision of a Lease reflected as a separate line item on Exhibit A-1 and Exhibit A-3, regardless of whether any particular line item represents an entire Lease or only a particular tract of such Lease.  By way of example only, if an Undeveloped Lease is subdivided into four tracts, then Exhibit A-1 and Exhibit A-3 will identify all the subdivisions of such Undeveloped Lease using four separate line items.  If such Undeveloped Lease is affected by a Title Defect, the “Title Defect Property” will be the specific tracts affected, not necessarily the entire Undeveloped Lease.

(f)Exhibit A-8 identifies, in part, Sellers’ interest in the existing Units and the Leases included within each existing Unit. Following the Execution Date, upon request, Sellers will use reasonable efforts to assist Purchaser in identifying the specific number of Net Acres contributed by each Lease to each Unit.

Section 4.3Title Benefits

.

(a)Sellers have the right, but not the obligation, to deliver to Purchaser prior to the Closing Date a notice (a “Title Benefit Notice”) in writing that includes (i) a description of, and a reasonable explanation of Sellers’ basis for, the alleged Title Benefit, (ii) identification of each Well or Undeveloped Lease affected by such Title Benefit (each a “Title Benefit Property”), (iii) the Allocated Value of each Title Benefit Property, (iv) all documents in Sellers’ possession or control upon which Sellers rely for their assertion of a Title Benefit or references to such documents to the extent the documents are in Purchaser’s possession, including, at a minimum, supporting documents available to Sellers to the extent reasonably necessary for Purchaser to verify the existence of the alleged Title Benefit and (v) the amount by which Sellers reasonably believe the Allocated Value of each Title Benefit Property is increased by such Title Benefit and the computations therefor. To be valid, each Title Benefit Notice must be substantially in compliance with each of the requirements of the foregoing sentence.

(b)With respect to each Title Benefit Property affected by Title Benefits reported under Section 4.3(a), any reduction to the Unadjusted Purchase Price pursuant to Section 4.2 or Section 4.4 for a Title Defect will be offset by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for the Title Benefit Properties affected by such Title Defect, as determined pursuant to Section 4.3(c).  Any such offset shall be made and accounted for in the final calculation of the Adjusted Purchase Price pursuant to Section 10.4.  For the avoidance of doubt, the Unadjusted Purchase Price may be adjusted for any Title Benefits only as an offset to any Unadjusted Purchase Price adjustments for Title Defects.

(c)The Title Benefit Amount for any Title Benefit shall be calculated using methodology substantially similar to the methodology used to calculate Title Defect Amounts pursuant to Section 4.2(c) (mutatis mutandis), with such adjustments as are necessary to permit the Parties to use such calculations and methodologies to determine the amount by which the Allocated Value of the affected Title Benefit Property is increased as a result of the existence of such Title Benefit.

(d)If Sellers and Purchaser cannot reach an agreement on alleged Title Benefits and Title Benefit Amounts by the Closing, the provisions of Section 4.4 shall apply.

Section 4.4Title Disputes

.

(a)Sellers and Purchaser shall attempt to agree on all asserted Title Defects/Title Benefits and Title Defect Amounts/Title Benefit Amounts (including, in each case, the adequacy of notices thereof or any curative actions with respect thereto) prior to the Closing Date.  If, by (i) the Closing Date or (ii) solely with respect to any disputes over the adequacy of Sellers’ post-Closing Date curative work, the end of the Post-Closing Cure Period, Sellers and Purchaser are unable to agree on an alleged Title Defect/Title Benefit or Title Defect Amount/Title Benefit Amount, including the adequacy of any notice thereof or any curative actions with respect thereto (the “Disputed Title Matters”) such disputes, and only such disputes, shall be exclusively and finally resolved in accordance with the following provisions of this Section 4.4.  Any Asset subject to a Disputed Title Matter shall be conveyed to Purchaser at the Closing, and a cash amount equal to the alleged Title Defect Amounts/Title Benefit Amounts shall be placed in escrow with the Escrow Agent, and any adjustments to the Unadjusted Purchase Price resulting from the expert determination shall be reflected in the final calculation of the Adjusted Purchase Price pursuant to Section 10.4.  Any initiation of an expert determination of any Disputed Title Matter shall be in accordance only with the following subsections (b) through (k).

(b)No later than ten Business Days following the (i) the Closing Date or (ii) solely with respect to any disputes over the adequacy of Sellers’ post-Closing Date curative work, the end of the Post-Closing Cure Period, either Party may submit any Disputed Title Matter to expert determination pursuant to this Section 4.4 by written notice to the other Party, together with all reasonably supporting documentation in its possession or control regarding such Disputed Title Matter.  If a Party does not submit a notice of expert determination to the other Party in accordance with this Section 4.4(b), such Party shall be deemed to have waived all such Disputed Title Matters, which shall be deemed conclusively resolved in accordance with the Title Defect Notice or Title Benefit Notice or subsequent correspondence between the Parties.

(c)By not later than ten Business Days after a Party’s receipt of a written description of any Disputed Title Matters, such Party shall provide to the initiating Party a written response setting forth its position with respect to such Disputed Title Matters, together with all reasonably supporting documentation in its possession or control.

(d)There shall be a single title expert (the “Title Expert”), who shall be an attorney with at least 15 years of experience examining oil and gas titles in the region of Texas in which the Assets are located.  Within two Business Days following the initiating Party’s receipt of the other Party’s response as described in Section 4.4(c), Sellers and Purchaser shall each exchange lists of three acceptable, qualified title experts, and shall certify that each potential title expert set forth on its list has not, and such title expert’s firm has not, represented the certifying Party or any of its Affiliates within the previous two years.  Within two Business Days following the exchange of lists of acceptable title experts, Sellers and Purchaser shall select by mutual agreement the Title Expert from their original lists of three acceptable title experts.  If no such agreement is reached, the Houston office of the American Arbitration Association shall select a title expert from the original lists provided by Sellers and Purchaser to serve as the Title Expert.

(e)Within two Business Days following the selection and engagement of the Title Expert, the Parties shall submit to the Title Expert one copy of (i) this Agreement, with specific reference to this Section 4.4, the other applicable provisions of this Article 4 and any defined terms in Appendix A relevant to this Article 4, (ii) the initiating Party’s written description of the Disputed Title Matters provided pursuant to Section 4.4(b), together with the supporting documents that were provided to the other Party and (iii) the other Party’s written response to the initiating Party’s written description of the Disputed Title Matters provided pursuant to Section 4.4(c), together with the supporting documents that were provided to the initiating Party.  The Title Expert shall resolve the Disputed Title Matters based only on the foregoing submissions.  Neither Purchaser nor Sellers shall have the right to submit additional documentation to the Title Expert or to demand discovery on the other Party.

(f)The Title Expert, once appointed, shall have no ex parte communications with any Party concerning the determination required hereunder.  All communications between any Party and the Title Expert shall be conducted in writing, with copies sent simultaneously to the other Parties in the same manner, or at a meeting in Houston, Texas, to which the representatives of all Parties have been invited and of which such Parties have been provided at least five days’ written notice.

(g)The Parties will instruct the Title Expert to make his determination by written decision within 15 Business Days following submission of the Disputed Title Matters to the Title Expert pursuant to Section 4.4(e), which shall be final and binding upon the Parties, without right of appeal.  In making the determination, the Title Expert shall be bound by the rules set forth in this Article 4.  The Title Expert may consult with and engage disinterested Third Parties to advise the Title Expert but shall disclose to the Parties the identities of any such consultants.  Any such consultant shall not have worked as an employee of or consultant for either Party or its Affiliates during the two-year period preceding the expert determination and shall not have any financial interest in the dispute.  The written finding of the Title Expert will set forth the Title Expert’s finding, if applicable, as to (A) whether the subject Title Defect exists or has been cured and, subject to the following sentence, the resulting Title Defect Amount, (B) the existence of the asserted Title Benefit and, subject to the following sentence, corresponding Title Benefit Amount, (C) the deficiencies in any notice of the foregoing and the specific supplemental information that, if provided, would cause such notice to be in compliance with the terms of Section 4.2(a), and/or (D) the adequacy of any title curative action, including any such additional curative actions necessary to cure properly any asserted Title Defect, as applicable, in each case, including the Title Expert’s rationale for the determination.  With respect to a Title Defect Amount or Title Benefit Amount, the Title Expert shall be limited to awarding only the final amount proposed by either Party in its submissions provided pursuant to Section 4.4(e).  The Title Expert shall make a separate and independent determination with respect to each Disputed Title Matter submitted and shall provide a detailed written finding supporting such determination.  For the avoidance of doubt, the submission of a Disputed Title Matter for interim determination (e.g., a determination about the adequacy of a Title Defect Notice) shall not prohibit any Party from subsequently disputing the existence of an asserted Title Defect or Title Benefit, the corresponding Title Defect Amount or Title Benefit Amount or the adequacy of any curative actions taken with respect to an asserted Title Defect, unless the Title Expert has already made a determination with respect to such matters.

(h)The Title Expert shall act as an expert for the limited purpose of determining the specific disputed Title Defects or Title Benefits and shall not be empowered to award Damages, interest or penalties to either Party with respect to any matter.

(i)Each Party shall bear its own legal fees and other costs of preparing and presenting its case. The costs of the Title Expert shall be borne (i) by Sellers in a ratio equal to a fraction, the numerator of which is the aggregate amount awarded by the Title Expert in favor of Purchaser, and the denominator of which is the aggregate amount of the Title Defects Amounts submitted for determination to the Title Expert, and (ii) the remainder by Purchaser.

(j)Subject to the Defect Threshold and the Aggregate Defect Deductible, any amounts determined to be owed by either Party shall be accounted for in the final determination of the Adjusted Purchase Price pursuant to Section 10.4 and Sellers and Purchaser shall deliver documentation to the Escrow Agent required to release the amounts determined by the Title Expert to be owed to either Party.  Any alleged Title Defects/Title Benefits determined not to be Title Defects/Title Benefits under the decision of the Title Expert shall be final and binding as not being Title Defects/Title Benefits, and any such decision of the Title Expert shall be enforceable by either Party in any court of competent jurisdiction.

(k)Any dispute over the interpretation or application of this Section 4.4 shall be decided by the Title Expert with reference to the Laws of the State of Texas.  The Parties intend that the procedures set forth in this Section 4.4 shall not constitute or be handled as arbitration proceedings under the Federal Arbitration Act or any applicable state arbitration act and that the provisions of this Section 4.4 shall be specifically enforceable.

Section 4.5Limitations on Applicability

.

(a)This Article 4, the special warranty of title provided in the Conveyances and Section 12.2(b)(iv) for breaches by Sellers of the Specified Representations shall comprise, subject to the limitations set forth in this Agreement, the exclusive rights and remedies of Purchaser with respect to Title Defects.

(b)Notwithstanding anything to the contrary in this Agreement, in no event shall there be any adjustments to the Unadjusted Purchase Price or other remedies available in respect of Title Defects under this Article 4 unless the sum of (i) all such Title Defect Amounts that exceed the Defect Threshold and (ii) all Remediation Amounts for Adverse Environmental Conditions that exceed the Defect Threshold exceeds the Aggregate Defect Deductible, beyond which point, Purchaser shall be entitled to adjustments to the Unadjusted Purchase Price or other remedies elected by Sellers in accordance with this Article 4 only to the extent that the sum of such Title Defect Amounts and such Remediation Amounts exceeds the Aggregate Defect Deductible.

(c)In the event (i) Purchaser is entitled to a remedy pursuant to clause (b) above and such remedy is that a Property is removed from this transaction or not transferred to Purchaser or (ii) a Property is removed from this transaction or not transferred to Purchaser pursuant to Section 4.6(b), Section 4.6(c) or Section 8.1(a), the Allocated Value of any such removed Property shall not be included in the Aggregate Defect Deductible.

(d)The Parties acknowledge and agree that a Title Defect may affect multiple Properties and in such event the Parties acknowledge and agree, for the avoidance of doubt, that if the Title Defect Amount associated therewith (which shall be the aggregate reduction in Allocated Value of all affected Properties) exceeds the Defect Threshold then, subject to the Aggregate Defect Deductible, Purchaser shall be entitled to the remedies provided in this Article 4.

(e)Notwithstanding anything to the contrary herein or in the Northstars Purchase and Sale Agreement, in the event a Title Defect hereunder additionally constitutes a Title Defect under the Northstars Purchase and Sale Agreement, then, for such Title Defect, the “Defect Threshold” referenced in Section 4.5(b) of this Agreement shall be equal to $60,000.00 and the “Defect Threshold” in Section 4.5(b) of the Northstars Purchase and Sale Agreement shall be equal to $15,000.00.

Section 4.6Consents to Assignment and Preferential Rights to Purchase

.

(a)As soon as reasonably practicable following the Execution Date but in any event no later than ten Business Days following the Execution Date, Sellers shall send (i) notice to the holder of any consent to assignment or similar approval necessary for the Parties to complete the transactions as contemplated hereby that will be triggered by the consummation of the transactions contemplated by this Agreement (including any Required Consents but excluding the Customary Post-Closing Consents), requesting consents to the Conveyances and (ii) notice to any Third Party holder of any Preferential Right to Purchase  that is triggered by the transactions contemplated by this Agreement (each notice to be in form and substance reasonably acceptable to Purchaser), requesting waiver of such Preferential Right to Purchase, in each case, in accordance with the contractual requirements pertaining to each consent to assignment, approval right and Preferential Right to Purchase.  Any such Preferential Right to Purchase must be exercised subject to all terms and conditions set forth in this Agreement, including the successful Closing pursuant to Article 10 as to those Assets for which such Preferential Right to Purchase has not been exercised.  The consideration payable under this Agreement for any particular Asset for purposes of Preferential Right to Purchase notices shall be the Allocated Value for such Asset, subject to adjustment as described in Section 3.4.  Sellers shall use commercially reasonable efforts to obtain such consents and approvals and waivers of such Preferential Rights to Purchase (or the exercise thereof) prior to the Closing; provided, however, that Sellers shall not be required to (i) make payments or (ii) remain liable for (post-closing) or undertake obligations to or for the benefit of the holders of such rights in order to obtain any such consent, approval or waiver.  Purchaser shall reasonably cooperate with Sellers in seeking to obtain such consents and approvals and waivers of Preferential Rights to Purchase, which cooperation will include providing evidence of creditworthiness.  Subject to clauses (b) and (c) below, if Sellers are unable to obtain such consents, approvals or waivers by the Closing Date, Sellers shall have no further obligation to seek to obtain such consents, approvals or waivers after the Closing.

(b)Required Consents.

(i)If any Contract or Surface Agreement is subject to a Required Consent and such Required Consent has not been obtained prior to the Closing or is subject to a Soft Consent and such Soft Consent is denied in writing (and the holder gives a reason for such denial in writing) prior to the Closing (such Required Consents and Soft Consents, the “Unobtained Contract Consents”), (A) such Contract or Surface Agreement, as applicable will be excluded from the Assets conveyed at the Closing and will be treated as an Excluded Asset, and (B) Purchaser may request that Sellers execute and deliver such instruments and take such other actions as Purchaser may reasonably request to carry out the intent of this Agreement and the transfer of any Property and its related Assets related to such Contract or Surface Agreement, as applicable, including, to the extent reasonably practicable, the execution of back-to-back agreements to effect the transfer to Purchaser of the benefits to and burdens on Sellers under the Contract or Surface Agreement subject to such Unobtained Contract Consent; provided, however, that entering into such back-to-back agreements does not: (x) expressly result in a breach of the Contract or Surface Agreement subject to such Unobtained Contract Consent, (y) result in a violation of Law by Sellers or (z) impose a burden on Sellers that is materially disproportionate to the benefit received by Purchaser under the Contract or Surface Agreement subject to such Unobtained Contract Consent (such arrangements, the “Back-to-Back Arrangements”). Sellers’ obligation to perform Back-to-Back Arrangements with respect to any Contract or Surface Agreement pursuant to this Section 4.6(b)(i) will terminate upon the earlier of (x) the Cut-off Date, (y) the date that the Unobtained Contract Consent with respect to such Contract or Surface Agreement is obtained and (z) the date Purchaser notifies Sellers that it has made alternative arrangements that vitiate the need for such Contract or Surface Agreement, which notice shall be provided by Purchaser as soon as practicable after such alternative arrangements are made (provided that such Contract or Surface Agreement does not prohibit such alternative arrangement).  If Purchaser is assigned the Property or Properties to which such Contract or Surface Agreement relates, but such Contract or Surface Agreement is not transferred to Purchaser pursuant to the terms of this Section 4.6(b)(i), Sellers shall continue after the Closing to use commercially reasonable efforts to obtain any Unobtained Contract Consents that have not been affirmatively denied so that such Contract or Surface Agreement can be transferred to Purchaser; provided, however, that if Sellers are unable to obtain such Unobtained Contract Consent by the Cut-off Date, Sellers shall have no further obligation to seek to obtain such Unobtained Contract Consent and, at Purchaser’s election, unless the affected Contract is a midstream or marketing Contract, the affected Contract or Surface Agreement shall be assigned to Purchaser by Sellers.  For the avoidance of doubt, any Damages arising from or relating to any such assignment shall be Assumed Purchaser Obligations and not Retained Seller Obligations.  If Purchaser does not so elect, the affected Contract or Surface Agreement shall be deemed an Excluded Asset under this Agreement for all purposes.

(ii)If any Lease is subject to a Required Consent and such Required Consent has not been obtained prior to the Closing or is subject to a Soft Consent and such Soft Consent is denied in writing (and the holder gives a reason for such denial in writing) prior to the Closing (such Required Consents and Soft Consents, the “Unobtained Lease Consents”), then, in each case, (i) the affected Lease and the Assets directly associated with the Lease shall be excluded from the Assets conveyed at the Closing and shall be deemed to be Excluded Assets and (ii) the Unadjusted Purchase Price shall be reduced by the Allocated Value of such excluded Lease and directly associated Assets, if any.  If such Unobtained Lease Consent is subsequently obtained prior to the Cut-off Date, then Sellers shall notify Purchaser and an additional Closing shall be held within five Business Days following receipt of such consent at which (A) Sellers shall sell, assign and convey the affected Lease and related Assets that were excluded at Closing to Purchaser pursuant to the terms of this Agreement (using the form of Conveyance) and

(B) Purchaser shall pay to Sellers an amount equal to the Allocated Value of such Assets, adjusted (mutatis mutandis) in accordance with Section 3.4.  In the event of such assignment, the term “Closing Date” with respect to any such Assets shall mean the date of assignment of such Assets from Sellers to Purchaser.  If such Unobtained Lease Consent is not obtained by the Cut-off Date, Sellers shall have no further obligation to seek to obtain such Unobtained Lease Consent and, at Purchaser’s election, an additional Closing shall be held within five Business Days following such election at which (A) Sellers shall sell, assign and convey the affected Lease and its directly associated Assets that were excluded at the Closing to Purchaser pursuant to the terms of this Agreement (using the form of Conveyance) and (B) Purchaser shall pay to Sellers an amount equal to the Allocated Value of such Assets, adjusted (mutatis mutandis) in accordance with Section 3.4.  For the avoidance of doubt, any Damages arising from or relating to any such assignment shall be Assumed Purchaser Obligations and not Retained Seller Obligations.  If Purchaser does not so elect, the affected Lease and its directly associated Assets shall be deemed an Excluded Asset under this Agreement for all purposes.

(iii)For purposes of this Section 4.6(b), a Required Consent shall be deemed obtained if the Person holding the Required Consent grants consent or is deemed to have consented pursuant to the terms of the document in which the Required Consent is contained.  For the avoidance of doubt, if Sellers do not obtain consent from the holder of any Soft Consent, then, except for those Soft Consents constituting Unobtained Contract Consents or Unobtained Lease Consents, the underlying Asset shall be conveyed to Purchaser at Closing and Sellers shall not be liable for failure to obtain such Soft Consent.

(c)Preferential Rights to Purchase.

(i)If, prior to the Closing, the holder of a Preferential Right to Purchase that will be triggered by the consummation of the transactions contemplated by this Agreement (A) notifies Sellers that it intends to exercise its Preferential Right to Purchase or (B) has failed to exercise or waive its Preferential Right to Purchase, and the time for such exercise or waiver has not yet expired, (i) the Unadjusted Purchase Price shall be decreased by the Allocated Value for such Asset and (ii) the affected Asset shall be excluded from the Assets conveyed at the Closing and shall be deemed an Excluded Asset under this Agreement for all purposes.  In such case, Sellers shall retain the consideration paid by the holder of such Preferential Right to Purchase and shall have no further obligation with respect to the affected Asset under this Agreement.

(ii)If, on the Closing Date, any holder of a Preferential Right to Purchase triggered by the consummation of the transactions contemplated by this Agreement has failed to exercise or waive its Preferential Right to Purchase as to any portion of the Assets and the time for such exercise or waiver has expired, the affected Assets shall be transferred to Purchaser at the Closing.

(iii)If, following the Closing but prior to the date that is 90 days following the Closing, the holder of a Preferential Right to Purchase triggered by the consummation of the transactions contemplated by this Agreement (A) who exercised such right fails to consummate the purchase in accordance with the applicable agreement or (B) fails to exercise or waive such right and the time for such exercise or waiver has expired, in each case, Sellers shall notify

Purchaser and an additional Closing shall be held within five Business Days following such failure at which (A) Sellers shall sell, assign and convey the affected Assets to Purchaser pursuant to the terms of this Agreement (using the form of Conveyance) and (B) Purchaser shall pay to Sellers an amount equal to the Allocated Value of such Assets, adjusted (mutatis mutandis) in accordance with Section 3.4.  In the event of such assignment, the term “Closing Date” with respect to any such Assets shall mean the date of assignment of such Assets from Sellers to Purchaser.  Following the date that is 90 days following the Closing, Sellers shall have no further obligation to sell and convey any Assets subject to a Preferential Right to Purchase triggered by the transactions contemplated by this Agreement which have not yet been conveyed to Purchaser pursuant to this Section 4.6(c), and Purchaser shall have no further obligation to accept and pay for such Assets, and such Assets shall be deemed Excluded Assets under this Agreement for all purposes.

(iv)If the Parties inadvertently close on any Asset burdened by a Preferential Right to Purchase that is triggered by the consummation of the transactions contemplated by this Agreement, either (A) without having provided the required notification to the holder of such Preferential Right to Purchase or (B) without such holder having waived such Preferential Right to Purchase or the time period for the exercise of such Preferential Right to Purchase having expired, and, after the Closing, the holder of such Preferential Right to Purchase successfully exercises such Preferential Right to Purchase, then Purchaser shall convey such Asset directly to the holder of such Preferential Right to Purchase and shall be entitled to retain all proceeds paid for the affected Asset by the holder of the Preferential Right to Purchase.

(d)Customary Post-Closing Consents.  Purchaser, within 30 days after the Closing, shall file for approval with the applicable Governmental Bodies all assignment documents and other state transfer documents required to effectuate the transfer of the Assets.  Purchaser further agrees promptly after the Closing to take all other actions reasonably required of it by Governmental Bodies having jurisdiction to obtain all requisite regulatory approvals with respect to this transaction, and to use its reasonable commercial efforts to obtain the approval by such Governmental Bodies, as applicable, of Sellers’ assignment documents requiring approval from such Governmental Body in order for Purchaser to be recognized by such Governmental Body as the owner of the Assets.  Sellers shall provide Purchaser with the resignation and designation of operator instruments, and Purchaser shall provide Sellers with approved copies of the assignment documents and other state transfer documents within ten Business Days of the receipt of such items by Purchaser.

Section 4.7Casualty Loss or Condemnation

.

(a)If, after the Execution Date but prior to the Closing Date, any portion of the Assets is affected by Casualty Losses and the Damages as a result of such Casualty Losses exceed, in the aggregate, $1,500,000.00, Purchaser shall nevertheless be required to close, subject to Section 9.2(f), and the Sellers whose Assets are affected by such Casualty Losses shall elect by written notice to Purchaser prior to the Closing to (i) cause the Assets adversely affected by such Casualty Losses to be repaired or restored to at least their condition prior to such Casualty Losses, at the affected Sellers’ (or Seller’s) sole cost and expense, as promptly as reasonably practicable, (ii) indemnify Purchaser against any costs or expenses that Purchaser reasonably incurs to repair or restore the Assets subject to any such Casualty Losses to the condition such Assets were in prior to such Casualty Losses, provided that Purchaser has consented to accept such indemnity or (iii) make an appropriate monetary adjustment to the Unadjusted Purchase Price reflecting the cost to repair or restore the Assets adversely effected by such Casualty Losses to at least their condition prior to such Casualty Losses, or if such Casualty Losses are not capable of being repaired or restored, then the “reduction in value” caused by such Casualty Losses; provided, however, that such “reduction in value” shall not exceed any amount mutually agreed upon by the Parties as the reasonable cost of repair; provided further, that in no event will any calculation of Damages, cost of repair or reduction in value hereunder take into account any loss of production or changes in production as a result of such Casualty Loss, through an emergency shut-in or otherwise.  Notwithstanding the foregoing, Purchaser shall only be entitled to a remedy in respect of Casualty Losses pursuant to the foregoing sentence to the extent, and only to the extent, such Casualty Losses exceed $1,500,000.00; provided, however, that with respect to any portion of such Casualty Losses that does not exceed $1,500,000.00, Purchaser shall be entitled to all sums paid to Sellers by Third Parties by reason of such Casualty Losses and all of Sellers’ right, title and interest (if any) in unpaid awards, condemnation payments, rights to insurance and other rights and claims against Third Parties (other than Persons within the Seller Group) arising out of such Casualty Losses.

(b)If, after the Execution Date but prior to the Closing Date, any portion of the Assets is taken in condemnation or under right of eminent domain by any Governmental Body, (i) the affected Asset shall be excluded from the Assets conveyed at the Closing and shall be deemed an Excluded Asset and (ii) the Unadjusted Purchase Price shall be decreased by the Allocated Value for such Asset.  If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any portion of the Assets after the Execution Date, but no taking of such Asset occurs prior to the Closing Date, Sellers shall, at the Closing, sell, assign and convey to Purchaser, or subrogate Purchaser to Sellers’ right, title and interest (if any) in such taking, including any insurance claims, unpaid awards and other rights against Third Parties (other than claims against Persons within the Seller Group) arising out of the taking, insofar as they are attributable to the Assets (or portions thereof) threatened to be taken.

ARTICLE 5
ENVIRONMENTAL MATTERS

Section 5.1Adverse Environmental Conditions

.

(a)To assert a claim of an Adverse Environmental Condition, Purchaser must deliver a claim notice to Sellers (each, an “Environmental Condition Notice”) at or prior to 5:00 p.m. Central Time on the Defect Claim Date.  To be valid, each Environmental Condition Notice shall be in writing and shall include (i) a description of, and a reasonable explanation of Purchaser’s basis for, the alleged Adverse Environmental Condition, including a description of any standards that Purchaser asserts must be met to comply with Environmental Laws, (ii) identification of each Asset adversely affected by the Adverse Environmental Condition (each, an “Environmental Defect Property”), (iii) the Allocated Value of each Environmental Defect Property, (iv) all documents in Purchaser’s possession or control upon which Purchaser relies for its assertion of an Adverse Environmental Condition, including, at a minimum, supporting documents available to Purchaser to the extent reasonably necessary for Sellers to verify the existence of the alleged Adverse Environmental Condition, and (v) the Remediation Amount that

Purchaser asserts is attributable to such alleged Adverse Environmental Condition and the computations therefor. To be valid, each Environmental Condition Notice must be substantially in compliance with each of the requirements of the foregoing sentence. For the avoidance of doubt, Purchaser may not assert any Adverse Environmental Condition to the extent constituting a Disclosed Environmental Condition, which are set forth on Schedule 5.1.  Notwithstanding any other provision of this Agreement to the contrary, but without limitation of Purchaser’s rights and remedies pursuant to Section 12.2(b)(iv) for breaches of the representations and warranties of Sellers in Section 6.21, Purchaser will be deemed to have waived its right to assert any Adverse Environmental Conditions for which an Environmental Condition Notice in substantial compliance with each of the requirements set forth in Section 5.1(a)(i) – (v) above has not been delivered on or before the Defect Claim Date.

(b)Remedies.  To the extent Purchaser delivers any valid Environmental Condition Notice in accordance with Section 5.1(a) prior to the Defect Claim Date, then, subject to the Defect Threshold and Aggregate Defect Deductible, Sellers may, on or before the end of the Remedy Period, elect any of the following remedies:

(i)Notify Purchaser that they intend to Remediate such Adverse Environmental Condition and undertake such Remediation, which Remediation work may extend to the end of the Post-Closing Cure Period under a mutually agreeable form of access agreement containing reciprocal forms of the applicable terms binding upon Purchaser in Section 8.1, in which case Sellers shall retain such Environmental Defect Property (including any directly associated Assets) at the Closing, and the Unadjusted Purchase Price will be reduced by the Allocated Value (if any) of such Environmental Defect Property and any other directly associated Assets so retained;

(ii)Notify Purchaser that they do not intend to Remediate such Adverse Environmental Condition, in which case the Unadjusted Purchase Price shall be reduced by the Remediation Amount, as agreed upon by the Parties or determined by the Environmental Expert, attributable to such Environmental Defect; or

(iii)To the extent the alleged Remediation Amount exceeds $500,000.00, retain such Environmental Defect Property (including any directly associated Assets) or the portion thereof subject to the Adverse Environmental Condition (at which point such Environmental Defect Property (including any directly associated Assets) or portion so retained will become an Excluded Asset), and reduce the Unadjusted Purchase Price by an amount equal to the Allocated Value, if any, of such Environmental Defect Property, or portion thereof, and any other directly associated Assets so retained;

provided, however, that if Sellers fail to elect a remedy prior to the end of the Remedy Period, Sellers shall be deemed to have elected the remedy described in Section 5.1(b)(i); provided further that in the case of Seller’s election of the remedy described in Section 5.1(b)(ii), the applicable Environmental Defect Properties shall be conveyed to Purchaser at the Closing in accordance with the terms of this Agreement and, subject to the Defect Threshold and the Aggregate Defect Deductible, the Unadjusted Purchase Price shall be reduced by the Remediation Amount of such Adverse Environmental Condition.  In the event that Sellers have elected the remedy in Section 5.1(b)(i) and (i) such Adverse Environmental Condition is

Remediated at or prior to the expiration of the Post-Closing Cure Period, within five Business days after such completion, Sellers shall convey the affected Environmental Defect Property (and its directly associated Assets) to Purchaser pursuant to the terms of this Agreement (using the form of Conveyance) and Purchaser will pay to Sellers an amount equal to the Allocated Value of such Assets, adjusted (mutatis mutandis) in accordance with Section 3.4 or (ii) such Adverse Environmental Condition is not fully Remediated prior to the expiration of the Post-Closing Cure Period, then within five Business days after such expiration, Sellers shall elect to either (A) convey the Environmental Defect Property to Purchaser (in accordance with the provisions of clause (i) of this sentence, except that Purchaser shall pay Sellers an amount for such Assets equal to their Allocated Value less the remaining Remediation Amount or, if the remaining Remediation Amount is greater than the adjusted Allocated Value of such Assets, Sellers shall pay Purchaser the amount of such excess) or (B) to the extent the remaining Remediation Amount asserted by Purchaser is greater than $500,000.00, retain such Environmental Defect Property and its directly associated Assets permanently.  An election by Sellers to attempt to Remediate an Adverse Environmental Condition shall be without prejudice to their rights under Section 5.2 and shall not constitute an admission against interest or a waiver of Sellers’ right to dispute the existence, nature or value of, or cost to Remediate, the alleged Adverse Environmental Condition or the adequacy of any Environmental Condition Notice or any curative action.

(c)If Sellers select the remedy in Section 5.1(b)(i) or Section 5.1(b)(ii) and Purchaser waives such Adverse Environmental Condition or Sellers fail to Remediate and the Unadjusted Purchase Price is adjusted for such Adverse Environmental Condition, then in each case Purchaser shall be deemed to have assumed responsibility for Remediation of such Adverse Environmental Condition and such Adverse Environmental Condition and all liabilities with respect thereto shall be deemed to constitute Assumed Purchaser Obligations.  With respect to any provision of this Article 5 that refers to any Remediation completed by Sellers, Sellers will be deemed to have adequately completed the Remediation upon mutual agreement of the Parties that the Remediation has been implemented to the extent necessary to comply with Environmental Laws applicable; provided, however, that if the Parties cannot reach an agreement, the issue of whether the Remediation is completed may be resolved by the dispute resolution procedures set forth in Section 5.2.  Without limitation of Purchaser’s rights and remedies pursuant to Section 12.2(b)(iv) for breaches of the representations and warranties of Sellers in Section 6.21, following the completion of any Remediation in accordance with this Section 5.1(c), Purchaser shall have no further remedies against Sellers with respect to the Remediation of the applicable Adverse Environmental Condition or the corresponding Remediation Amount.

(d)Notwithstanding anything to the contrary herein, including this Article 5, in the event the Remediation Amount for an alleged Environmental Conditions exceeds $500,000.00, then Purchaser shall have the right to elect ((X) prior to Closing, if (i) the Parties have agreed on the Remediation Amount prior to Closing or (ii) Purchaser believes in good faith the Remediation Amount exceeds $500,000.00, or (Y) promptly following the Environmental Expert’s decision, if there is a related Disputed Environmental Matter) to exclude such Environmental Defect Property and its directly associated Assets from the transactions contemplated hereby; in which case Sellers shall retain such Environmental Defect Property (including any directly associated Assets) at the Closing, and the Unadjusted Purchase Price will be reduced by the Allocated Value (if any, and as adjusted hereunder) of such Environmental Defect Property and any other directly associated Assets so retained.  For the avoidance of doubt, Purchaser’s remedies under this Section 5.1(d) shall be subject to the Defect Threshold and the Aggregate Defect Deductible.

Section 5.2Adverse Environmental Condition Disputes

.

(a)Sellers and Purchaser shall attempt to agree on all asserted Adverse Environmental Conditions and Remediation Amounts prior to the Closing Date.  If, by (i) the Closing Date or (ii) solely with respect to any disputes over the adequacy of Sellers’ post-Closing Date Remediation work, the end of the Post-Closing Cure Period, Sellers and Purchaser are unable to agree on an alleged Adverse Environmental Condition, on the completion of Remediation or on an alleged Remediation Amount (including, in each case, the adequacy of notices thereof or any Remediation actions with respect thereto) (the “Disputed Environmental Matters”) such disputes, and only such disputes, shall be exclusively and finally resolved in accordance with the following provisions of this Section 5.2.  Any Asset subject to a Disputed Environmental Matter at the Closing shall be retained by Sellers at Closing and a cash amount equal to the Allocated Value of such Asset shall be placed in escrow with the Escrow Agent.  Any initiation of an expert determination of any Disputed Environmental Matter shall only be in accordance with the following provisions.

(b)No later than twenty Business Days following the (i) the Closing Date or (ii) solely with respect to any disputes over the adequacy of Sellers’ post-Closing Date Remediation work, the end of the Post-Closing Cure Period, either Party may submit any Disputed Environmental Matter to expert determination pursuant to this Section 5.2 by written notice to the other Party, together with all reasonably supporting documentation of such Disputed Environmental Matter.  If a Party does not submit a notice of expert determination to the other Party in accordance with this Section 5.2(b), such Party shall be deemed to have waived all such Disputed Environmental Matters, which shall be deemed conclusively resolved in accordance with the other Party’s written position in the Environmental Condition Notice or subsequent correspondence between the Parties.

(c)By not later than twenty Business Days after a Party’s receipt of a written description of any Disputed Environmental Matters, such Party shall provide to the initiating Party a written response setting forth its position with respect to such Disputed Environmental Matters, together with all reasonably supporting documentation.

(d)There shall be a single environmental expert (the “Environmental Expert”), who shall be an environmental consultant with at least ten years’ experience examining environmental matters involving oil and gas producing properties in the region in Texas in which the Assets are located.  Within two Business Days following the initiating Party’s receipt of the other Party’s response as described in Section 5.2(c), Sellers and Purchaser shall each exchange lists of three acceptable, qualified environmental experts, and shall certify that each potential environmental expert set forth on its list has not, and such environmental expert’s firm has not, represented the certifying Party or any of its Affiliates within the previous two years.  Within two Business Days following the exchange of lists of environmental experts, Sellers and Purchaser shall select by mutual agreement the Environmental Expert from their original lists of three acceptable environmental experts.  If no such agreement is reached, the Houston office of the American Arbitration Association shall select an environmental expert from the original lists provided by Sellers and Purchaser to serve as the Environmental Expert.

(e)Within two Business Days following the selection and engagement of the Environmental Expert, the Parties shall submit to the Environmental Expert one copy of (i) this Agreement, with specific reference to this Section 5.2, the other applicable provisions of this Article 5 and any defined terms in Appendix A relevant to this Article 5, (ii) the initiating Party’s written description of the Disputed Environmental Matters provided pursuant to Section 5.2(b), together with the supporting documents that were provided to the other Party and (iii) the other Party’s written response to the initiating party’s written description of the Disputed Environmental Matters, together with the supporting documents that were provided to the initiating Party.  The Environmental Expert shall resolve the Disputed Environmental Matters based only on the foregoing submissions.  Neither Purchaser nor Sellers shall have the right to submit additional documentation the Environmental Expert or to demand discovery on the other Party.

(f)The Environmental Expert, once appointed and engaged, shall have no ex parte communications with any Party concerning the determination required hereunder.  All communications between any Party and the Environmental Expert shall be conducted in writing, with copies sent simultaneously to the other Parties in the same manner, or at a meeting in Houston, Texas, to which the representatives of all Parties have been invited and of which such Parties have been provided at least five days’ written notice.

(g)The Parties will instruct the Environmental Expert to make his determination by written decision within 15 Business Days following submission of the Disputed Environmental Matters to the Environmental Expert, which shall be final and binding upon the Parties, without right of appeal and shall be enforceable by either Party in any court of competent jurisdiction.  In making the determination, the Environmental Expert shall be bound by the rules set forth in this Article 5. The Environmental Expert may consult with and engage disinterested Third Parties to advise the Environmental Expert but shall disclose to the Parties the identities of such consultants.  Any such consultant shall not have worked as an employee of or consultant for either Party or its Affiliates during the two-year period preceding the expert determination and shall not have any financial interest in the dispute.  The written finding of the Environmental Expert will set forth the Environmental Expert’s finding, if applicable, as to (A) whether the subject Adverse Environmental Condition exists or has been Remediated and, subject to the following sentence, the resulting Remediation Amount, (B) the deficiencies in any notice of the foregoing and the specific supplemental information that, if provided, would cause such notice to be in compliance with the terms of Section 5.1(a) and/or (C) the adequacy of any Remediation action, including any such additional Remediation actions necessary to Remediate properly any asserted Adverse Environmental Condition, as applicable, in each case, including the Environmental Expert’s rationale for the determination.  With respect to a Remediation Amount, the Environmental Expert shall be limited to awarding only the final amount proposed by either Party in its submissions provided pursuant to Section 5.2(e).  The Environmental Expert shall make a separate and independent determination with respect to each Disputed Environmental Matter submitted and shall provide a detailed written finding supporting such determination. For the avoidance of doubt, the submission of a Disputed Environmental Matter for interim determination (e.g., a determination about the adequacy of an Environmental Condition Notice) shall not prohibit any Party from subsequently disputing the existence of an asserted Adverse Environmental Condition, the Remediation Amount or the adequacy of any Remediation actions taken with respect to an asserted Adverse Environmental Condition unless the Environmental Expert has already made a determination with respect to such matters.

(h)The Environmental Expert shall act as an expert for the limited purpose of determining the specific disputed Adverse Environmental Conditions and shall not be empowered to award Damages, interest or penalties to either Party with respect to any matter.

(i)Each Party shall each bear its own legal fees and other costs of preparing and presenting its case.  The costs of the Environmental Expert shall be borne (i) by Sellers in a ratio equal to a fraction, the numerator of which is the aggregate Remediation Amounts awarded by the Environmental Expert in Purchaser’s favor, and the denominator of which is the aggregate amount of the associated Remediation Amounts submitted for determination to the Environmental Expert, and (ii) the remainder by Purchaser.

(j)After the Environmental Expert’s determination is delivered as set forth in Section 5.2(g), Sellers shall promptly elect whether (i) if the Remediation Amount exceeds $500,000.00, to retain the entirety of the Environmental Defect Property that is subject to such Disputed Environmental Matter, together with all associated Assets, and reduce the Unadjusted Purchase Price by the Allocated Value of such Environmental Defect Property and associated Assets (in which case such Environmental Defect Property and such associated Assets shall be deemed to be Excluded Assets hereunder) or (ii) to reduce the Unadjusted Purchase Price as set forth in the immediately following sentence, in which case, Sellers shall convey the affected Environmental Defect Property (and its directly associated Assets) to Purchaser pursuant to the terms of this Agreement (using the form of Conveyance).  Subject to the Defect Threshold and the Aggregate Defect Deductible, any amounts determined to be owed by either Party shall be accounted for in the final determination of the Adjusted Purchase Price pursuant to Section 10.4, and Sellers and Purchaser shall deliver documentation to the Escrow Agent required to release the amounts determined by the Environmental Expert to be owed to either Party.  Any alleged Adverse Environmental Conditions determined not to be Adverse Environmental Conditions under the decision of the Environmental Expert shall be final and binding as not being Adverse Environmental Conditions.

(k)Any dispute over the interpretation or application of this Section 5.2 shall be decided by the Environmental Expert with reference to the Laws of the State of Texas.  The Parties intend that the procedures set forth in this Section 5.2 shall not constitute or be handled as arbitration proceedings under the Federal Arbitration Act or any applicable state arbitration act, and that the provisions of this Section 5.2 shall be specifically enforceable.

Section 5.3Limitations on Applicability

.

(a)This Article 5 shall comprise, subject to Purchaser’s rights under this Agreement with respect to the representations and warranties set forth in Section 6.21 (and Section 12.2(b)(iv) for breaches thereof) and the limitations set forth in this Agreement, the exclusive rights and remedies of Purchaser with respect to Adverse Environmental Conditions or any other environmental matter with respect to any Asset.

(b)Notwithstanding anything to the contrary in this Agreement, in no event shall there be any adjustments to the Unadjusted Purchase Price or other remedies available in respect of Adverse Environmental Conditions under this Article 5 unless the sum of (i) all such Remediation Amounts that exceed the Defect Threshold and (ii) all such Title Defect Amounts that exceed the Defect Threshold exceeds the Aggregate Defect Deductible, after which point Purchaser shall be entitled to adjustments to the Unadjusted Purchase Price or other remedies elected by Sellers in accordance with this Article 5 only to the extent that the sum of such Remediation Amounts and such Title Defect Amounts exceeds the Aggregate Defect Deductible.

(c)In the event (i) Purchaser is entitled to a remedy pursuant to clause (b) above and such remedy is that a Property is removed from this transaction or not transferred to Purchaser or (ii) a Property is removed from this transaction or not transferred to Purchaser pursuant to Section 4.6(b), Section 4.6(c) or Section 8.1(a), the Allocated Value of any such removed Property shall not be included in the Aggregate Defect Deductible.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF SELLERS

Subject to the disclaimers and waivers contained in, and the other terms and conditions of, this Agreement, each Seller, severally and not jointly, represents and warrants to Purchaser as follows as of the Execution Date:

Section 6.1Organization and Power

.  Each Seller (a) is validly existing and in good standing under the Laws of its jurisdiction of organization and is duly qualified to do business in, and is in good standing in, the State of Texas, to the extent such qualification is required by applicable Law and (b) has all requisite power and authority to own, lease, operate and use the assets and properties currently owned, leased, operated and owned by it, including the Assets.

Section 6.2Authorization and Enforceability

.  Each Seller has the requisite power and authority to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by it as contemplated hereby and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Sellers at the Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate, partnership or limited liability action on the part of Sellers.  This Agreement has been duly executed and delivered by Sellers (and all documents required hereunder to be executed and delivered by Sellers at the Closing will be duly executed and delivered by Sellers) and this Agreement constitutes, and at the Closing such documents will constitute, assuming the due execution and delivery of all other parties thereto, the valid and binding obligations of Sellers, enforceable in accordance with their terms, subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 6.3Liability for Brokers’ Fees

.  Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Sellers or any of their Affiliates entered into in connection with this Agreement, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.4No Conflicts.

Except for (i) Customary Post-Closing Consents, (ii) Required Consents, (iii) Preferential Rights to Purchase, (iv) Soft Consents and any other consents required to be scheduled on Schedule 6.10, and (v) the filings required under, and compliance with the requirements of, the HSR Act, except as set forth on Schedule 6.4, the execution, delivery and performance of this Agreement by Sellers, and the transactions contemplated by this Agreement, will not (a) violate any provision of the organizational documents of Sellers or require any consent or approval from any Person thereunder, (b) result in a material default (with or without due notice or lapse of time or both) under, or require any material consent under, any note, bond, mortgage, indenture or Material Contract to which any Seller is a party or by which any Seller or the Assets are bound, (c) violate any Law applicable to any Seller or any of the Assets in any material respect or (d) require any Seller to obtain any material consent or approval of any Governmental Body that has not been made or obtained.

Section 6.5Litigation.

Except as disclosed on Schedule 6.5, and excluding all threatened claims relating to the payment or nonpayment of royalties or other burdens on production with regard to the Assets with respect to which (x) no actual suits or proceedings before any Governmental Body have been initiated against any Seller and/or (y) no written demand letter has been received that remains unresolved, (X) there are no actions, suits or proceedings that are pending, and, to Sellers’ knowledge, there are no material actions, suits, proceedings or investigations by any Governmental Authority threatened in writing, before or by any Governmental Body or arbitrator (a) against the Seller Operated Assets, or to Seller’s knowledge, the Assets operated by Third Parties, (b) against any Seller with respect to the Assets or (c) against, or that have been brought by, any Seller that would be reasonably likely to materially impair such Seller’s ability to perform its obligations under this Agreement and (Y) there exist no material unsatisfied judgments of any Governmental Body or arbitrator against any Seller that could reasonably be expected to result in the impairment or loss of such Seller’s interest in any part of the Assets.  Notwithstanding the foregoing, Sellers make no representation or warranty, express or implied, under this Section 6.5 relating to any Environmental Liabilities or Environmental Law.

Section 6.6Taxes and Assessments

.

(a)With respect to all Taxes related to the Assets and any Taxes of the Tax Partnership, (i) all Tax Returns required to be filed by any Seller or by the Tax Partnership with respect to such Taxes have been timely filed with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed, (ii) such Tax Returns are true and correct in all material respects and (iii) all Taxes reported on such Tax Returns have been paid.

(b)With respect to all Taxes related to the Assets and any Taxes of the Tax Partnership, except as set forth on Schedule 6.6(b), (i) except with respect to Income Taxes, there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax, (ii) there are no administrative proceedings or lawsuits pending against the Assets by any taxing authority, (iii) there are no administrative proceedings or lawsuits pending against any Seller (except for Income Taxes) relating to the Assets or against the Tax Partnership by any taxing authority, (iv) there are no Tax liens on any of the Assets other than Permitted Encumbrances, (v) no Seller nor the Tax Partnership has received written notice of any pending claim against it (which remains outstanding) from any applicable Governmental Body for assessment of material Taxes with respect to the Assets, and no such claim has been threatened in writing (vi) none of the Assets are deemed by agreement or applicable Law to be held by a partnership for federal income tax purposes for which an election under Treasury Regulation § 1.761-2 to be excluded from the provisions of subchapter K of chapter 1 of the Code is not in effect and such election is valid, (vii) no Seller nor any Affiliate thereof is presently contesting a Tax liability with respect to the ownership of the Assets before any Governmental Body, (viii) as of the Closing Date, neither any Seller nor the Tax Partnership will be a party to or will be bound by any Tax allocation, Tax sharing or indemnification agreement; and (ix) no claim has ever been made by an authority in a jurisdiction where the Tax Partnership does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(c)The Tax Partnership is classified as a partnership and the owner of the Assets for U.S. federal income Tax purposes.

(d)Notwithstanding anything to the contrary contained herein, none of the representations or warranties contained elsewhere in Article 6 shall relate to Tax matters, which are instead the subject of this Section 6.6 exclusively.

Section 6.7Capital Commitments

.  Except as disclosed on Schedule 6.7, as of the Execution Date there are no outstanding AFEs or other capital commitments to Third Parties (a) that are binding on the Assets, (b) that are in excess of $50,000.00 net to Sellers’ interest and (c) for which all activities have not been completed by the Execution Date.

Section 6.8Compliance with Laws

.  Except as disclosed on Schedule 6.8, during the four years prior to the Closing Date, the Seller Operated Assets have been operated in compliance in all material respects with all applicable Laws.  To Sellers’ knowledge, during the four years prior to the Closing Date, any Assets operated by Third Parties have been operated in all material respects in compliance with all applicable Laws.  Sellers have not received any written notice of a material violation of or material default by any Seller from any Governmental Body with respect to any Law applicable to the Assets that remains unresolved as of the Execution Date.

Section 6.9Contracts

.

(a)Schedule 6.9(a) sets forth a list of the following Contracts (such scheduled Contracts, the “Material Contracts”):

(i)Any Contract that can be reasonably expected to result in aggregate payments or receipts of revenue by Sellers of more than $50,000.00 during the current or any subsequent year;

(ii)Any gathering, transportation, treatment, handling, storage, processing, marketing or similar Contract, Hydrocarbon sales Contract or any Contract that includes an acreage dedication, minimum volume commitment, throughput requirement, or demand, take or pay or similar charges, in each case, that is not terminable without penalty on sixty (60) or fewer days’ notice;

(iii)Any mortgage, deed of trust, security interest or other Debt Contract of Sellers or their Affiliates encumbering any Asset that will not be terminated at or prior to the Closing;

(iv)Excluding the Leases, any Contract that is a lease under which Sellers are the lessor or the lessee of real or personal property which lease (A) cannot be terminated by Sellers without penalty upon sixty (60) days or fewer notice or (B) involves an annual base rental of more than $50,000.00;

(v)Any Contracts with Affiliates of any Seller (or between any two Sellers) that will be binding on the Assets after the Closing;

(vi)Any Contract that constitutes an area of mutual interest agreement or any other agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, any Seller conducts business within or adjacent to the Properties that will be binding on the Assets after the Closing;

(vii)Any Contract that constitutes a joint venture, joint operating, joint development, participation or joint exploration agreement, unit agreement, unit operating agreement, production sharing agreement, term assignment or farmin or farmout agreement; and

(viii)Any Contract pursuant to which any Seller has an unperformed obligation to sell, exchange, transfer, or dispose of any of such Seller’s interests in the Properties (other than this Agreement).

(b)Except as disclosed on Schedule 6.9(b), each Material Contract is a legal, valid and binding obligation against the Sellers that are party thereto and, to the knowledge of Sellers, each party thereto (other than Purchaser or its Affiliates), is enforceable in accordance with its terms against such Seller and, to the knowledge of Sellers, each party thereto (other than Purchaser or its Affiliates) and is in full force and effect, subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).  No Seller nor, to the knowledge of Sellers, any party thereto (other than Purchaser or its Affiliates), is in default under any Material Contract and no event, occurrence, condition or act has occurred that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default by any Seller or, to the knowledge of Sellers, any party thereto (other than Purchaser or its Affiliates), that in each case would reasonably be expected, individually or in the aggregate, to be material to Sellers or the Assets, individually or taken as a whole. Sellers have provided Purchaser true and complete copies of each Material Contract and all amendments thereto that are currently in effect.

(c)There are no Hedging Contracts or Debt Contracts that will be binding on the Assets after the Closing.

Section 6.10Consents and Preferential Purchase Rights

.  Except for (i) Customary Post‑Closing Consents and (ii) the Required Consents, Soft Consents and Preferential Rights to Purchase set forth on Schedule 6.10 (including the filings required under and compliance with the requirements of, the HSR Act), none of the Assets, or any portion thereof, is subject to any Preferential Rights to Purchase, Required Consents, Soft Consents or other Third Party restriction on assignment that will be applicable to, or triggered by, the transactions contemplated by this Agreement.

Section 6.11Leases

.  Except as set forth on Schedule 6.11, with respect to the Seller Operated Assets and, to the knowledge of Sellers, with respect to those Properties that are operated by Third Parties, there are no actions, suits or proceedings with respect to any Lease pending or, to Seller’s knowledge, threatened within the last twelve months before any Governmental Body in which the lessor thereunder is seeking to terminate, cancel, rescind or procure judicial reformation of any such Lease, in whole or in part.  Since the Effective Time, no Seller has granted, conveyed and/or reserved an overriding royalty interest in and to the Properties, for or on behalf of any Affiliate of any Seller.

Section 6.12Advance Payments

.  Except for any Imbalances described on Schedule 6.14, no Seller is obligated by virtue of any take-or-pay payment, advance payment or any other arrangement (other than Burdens) to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Assets at some future time without receiving full payment therefor at or promptly after the time of delivery.

Section 6.13Surface Agreements

.  Except as set forth on Schedule 6.13, to Sellers’ knowledge (a) each of the Surface Agreements set forth on Exhibit A-6 is legal, valid, binding, enforceable and in full force and effect; (b) no Seller, nor, to Sellers’ knowledge, any party thereto (other than Purchaser or its Affiliates), is in material breach of or material default under any such Surface Agreement; and (c) no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a material breach or default of such Surface Agreement by such Seller or, to Sellers’ knowledge, any party thereto (other than Purchaser or its Affiliates).  No Hydrocarbons produced from the Properties are being transported by Sellers (excluding any transportation by Third Parties on behalf of Sellers) over the Lands without appropriate rights permitted such transportation.

Section 6.14Imbalances

.  All Imbalances associated with the Seller Operated Assets, and to Sellers’ knowledge, all Imbalances associated with the Assets operated by Third Parties, are set forth on Schedule 6.14, in each case, as of the date set forth on the schedule.

Section 6.15Suspense Funds

.  Schedule 6.15 sets forth the aggregate amount, as of the date set forth on Schedule 6.15, of all Suspense Funds held by AEPO, excluding minimum suspense.

Section 6.16Bankruptcy

.  There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or to Sellers’ knowledge, threatened against, any Seller.

Section 6.17Condemnation

.  There is no actual or, to Sellers’ knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Assets by reason of condemnation or the threat of condemnation.

Section 6.18Permits

.  Except as set forth on Schedule 6.18 (a) Sellers have obtained all material Permits presently required for the ownership and operation of the Seller Operated Assets as currently owned and operated, (b) to Sellers’ knowledge, those Third Party operators who operate those Assets that are not Seller Operated Assets maintain all material Permits presently required for the ownership and operation of such Assets as currently owned and operated and (c) no Seller has received any written notice of violation of any such material Permit that remains unresolved and that might reasonably be expected to result in any modification, revocation, termination or suspension of any such material Permit.  Notwithstanding the foregoing, Sellers make no representation or warranty, express or implied, under this Section 6.18 relating to any Environmental Liabilities or Environmental Law.

Section 6.19Plugging and Abandonment

.  Except as set forth on Schedule 6.19, there are no oil, gas or disposal Wells operated by Sellers (a) in respect of which any Seller has received a written order from any Governmental Body requiring that such Wells be plugged and abandoned or (b) that are currently required by applicable Law or Contract to be plugged and abandoned.  To Sellers’ knowledge, there are no Wells that are operated by Third Parties (i) for which such Third Party operator has received a written order from any Governmental Body currently requiring that such Well be plugged and abandoned or (ii) that are currently required to be plugged and abandoned in accordance with applicable Law or Contract.

Section 6.20Labor, Employment and Benefits

.

(a)AEPO has provided Purchaser with a list of the name, job title, date of hire, work location, exempt or non-exempt status, active or leave status, hourly rate or annual salary, as applicable, and target bonus, if any, of the Available Employees.  None of the Available Employees of the Seller is a party to any written employment contract, termination or severance agreement or similar contract, except that all Available Employees participate in the Anadarko Petroleum Corporation severance plan.  The employment of the Available Employees is terminable at will.

(b)None of the Sellers or their Affiliates who employ Available Employees (collectively, the “Employers”) are, nor have they been, a party to, or bound by, any collective bargaining agreement or other agreement, contract or understanding with any labor union or labor organization relating to the Available Employees, nor are any of the Available Employees represented by a labor union.  No labor union, labor organization or group of Available

Employees has in the past ten years made any demand of any Employer, nor are there any pending petitions, for recognition or certification of a labor union or association as the exclusive bargaining agent with respect to the Available Employees.  There are no union organizing activities or proceedings currently underway that involve a labor union or other association as the exclusive bargaining agent for the Available Employees, or where the purpose is to organize the Available Employees.  With respect to the Available Employees, no labor strike, work stoppage, slowdown, concerted refusal to work overtime, walkout, lockout or similar labor disturbance is currently pending or, to Sellers’ knowledge, threatened against any Employer.  No Employer has engaged in any unfair labor practice with respect to the Available Employees, nor are there any unfair labor practice complaints or grievances currently pending or, to the knowledge of Sellers, threatened against any Employer with respect to the Available Employees.

(c)AEPO has made available to Purchaser a benefits booklet describing employee benefits commonly provided to the Available Employees.  Each Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code and from which any Available Employee could receive an “eligible rollover distribution” has received a favorable determination letter as to its qualification, or is the subject of an opinion letter, from the Internal Revenue Service, and to the knowledge of Sellers, nothing has occurred that would reasonably be expected to cause the loss of such favorable determination.

(d)The Employers have complied, and are currently in compliance in all material respects with all applicable Laws pertaining to labor or employment matters, including, but not limited to Laws governing or regarding hours of work, the payment of wages (including overtime) or other compensation, employee benefits, employment discrimination and harassment, occupational safety and health, and any and all other Laws governing or pertaining to the terms, conditions, and privileges of employment.  No proceedings, claims or charges alleging any failure to comply with such Laws pertaining to employment-related matters are currently pending or, to the knowledge of Sellers, threatened, against any Employer with respect to the Available Employees (and, to the knowledge of Sellers, there is no basis therefor), and no such proceeding, claim or charge has previously been filed or commenced against any Employer with respect to the Available Employees.

(e)Except as set forth on Schedule 6.20, Sellers do not contribute to, and do not have any liability with respect to, any Employee Benefit Plan that is an “employee pension benefit plan” (as such term is defined under Section 3(2) of ERISA) that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.  Sellers do not contribute to, and do not have any liability with respect to, any Employee Benefit Plan that is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).  Purchaser’s acquisition of the Assets will not cause Purchaser or any of its Affiliates to incur any liability under Title IV or Section 302 of ERISA or Section 412 of the Code.

Section 6.21Environmental Matters

.  Except as set forth on Schedule 5.1, to the knowledge of Sellers, (a) no Seller has received any written notice from a Governmental Body or other Person alleging or involving any material noncompliance with or potential material liability under any Environmental Law with respect to the Assets or operations conducted thereon that remains unresolved as of the Execution Date and (b) there are no claims, demands, suits, investigations or proceedings of a material nature pending before a Governmental Body under

Environmental Laws against any Seller with respect to the Assets or any Sellers’ ownership or operation thereof.

Section 6.22Payout Balances

.  With respect to those Wells operated by AEPO, Schedule 6.22 sets forth, and with respect to any Well operated by a Third Party, to Sellers’ knowledge, Schedule 6.22 sets forth, the payout balances as of the date set forth on Schedule 6.22 for each Well subject to reversion or other adjustment at payout (or some other event, other than a termination of a Lease in accordance with its terms).

Section 6.23Certain Disclaimers

.

(a)EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE 6, THE CERTIFICATE OF SELLERS DELIVERED PURSUANT TO Section 10.2(c), AND THE CONVEYANCES, NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT (i) SELLERS MAKE NO, AND EXPRESSLY DISCLAIM ANY AND ALL, REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) SELLERS EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY PERSON OF THE SELLER GROUP).

(b)EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS ARTICLE 6, THE CERTIFICATE OF SELLERS DELIVERED PURSUANT TO Section 10.2(c), AND THE CONVEYANCES, AND WITHOUT LIMITING THE GENERALITY OF Section 6.23(a), NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, SELLERS MAKE NO, AND EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, ORAL OR WRITTEN, AS TO (i) TITLE TO ANY OF THE ASSETS, (ii) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY GEOLOGICAL OR SEISMIC DATA, MAP OR INTERPRETATION RELATING TO THE ASSETS, (iii) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (iv) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (v) THE PRODUCTION OF HYDROCARBON SUBSTANCES FROM THE ASSETS OR WHETHER PRODUCTION HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (vi) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (vii) THE CONTENT, CHARACTER, COMPLETENESS, ACCURACY OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, MANAGEMENT PRESENTATION, DATA ROOM, CHARTS OR STATEMENTS (INCLUDING FINANCIAL STATEMENTS) PREPARED BY SELLERS, THEIR AFFILIATES OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (viii) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO THE PURCHASER GROUP OR

PURCHASER’S REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO (INCLUDING ANY ITEMS PROVIDED IN CONNECTION WITH SECTION 8.1) OR (ix) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, AND SELLERS FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE EQUIPMENT AND OTHER TANGIBLE PROPERTY TRANSFERRED HEREUNDER IN ITS PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE.

(c)NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN THIS AGREEMENT, AND EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 6.21, SELLERS HAVE NOT AND WILL NOT MAKE, AND EXPRESSLY DISCLAIM, ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS (INCLUDING PERMITS REQUIRED UNDER ENVIRONMENTAL LAWS), ENVIRONMENTAL LIABILITIES, THE RELEASE OF HAZARDOUS SUBSTANCES, HYDROCARBONS OR NORM INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN SECTION 6.21, NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND, SUBJECT TO PURCHASER’S RIGHTS UNDER ARTICLE 5 AND SELLERS’ INDEMNITY OBLIGATIONS PURSUANT TO SECTION 12.2(B)(IV) WITH RESPECT TO SECTION 6.21, PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Subject to the disclaimers and waivers contained in, and the other terms and conditions of, this Agreement, Purchaser hereby represents and warrants to Sellers as follows as of the Execution Date:

Section 7.1Organization

.  Purchaser is a limited liability company, validly existing and in good standing under the Laws of the State of Texas and is duly qualified to do business in, and is in good standing in, the State of Texas.

Section 7.2Authorization and Enforceability

.  Purchaser has the requisite power, authority and capacity to execute and deliver this Agreement and the other instruments and agreements to be executed and delivered by it as contemplated hereby and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and all documents required to be executed and delivered by Purchaser at the Closing, and the performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Purchaser.  This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at the Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable in accordance with their terms, subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 7.3Liability for Brokers’ Fees

.  No Seller shall, directly or indirectly, have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 7.4No Conflicts

.  Except for the filings required under, and compliance with the requirements of, the HSR Act, the execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated by this Agreement, will not (a) violate any provision of the organizational documents of Purchaser, (b) result in a material default (with or without due notice or lapse of time or both) under or require any material consent under any note, bond, mortgage, indenture or agreement to which Purchaser is a party, (c) violate any Law in any material respect applicable to Purchaser or (d) require Purchaser to obtain any material consent or approval of any Governmental Body that has not been made or obtained.

Section 7.5Litigation

.  There are no actions, suits or proceedings or (to Purchaser’s knowledge, investigations by any Governmental Body), that are pending or, to Purchaser’s knowledge, threatened in writing, before any Governmental Body or arbitrator that would be reasonably likely to impair materially Purchaser’s ability to perform its obligations under this Agreement.  As used in this Article 7, “Purchaser’s knowledge” is limited to information actually known by the individuals listed in Schedule 7.5.

Section 7.6Financing

.  At Closing, Purchaser will have sufficient funds (in dollars) to pay the cash portion of the Closing Payment to AEPO.

Section 7.7Securities Law Compliance

.  Purchaser is acquiring the Assets for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Assets within the meaning of the Securities Act of 1933, as amended, and applicable state securities Laws.

Section 7.8Independent Evaluation

.

(a)Purchaser is knowledgeable of the oil and gas business (including the exploration and production and gathering segments thereof) and of the usual and customary practices of Persons involved in such business, including those in the areas where the Assets are located.

(b)Purchaser is capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability for investment.

(c)Purchaser has conducted (or will conduct prior to the Closing) its own investigation, inspection, review and evaluation of the Assets.

(d)In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser acknowledges that it (i) has not relied and will not rely upon any statements, representations (whether oral or written), or any information provided by Sellers, their Affiliates and their respective Representatives (except for those representations set forth in Article 6 of this Agreement and the certificate delivered by Sellers pursuant to Section 10.2(c)) and (ii) has relied and will rely solely on the basis of its own independent due diligence investigation of the Assets, the terms and conditions of this Agreement and the representations, warranties and covenants of Sellers set forth in Article 6, the certificates delivered by Sellers pursuant to Section 10.2(c) and the special warranty of title set forth in the Conveyances, subject in all cases to the disclaimers set forth in this Agreement.

Section 7.9Consents, Approvals or Waivers

.  Except for Customary Post-Closing Consents and as set forth on Schedule 7.9 (including the filings required under, and compliance with the requirements of, the HSR Act), Purchaser’s execution, delivery and performance of this Agreement (and any document required to be executed and delivered by Purchaser at the Closing) is not and will not be subject to any consent, approval, or waiver from any Governmental Body or other Third Party.

Section 7.10Bankruptcy

.  There are no bankruptcy, insolvency, reorganization or receivership proceedings pending against, being contemplated by, or, to Purchaser’s knowledge, threatened against Purchaser.

Section 7.11Qualification

.  Purchaser is, or as of the Closing Date will be, qualified under applicable Law to own the Assets and has, or as of the transfer of operatorship of the Properties will have, complied with all necessary bonding requirements of Governmental Bodies required for Purchaser’s ownership or operation of the Assets.

Section 7.12Tax

.  For federal Income Tax purposes, (i) the separate existence of Purchaser is disregarded under Treasury Regulation § 301.7701-3(b)(ii), and (ii) Purchaser Parent is treated as the owner of Purchaser under Treasury Regulation § 301.7701-2(a).

Section 7.13Limitation

.  Without limitation of Sellers’ representations under Section 6.21 of this Agreement or Purchaser’s remedies pursuant to Article 12, Purchaser acknowledges the following:  THE ASSETS HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT AND PRODUCTION OF HYDROCARBONS AND THERE MAY BE PETROLEUM, PRODUCED WATER, WASTE, OR HAZARDOUS SUBSTANCES OR MATERIALS LOCATED IN, ON OR UNDER THE PROPERTIES OR ASSOCIATED WITH THE ASSETS.  EQUIPMENT AND SITES INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, NORM OR OTHER HAZARDOUS SUBSTANCES.  NORM

MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS.  THE WELLS, MATERIALS AND EQUIPMENT LOCATED ON THE PROPERTIES OR INCLUDED IN THE ASSETS MAY CONTAIN ASBESTOS, NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES.  NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING WATER, SOILS OR SEDIMENT.  SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE ASSETS.

ARTICLE 8
COVENANTS OF THE PARTIES

Section 8.1Access

.

(a)Between the Execution Date and the Defect Claim Date, Sellers will give Purchaser and its Representatives access to the Assets (and to designated employees of Sellers responsible for the Assets, at such times as Purchaser may reasonably request) and access to and the right to copy, at Purchaser’s sole cost, risk and expense, the Records (or originals thereof) in Sellers’ possession or control, for the purpose of conducting a reasonable due diligence review of the Assets, but only to the extent that Sellers have the authority to grant such access without breaching applicable Law or any Contract or other restriction binding on any Seller, including with respect to any Properties not operated by Sellers (provided, that Sellers shall use commercially reasonable efforts to obtain any such consents or waivers to allow Purchaser access to the Assets).  Purchaser shall be entitled to conduct, at Purchaser’s expense, a Phase I Environmental Site Assessment of the Properties and may conduct visual inspections and record reviews relating to the Assets, including their condition and compliance with Environmental Laws, all of which shall be completed prior to the Defect Claim Date; provided, however, that if Purchaser does conduct a Phase I Environmental Site Assessment on any of the Properties, it will provide Sellers with a copy of any final non-privileged reports or findings generated in connection therewith.  Neither Purchaser nor its Representatives may operate any equipment or conduct any testing or sampling of soil, groundwater or other materials (including any testing or sampling for Hazardous Substances, Hydrocarbons or NORM) on or with respect to the Assets (the “Invasive Activity”) prior to the Closing without the prior written consent of Sellers (which consent may be withheld in Sellers’ sole discretion), and all such activities shall be deemed outside of the scope of a Phase I Environmental Site Assessment.  If, following Purchaser’s Phase I Environmental Site Assessment, Purchaser reasonably concludes based on the results thereof that it is necessary to conduct Invasive Activity on a Property prior to the Closing in order for Purchaser to ascertain the existence or extent of an Adverse Environmental Condition or any Remediation Amount for an Adverse Environmental Condition, and Purchaser requests (in writing) authorization from Sellers to perform such Invasive Activity on or prior to June 5, 2017 (which notice includes the corresponding portions of the Phase I Environmental Site Assessment on which Purchaser has based its reasonable conclusions), and Sellers reject or fail to consent to Purchaser’s request within two days’ of their receipt thereof, Purchaser shall have the right, in its sole discretion, to exclude such Property and its directly associated Assets from the Properties conveyed by Sellers to Purchaser at Closing, in which case the Unadjusted Purchase Price shall be reduced by the Allocated Value of such excluded Assets and such Assets shall be deemed Excluded Assets.  If Sellers consent to the requested Invasive Activity, all Invasive Activities performed by Purchaser or Purchaser’s Representatives shall be subject to the Phase II Guidelines.

(b)Purchaser shall abide by Sellers’, and any Third Party operator’s reasonable safety rules, regulations, and operating policies while conducting its due diligence evaluation of the Assets.  Any conclusions made from any examination done by Purchaser shall result from Purchaser’s own independent review and judgment.

(c)The access granted to Purchaser under this Section 8.1 shall be limited to Sellers’ or the applicable Third Party operator’s normal business hours, and Purchaser’s investigation shall be conducted in a manner that minimizes unreasonable interference with the operation of the Assets and shall be at Purchaser’s sole cost, risk and expense.  Purchaser shall coordinate its access rights to the Assets with Sellers to reasonably minimize any inconvenience to or interruption of the conduct of business by Sellers or applicable Third Party operators.  For any Property not operated by any Seller, Sellers will reasonably cooperate with Purchaser in contacting the Third Party operators of any such non-operated Property directly to arrange for access for purposes of Purchaser’s Phase I Environmental Site Assessment; provided, however, that Purchaser acknowledges and agrees that Sellers cannot and do not covenant or warrant that Purchaser will be granted access to any Properties operated by Third Parties for purposes of conducting diligence of any kind under this Agreement.  Purchaser shall provide Sellers with at least two Business Days’ written notice before the Assets are proposed to be accessed pursuant to this Section 8.1, which notice will include a general description of the activities Purchaser intends to undertake.  Purchaser shall repair any damage to the Properties caused by its investigation and shall cause each Property to be restored to substantially the same conditions that existed prior to the investigation.

(d)Purchaser acknowledges that, pursuant to its right of access to the Assets, Purchaser will become privy to confidential and other information of Sellers or an applicable Third Party operator and that such confidential information (which includes Purchaser’s conclusions with respect to its evaluations) shall be held confidential by Purchaser in accordance with the terms of the Confidentiality Agreement and any applicable privacy Laws regarding personal information.  For the avoidance of doubt, the existence and contents of any Phase I Environmental Site Assessment conducted by or on behalf of Purchaser on the Assets shall be deemed to be “confidential information” for the purposes of this Agreement and the Confidentiality Agreement.

(e)In connection with the rights of access, examination and inspection granted to Purchaser under this Section 8.1, (i) PURCHASER WAIVES AND RELEASES ALL CLAIMS AGAINST THE SELLER GROUP AND ITS REPRESENTATIVES AND ANY THIRD PARTY OPERATORS ARISING IN ANY WAY THEREFROM OR IN ANY WAY CONNECTED THEREWITH AND (ii) PURCHASER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS EACH OF THE SELLER GROUP, SELLERS’ REPRESENTATIVES AND THIRD PARTY OPERATORS FROM AND AGAINST ANY AND ALL DAMAGES ATTRIBUTABLE TO PERSONAL INJURY,

DEATH OR PHYSICAL PROPERTY DAMAGE, OR VIOLATION OF THE SELLER GROUP’S OR ANY THIRD PARTY OPERATOR’S RULES, REGULATIONS, OR OPERATING POLICIES, ARISING OUT OF, RESULTING FROM OR RELATING TO ANY FIELD VISIT OR OTHER DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER OR ITS REPRESENTATIVES WITH RESPECT TO THE ASSETS, REGARDLESS OF FAULT, EXCEPT, IN EACH CASE, TO THE EXTENT ARISING OUT OF, RESULTING FROM OR RELATING TO THE WILLFUL MISCONDUCT OF ANY MEMBER OF SELLER GROUP AND PROVIDED FURTHER THAT PURCHASER’S WAIVER AND RELEASE SET FORTH IN THIS SECTION 8.1(e) SHALL NOT LIMIT PURCHASER’S REMEDIES UNDER THIS AGREEMENT WITH RESPECT TO CONDITIONS AFFECTING THE ASSETS.  Notwithstanding the foregoing, Purchaser shall have no indemnity obligations under this Section 8.1(e) for any pre-existing condition or Damage that existed prior to the Purchaser and its Representatives accessing the Assets but is merely discovered or revealed by Purchaser or its Representatives during its access to the Assets and for which the condition is not exacerbated or the Damages are not increased as a result of Purchaser’s or its Representative’s access (in which case the indemnity obligation under this Section 8.1(e) shall apply only to the extent of any such exacerbation or increase in Damages).

Section 8.2Government Reviews

.  In a timely manner, Sellers and Purchaser shall (a) make all required filings, prepare all required applications and conduct negotiations with each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby, including with respect to the transfer or re-issuance of all required Permits and (b) provide such information and assistance as each may reasonably request to make such filings, prepare such applications and conduct such negotiations.  Each Party shall reasonably cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications, and negotiations.   Without limiting the foregoing, within five Business Days following the execution by Purchaser and Sellers of this Agreement, Purchaser and Sellers will prepare and simultaneously file with the DOJ and the FTC the notification and report form required by the HSR Act for the transactions contemplated by this Agreement and request early termination of the waiting period thereunder.  Purchaser and Sellers agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act.  Purchaser and Sellers shall cooperate with each other and shall promptly furnish all information to the other Party that is necessary in connection with Purchaser’s and Sellers’ compliance with the HSR Act.  Purchaser and Sellers shall keep each other fully advised with respect to, and furnish copies of, any requests from or communications with the DOJ or the FTC concerning such filings and shall consult with each other with respect to all responses thereto.  Sellers and Purchaser shall use their respective reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby.  All filing fees incurred in connection with the HSR Act filings made pursuant to this Section 8.2 shall be borne one-half by Purchaser and one-half by Sellers.

Section 8.3Public Announcements; Confidentiality

.

(a)Neither Party shall make or issue any press release or other announcements to the general public concerning the transactions contemplated by this Agreement without the prior consent of the other Party, which consent shall not be unreasonably withheld.  If either Party desires to make an announcement to the general public, it shall first give the other Party forty-eight hours written notification of its desire to make such a public announcement.  The written notification shall include (i) a request for consent to make the announcement, and (ii) a written draft of the text of such public announcement.  Nothing in this Section 8.3(a) shall prohibit any Party from issuing or making a public announcement or statement if such Party deems it necessary to do so in order to comply with any applicable Law or the rules of any stock exchange upon which the Party’s or a Party’s Affiliate’s capital stock is traded; provided, however, that to the extent possible, prior written notification shall be given to the other Parties prior to any such announcement or statement.

(b)The Parties shall keep all information and data relating to this Agreement and the transactions contemplated hereby strictly confidential in accordance with the terms of the Confidentiality Agreement.  Notwithstanding anything to the contrary contained therein, if the Closing should occur, the confidentiality obligations with respect to Purchaser and its representatives in the Confidentiality Agreement shall continue with respect to the Excluded Assets and the information referenced in Section 8.1(d) but not otherwise and shall be deemed terminated for all purposes with respect to the Assets.

(c)From and after the Closing Date until the date that is one year after the Closing Date, Sellers shall (and shall direct their respective Affiliates and each of their Representatives to) keep confidential and not disclose any of the Records of which Sellers retained copies (the “Restricted Information”), except as and to the extent permitted by the terms of this Agreement or the instruments delivered or entered into at Closing.  The obligation shall not apply to any information that is (i) in the public domain as of the Closing Date, (ii) published or otherwise becomes part of the public domain through no fault of Sellers, their Affiliates or their Representatives in violation of this Section 8.3(c) after the Closing Date or (iii) becomes available to Sellers or any of their Affiliates from a source that, to such Seller’s or such Affiliate’s knowledge, did not acquire such information (directly or indirectly) on a confidential basis.  Notwithstanding the foregoing, each Seller may make disclosures (i) to its Affiliates and each of its and their owners, directors, officers, employees, agents, representatives, financial and other advisors, contractors, attorneys and accountants (in each case, to the extent bound by confidentiality obligations and to the extent such disclosure is reasonably necessary) and (ii) as required by Law, Governmental Body and/or in connection with disputes hereunder or as otherwise required under any Seller’s debt instruments; provided, however, that with respect to clause (ii) above, Sellers, to the extent practicable, shall provide Purchaser with prompt notice thereof so that Purchaser, at its sole cost and expense, may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 8.3(c).  In the event that such protective order or other remedy is not obtained or Purchaser waives compliance with the provisions of this Section 8.3(c), Sellers shall or shall cause the Person required to disclose such Restricted Information to furnish only that portion of the information that such Person is legally required.

Section 8.4Operation of Business

.

(a)Except as to (a) the matters set forth on Schedule 8.4, (b) requirements from a Governmental Body, (c) situations wherein emergency action is taken in the face of a risk to life, property, or the environment, or (d) any other matters consented to by Purchaser in writing (which consent will not be unreasonably withheld, conditioned or delayed), from the Execution Date until the Closing Date, Sellers:

(i)will conduct their business related to the Seller Operated Assets and cause the Assets to be operated and maintained in the ordinary course consistent with Sellers’ recent practices, as a reasonably prudent operator and in accordance with applicable Laws, including the payment of Property Costs;

(ii)maintain, or cause to be maintained, the books of account and Records relating to the Assets in the usual, regular and ordinary manner and in accordance with the usual accounting practices of Sellers;

(iii)will not make any capital expenditures with respect to the Assets in excess of $50,000.00, net to Sellers’ interest, as set forth in any AFE;

(iv)will not terminate (voluntarily), amend or extend any Material Contract, Surface Agreement or Lease or enter into any Contract that would constitute a Material Contract if in existence on the Execution Date;

(v)will use commercially reasonable efforts to maintain all material Permits and will maintain bonds and guaranties affecting the Assets and make all filings that Sellers are required to make under applicable Law with respect to the Assets;

(vi)will not incur any costs to secure any Lease renewals or extensions;

(vii)will not acquire any assets or properties that would constitute “Assets” if in existence on the Execution Date, or transfer, sell, swap, hypothecate, encumber, mortgage, farmout or otherwise dispose of any Properties or material equipment, machinery, tools, fixtures or other tangible personal property and improvements, except for (A) sales and dispositions of Hydrocarbons made in the ordinary course of business and (B) the disposition of obsolete, worn out or damaged equipment consistent with past practices if such equipment is replaced with similar equipment of a like or better quality;

(viii)will maintain insurance coverage on the Assets presently furnished by Third Parties in the amounts and coverages and of the types presently in force;

(ix)will use commercially reasonable efforts to maintain in full force and effect all Leases that are presently held by production unless Sellers are prevented from doing so because Purchaser fails to consent to an action under this Section 8.4;

(x)will use commercially reasonable efforts to keep Purchaser reasonably informed, upon Sellers obtaining knowledge thereof, of any Lease termination or of any operation or activities with respect to the Assets proposed by a Third Party;

(xi)will not waive, compromise or settle any material right or claim or proceeding with respect to any of the Properties other than with regards to items that are Retained Seller Obligations or waivers, compromises or settlements requiring payment of monetary damages not in excess of $50,000.00 individually with no grant of injunctive or other relief;

(xii)will use commercially reasonable efforts to oppose any Third Party’s application for an exception to Texas Railroad Commission Rule 37 insofar as affecting any Property (the costs of which opposition shall be considered Property Costs for all purposes of this Agreement);

(xiii)will not make any election (or fail to make an election, the result of which is) to go non-consent with respect to any of the Properties;

(xiv)will not take, nor direct any of its Affiliates (or authorize and direct any investment banker, financial advisor, attorney, accountant or other Person retained by, acting for or on behalf of any Seller or any such Affiliate) to take any intentional, purposeful action to solicit or negotiate any offer from any Person concerning the acquisition of the Assets by any Person other than Purchaser or its Affiliates.  For the avoidance of doubt, nothing in this sub-clause (xiv) shall prohibit any such action relating to acquisition, through merger, asset purchase or other form of business combination, involving Anadarko Petroleum Corporation or AEPO or all or substantially all of the assets of Anadarko Petroleum Corporation or AEPO; and

(xv)will not enter into any agreement or commitment with respect to any of the foregoing.

(b)Requests for approval of any action restricted by this Section 8.4 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Purchaser:

William B. Coffey
Email: Brad.Coffey@wildhorserd.com

Purchaser’s approval of any action restricted by this Section 8.4 shall be considered granted within ten days (unless a shorter time is reasonably required by the circumstances or is required by the terms of the Contract with respect to which such approval is being requested and, in each case, such shorter time is specified in Sellers’ notice) after Sellers’ notice to Purchaser requesting such consent unless Purchaser notifies Sellers to the contrary during that period.  In the event of an emergency, Sellers may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.  Purchaser acknowledges that Sellers own undivided interests in certain of the Properties where no Seller is the operator, and Purchaser agrees that the acts or omissions of the other working interest owners (including the operators) who are not a Seller shall not constitute a breach of the provisions of this Section 8.4, nor shall any action required by a vote of working interest owners constitute such a breach so long as Sellers have not proposed an action that would be in violation of this Section 8.4 and have voted their interest in a manner that complies with the provisions of this Section 8.4.

(c)In the event that, between the Execution Date and the Closing Date, (i) Purchaser and its Affiliates deliver to Sellers any AFE for a new well, any proposal for a new unit or any other similar capital proposal, (i) Sellers will elect to participate in any such proposal and (ii) Purchaser will carry Sellers for 100% of their interest in the operations subject to such proposal, such that Sellers shall not be obligated to expend any capital associated with such operations.  If this Agreement is terminated for any reason, Sellers shall be deemed to have relinquished their interests in the applicable asset subject to such operations to Purchaser until such time as Purchaser has recouped 100% of its out-of-pocket costs associated with conducting the operations subject to such proposal, at which time Sellers’ interest shall immediately revert back to Sellers.

Section 8.5Operatorship

.  While Purchaser acknowledges that it desires to succeed Sellers as operator of those Assets or portions thereof that any Seller may presently operate, Purchaser acknowledges and agrees that Sellers cannot and do not covenant or warrant that Purchaser will become successor operator of the same since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator.  Within five Business Days after the Closing, Sellers will send notices to co-owners of those Properties that any Seller currently operates indicating that such Seller is resigning as operator and recommending that Purchaser, or, if Purchaser so elects, Purchaser’s designee, be elected as successor operator and Sellers shall use such other commercially reasonable efforts to support Purchaser’s efforts to become successor operator.  Sellers make no representations or warranties to Purchaser as to the transferability of operatorship of any Properties that Sellers currently operate.

Section 8.6Change of Name

.  Within 90 days after the Closing, Purchaser shall eliminate the name “Anadarko” or “Admiral” and any variants thereof from the Assets and shall have no right to use any logos, trademarks or trade names belonging to Sellers or any of their Affiliates.

Section 8.7Replacement of Bonds, Letters of Credit and Guaranties

.  The Parties understand that none of the bonds, letters of credit or guaranties, if any, posted by any Seller with Governmental Bodies, co-owners or any other Person and relating to the Assets will be transferred to Purchaser.  Prior to the Closing or within 90 days thereafter, Purchaser will obtain, or cause to be obtained in the name of Purchaser or one of its Affiliates, as applicable, replacements for the bonds, letters of credit and guaranties identified on Schedule 8.7, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guaranties posted by Sellers.  If Purchaser or one of its Affiliates, as applicable, fails to obtain any replacement bond, letter of credit, guaranty or other credit support obligation by the time required under this Section 8.7, then, until such time as Purchaser or its Affiliates, as applicable, obtains a replacement, (a) Purchaser agrees to reimburse Seller Group upon request for any amounts paid or suffered under any credit support of Sellers with respect to the Assets after the Closing Date and (b) Purchaser will secure such obligation by providing to Sellers back-to-back credit support reasonably acceptable to Sellers for the benefit of Sellers with respect to each credit support obligation of Sellers covering the Assets that remains in place at such time.

Section 8.8Amendment to Schedules

.  Prior to the Closing, Sellers shall have the right to supplement their Schedules relating to the representations and warranties set forth in

Article 6 with respect to any matters arising or occurring subsequent to the Execution Date; provided, however, that all such supplements shall be disregarded for purposes of determining whether the condition to Purchaser’s obligation to close the transaction pursuant to Section 9.2(a) has been satisfied and shall not prejudice Purchaser’s rights pursuant to Article 12 with respect to such matters, it being the intent of the Parties that, subject to the other terms and conditions of Article 12, Purchaser shall be entitled to indemnification for any breaches of representations and warranties associated with any matters added to such supplemented Schedules pursuant to this Section 8.8.

Section 8.9Further Assurances

.  After the Closing, Sellers and Purchaser agree to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 8.10Employee Matters

.

(a)From and after the date of this Agreement, and notwithstanding the Confidentiality Agreement, Purchaser shall be permitted to meet with and interview Available Employees in connection with prospective employment with Purchaser or its Affiliates and offer employment to any such Available Employee on terms determined by Purchaser in its sole discretion.  Purchaser is responsible for scheduling any meetings or interviews and Seller shall reasonably assist Purchaser with respect to such scheduling. Any meetings or interviews between Purchaser and Available Employees shall be scheduled at times and places that are not unreasonably inconvenient or disruptive to AEPO or its Affiliates and during normal business hours, with reasonable advance notice being provided to AEPO or its Affiliates.  It is understood that Purchaser shall have no obligation to interview or make an offer of employment to any of the Available Employees.  Any offer of employment extended by Purchaser to Available Employees shall be made at least ten (10) days prior to the Closing, in writing (or an electronic document) with an identification of such Available Employee’s salary or hourly rate, bonus opportunity, incentive compensation and benefits.  Within three (3) days after the date the Purchaser makes any such offer of employment, Purchaser shall send to AEPO a schedule identifying each Available Employee who received an offer of employment from Purchaser, and whether such offer of employment was for compensation greater than, less than or equal to the compensation currently being paid to such Available Employee.  All offers of employment contemplated by this Section 8.10(a) shall expire at least five (5) days prior to the Closing, and after the Closing shall be void.  Purchaser shall promptly, but in any event at least four (4) days prior to the Closing, notify AEPO of whether such offers of employment have been accepted or rejected by the applicable Available Employees (and, if the agreed upon compensation differs from the initial offer of employment, Purchaser shall notify AEPO of the revised compensation arrangement (i.e., as greater than, less than, or equal to current compensation)).  Purchaser hereby agrees that it will comply with all applicable Laws in making any employment decisions and taking any actions pursuant to this Section 8.10(a).  Purchaser also agrees that it will provide copies of any offer letters and/or acceptance letters to AEPO at its reasonable request.  All Available Employees who accept an offer of employment from Purchaser shall be referred to herein as “Transferred Employees.”

(b)AEPO shall terminate the employment of any Transferred Employee as of the Closing Date unless otherwise agreed to by the Parties.  Sellers shall be responsible for all obligations owed to Rejected Available Employees and Transferred Employees, if any, up to and including the last date of their employment with Employer, including, salary, bonus (including any “retention bonus” or “stay bonus”), accrued paid time off, severance, retirement benefits and amounts owed under any Employee Benefit Plan.

(c)For a period of one (1) year following the Closing, Purchaser may not, directly or indirectly (including through its Affiliates or any staffing or search firm or other vendor), solicit, hire or retain, in employment or any other capacity, any Available Employee that (i) is not offered employment by Purchaser pursuant to Section 8.10(a) or (ii) declines any offer of employment made by Purchaser pursuant to Section 8.10(a) (collectively, “Rejected Available Employees”).  For the avoidance of doubt, nothing in this Section 8.10(c) shall prohibit AEPO or its Affiliates from retaining any Rejected Available Employee or attempting to induce any such Rejected Available Employee to continue their employment with AEPO or its Affiliates, as applicable.

(d)Purchaser shall be solely responsible for complying with the WARN Act and any and all obligations under other applicable Laws requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to the Transferred Employees, which result from any action by Purchaser and its Affiliates after the Closing Date.  Purchaser shall indemnify and hold harmless AEPO and its Affiliates against any and all liabilities arising in connection with any failure to comply with the requirements of this Section 8.10(d).

(e)AEPO shall be solely responsible for complying with the WARN Act and any and all obligations under other applicable Laws requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to the Available Employees, which result from any action by AEPO and/or its Affiliates on or before the Closing Date.  AEPO shall indemnify and hold harmless Purchaser and its Affiliates against any and all liabilities arising in connection with any failure to comply with the requirements of this Section 8.10(e).

(f)The provisions of this Section 8.10 are solely for the benefit of the respective Parties to this Agreement and nothing in this Section 8.10, express or implied, shall confer upon any employee (or any dependent or beneficiary thereof), any rights or remedies, including any right to continuance of employment or any other service relationship with the Purchaser, AEPO or any of their respective Affiliates, or any right to compensation or benefits of any nature or kind whatsoever under this Agreement. For the avoidance of doubt, nothing in this Agreement will be construed as an amendment to any Employee Benefit Plan or any other compensation and benefit plans maintained for or provided to directors, officers or employees of AEPO or its Affiliates prior to or following the Closing.

Section 8.11Suspense Funds

.  Purchaser acknowledges that Suspense Funds may exist as of the Closing Date.  If Closing occurs, Purchaser accepts sole responsibility for and agrees to pay all costs and expenses associated with the Suspense Funds as an Assumed Purchaser Obligation.  Purchaser shall receive a credit for the amount of Suspense Funds held by Sellers as of the date of the preparation of the final settlement statement pursuant to Section 10.4(b), which credit shall be accounted for as a downward adjustment in such final settlement statement (but such credit will not, in any event, be considered an adjustment to the Unadjusted Purchase Price).  Notwithstanding the foregoing, AEPO shall pay out all “minimum suspense” in September in accordance with AEPO’s regular practices.  To the extent any such payment is returned to AEPO, AEPO will forward the relevant details to Purchaser, and Purchaser shall assume responsibility for the payment of such funds.  On or about December 29, 2017, AEPO shall pay to Purchaser the total amount of all returned payments received by AEPO prior to such date.

Section 8.12Access to Financial Information

.

(a)Following the Execution Date and until the date that is two years following the Closing Date, Sellers agree to make available to Purchaser, during normal business hours, any and all existing information and documents in the possession of Sellers relating to the Assets that Purchaser may reasonably require (i) to comply with tax and financial reporting requirements and audits that may be required by the Securities and Exchange Commission under the Securities Act of 1933 and/or the Securities Exchange Act of 1934 (including the filing by WildHorse Resource Development Corporation with the Securities and Exchange Commission of one or more registration statements to register any securities of WildHorse Resource Development Corporation under the Securities Act of 1933 or any information statement on Schedule 14C required in connection with the transactions contemplated by the Stock Issuance Agreement) and (ii) make any filings with any Governmental Body; and

(b)Following the Execution Date and until the second anniversary of the Closing Date, Sellers will use commercially reasonable efforts to cooperate with the independent auditors retained by Purchaser (“Purchaser’s Auditor”) in connection with their audit or review of any revenue and expense statements and reserve information of the Assets that Purchaser or WildHorse Resource Development Corporation requires to comply with their tax and financial reporting requirements and audits that may be required by the Securities and Exchange Commission under the Securities Act of 1933 and/or the Securities Exchange Act of 1934, which cooperation will include (i) reasonable access during normal business hours to Sellers’ employees, representatives and agents who were responsible for preparing the revenue and expense statements, including Standardized Measure of Oil and Gas, (“SMOG”) and work papers and other supporting documents used in the preparation of financial statements, as may be reasonably required by Purchaser’s Auditor to perform an audit in accordance with GAAP and (ii) the delivery of one or more customary representation letters from Sellers to Purchaser’s Auditor that are reasonably requested by Purchaser or its Affiliates to allow Purchaser’s Auditor to complete an audit (or review of any financial statements) and to issue an opinion with respect to an audit or review of those financial records required pursuant to this Section 8.12(b);

provided that (i) Purchaser will reimburse Sellers, within twenty (20) Business Days after demand therefor, for any reasonable out-of-pocket costs incurred by Sellers in complying with the provisions of this Section 8.12, (ii) such requested cooperation does not unreasonably interfere with the ongoing operations of Sellers or any Seller’s Affiliates or the ongoing job responsibilities of Sellers’ personnel, (iii) no Seller nor any of its Affiliates, officers, directors, employees, agents, consultants or representatives shall have any liability for any statement, materials or information by Sellers or any such Person in connection with this Section 8.12, and

Purchaser hereby agrees to indemnify Sellers from and against any liabilities incurred in connection with this Section 8.12, (iv) Sellers’ failure to perform any of its obligations under this Section 8.12 shall not delay the Closing hereunder and Purchaser may not assert that its conditions to Closing under Section 9.2 have not been satisfied due to any failure by Seller to comply with its obligations under this Section 8.12 and (v) Purchaser acknowledges and agrees that any financial information provided to Purchaser pursuant to this Section 8.12 shall be unaudited at the time it is provided, and each Seller and such Seller’s Affiliates shall have no obligation to provide audited financial information pursuant to this Section 8.12; provided, further, that without limiting the generality of this Section 8.12, for a period of three (3) years following the Closing Date, Sellers shall, and shall cause their respective Affiliates to, retain all books, records, information and documents existing at the Closing and otherwise in their or their Affiliates’ possession that are necessary to prepare and audit financial statements with respect to the Assets, except to the extent originals or copies thereof are transferred to Purchaser in connection with Closing).

ARTICLE 9
CONDITIONS TO CLOSING

Section 9.1Sellers’ Conditions to Closing

.  The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Sellers) on or prior to the Closing of each of the following conditions precedent:

(a)Representations.  (i) The representations and warranties of Purchaser set forth in Sections 7.4(b), (c) and (d) through 7.13 of this Agreement shall be true and correct in all material respects (without regard to any materiality qualifiers set forth in such representations and warranties) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) and (ii) the representations and warranties of Purchaser set forth in Section 7.1 through 7.4(a) of this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);

(b)Performance.  Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c)No Action.  On the Closing Date, no Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force, and no suit, action or other proceeding by any Governmental Body seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial Damages in connection therewith, shall be pending before any Governmental Body;

(d)Parent Guaranty. The Parent Guaranty shall be in full force and effect and enforceable;

(e)Governmental Body Approvals.  All material consents and approvals of any Governmental Body required for the transfer of the Assets from Sellers to Purchaser as contemplated under this Agreement (other than Customary Post-Closing Consents), including those consents required by the HSR Act, shall have been granted, or the necessary waiting period shall have expired, or such waiting period shall have been terminated, as applicable;

(f)Deliveries.  Purchaser shall have delivered (or be ready, willing and able to deliver) to Sellers the documents and certificates to be delivered by Purchaser under Section 10.3;

(g)Title; Environmental; Casualty Losses; Consents.  The sum (without duplication) of (i) except as set forth in clause (iii) hereof, all Title Defect Amounts determined pursuant to Section 4.2 with respect to Title Defects that have not been cured by Sellers on or prior to the Closing, subject to the Defect Threshold and the Aggregate Defect Deductible (provided if the Parties have not agreed as to the applicable Title Defect Amount, Purchaser’s good faith estimate shall be used for purposes of this Section 9.1(g)), (ii) except as set forth in clause (iii) hereof, all Remediation Amounts for Adverse Environmental Conditions determined pursuant to Section 5.1 that have not been Remediated by Sellers on or prior to the Closing, subject to the Defect Threshold and the Aggregate Defect Deductible (provided if the Parties have not agreed as to the applicable Remediation Amount, Purchaser’s good faith estimate shall be used for purposes of this Section 9.1(g)), (iii) if Sellers retain any Assets (or portion thereof) pursuant to Section 4.2(b)(iii), Section 5.1(b)(iii), Section 5.1(d) or Section 8.1(a) all Allocated Values (or portions thereof) of such Assets so retained by Sellers, (iv) all Casualty Losses pursuant to Section 4.7, that have not been repaired by Sellers on or prior to the Closing, and (v) all Allocated Values (or portions thereof) of Assets excluded from the Closing pursuant to Section 4.6(b), shall be less than 15% of the Unadjusted Purchase Price;

(h)Northstars Purchase and Sale Agreement.  The conditions to closing in the Northstars Purchase and Sale Agreement shall have been satisfied or waived in accordance with their terms, and the parties to such agreement shall have indicated that they are ready, willing and able to consummate the transactions contemplated thereby; and

(i)Stock Issuance Agreement.  The conditions to closing set forth in Sections 1.3(a)(i) and 1.3(b) of the Stock Issuance Agreement shall have been satisfied or waived in accordance with their terms, and WildHorse Resource Development Corporation shall have indicated that it is ready, willing and able to consummate the transactions contemplated thereby.

Section 9.2Purchaser’s Conditions to Closing

.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing of each of the following conditions precedent:

(a)Representations.  (i) The representations and warranties of Sellers set forth in Sections 6.4(b), (c) and (d) through Section 6.22 of this Agreement shall be true and correct in all material respects (without regard to any materiality qualifiers set forth in such representations and warranties) as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) and (ii) the representations and warranties of Sellers set forth in

Section 6.1 through Section 6.4(a) of this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);

(b)Performance.  Sellers shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by Sellers under this Agreement prior to or on the Closing Date;

(c)No Action.  On the Closing Date, no Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued and remain in force, and no suit, action or other proceeding by any Governmental Body seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, or seeking substantial Damages in connection therewith, shall be pending before any Governmental Body;

(d)Governmental Body Approvals.  All material consents and approvals of any Governmental Body required for the transfer of the Assets from Sellers to Purchaser as contemplated under this Agreement (other than Customary Post-Closing Consents), including those consents required by the HSR Act, shall have been granted, or the necessary waiting period shall have expired, or such waiting period shall have terminated, as applicable;

(e)Deliveries.  Sellers shall have delivered (or be ready, willing and able to deliver) to Purchaser the documents and certificates to be delivered by Sellers under Section 10.2;

(f)Title; Environmental; Casualty Losses; Consents; Preferential Rights. The sum (without duplication) of (i) except as set forth in clause (iii) hereof, all Title Defect Amounts determined pursuant to Section 4.2 with respect to Title Defects that have not been cured by Sellers on or prior to the Closing, subject to the Defect Threshold and the Aggregate Defect Deductible (provided if the Parties have not agreed as to the applicable Title Defect Amount, Purchaser’s good faith estimate shall be used for purposes of this Section 9.2(f)), (ii) except as set forth in clause (iii) hereof, all Remediation Amounts for Adverse Environmental Conditions determined pursuant to Section 5.1 that have not been Remediated by Sellers on or prior to the Closing, subject to the Defect Threshold and the Aggregate Defect Deductible (provided if the Parties have not agreed as to the applicable Remediation Amount, Purchaser’s good faith estimate shall be used for purposes of this Section 9.2(f)), (iii) if Sellers retain any Assets (or portion thereof) pursuant to Section 4.2(b)(iii), Section 5.1(b)(iii), Section 5.1(d), or Section 8.1(a) all Allocated Values (or portions thereof) of such Assets so retained by Sellers, (iv) all Casualty Losses pursuant to Section 4.7, that have not been repaired by Sellers on or prior to the Closing, and (v) all Allocated Values (or portions thereof) of Assets excluded from the Closing pursuant to Section 4.6(b) or Section 4.6(c), shall be less than 15% of the Unadjusted Purchase Price;

(g)Northstars Purchase and Sale Agreement.  The conditions to closing in the Northstars Purchase and Sale Agreement shall have been satisfied or waived in accordance with their terms, and the parties to such agreement shall have indicated that they are ready, willing and able to consummate the transactions contemplated thereby; and

(h)Stock Issuance Agreement.  The conditions to closing set forth in Sections 1.3(a)(i) and 1.3(c) of the Stock Issuance Agreement shall have been satisfied or waived in accordance with their terms, and the Admiral Sellers shall have indicated that they are ready, willing and able to consummate the transactions contemplated thereby.

ARTICLE 10
CLOSING

Section 10.1Time and Place of Closing

.  Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by the Parties, take place at the offices of Sidley Austin LLP, counsel to AEPO, located at 1000 Louisiana, Suite 6000, Houston, Texas 77002, at 10:00 a.m., Central Time, on June 30, 2017, or, if all conditions in Article 9 to be satisfied prior to the Closing have not yet been satisfied or waived by such date, within five Business Days of such conditions having been satisfied or waived (in each case, excluding any conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions), subject to the Parties’ rights to terminate this Agreement under Article 11.  The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 10.2Obligations of Sellers at Closing

.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Purchaser of its obligations pursuant to Section 10.3, Sellers shall deliver or cause to be delivered to Purchaser the following:

(a)Counterparts of the Conveyances of the Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Sellers and acknowledged before a notary public;

(b)Assignments in form required by any Governmental Body for the assignment of any Assets controlled by such Governmental Body (excluding Customary Post-Closing Consents), duly executed by Sellers, in sufficient duplicate originals to allow recording and filing in all appropriate offices;

(c)A certificate from each Seller, duly executed by an authorized officer of such Seller, dated as of the Closing Date, certifying on behalf of such Seller that the conditions set forth in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(d)An executed statement described in Treasury Regulation § 1.1445-2(b)(2) certifying that each Seller is not a foreign person within the meaning of the Code, substantially in the form of Exhibit D attached hereto;

(e)Counterparts of the change of operator forms required by the applicable regulatory authority, duly executed by the applicable Seller;

(f)Counterparts of the escrow agreement with the Escrow Agent, in form and substance reasonably acceptable to Sellers and Purchaser, to the extent necessary under the terms of this Agreement duly executed by the Sellers party thereto;

(g)All necessary letters in lieu of transfer orders, substantially in the form set forth on Exhibit E, directing all purchasers of production to pay Purchaser the proceeds attributable to production from each Property from and after the Effective Time;

(h)Counterparts of the Preliminary Settlement Statement, duly executed by Sellers;

(i)A recordable release of any deed of trust, mortgages, financing statements, fixture filings or security agreements imposed by any Debt Contract to which any Seller or any Affiliate of Sellers is a party burdening the Properties in form and substance reasonably acceptable to Purchaser;

(j)Counterparts of the Core Access Agreement, duly executed by the applicable Sellers; and

(k)All other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement as may be reasonably requested by Purchaser.

Section 10.3Obligations of Purchaser at Closing

.  At the Closing, upon the terms and subject to the conditions of this Agreement, and subject to the simultaneous performance by Sellers of their obligations pursuant to Section 10.2, Purchaser shall deliver or cause to be delivered to Sellers the following:

(a)A wire transfer in immediately available funds of the Cash Purchase Price, as adjusted pursuant to the Preliminary Settlement Statement, to the account(s) designated by AEPO, which designation shall be furnished to Purchaser no later than two days prior to the Closing Date;

(b)A distribution of shares of Purchaser Common Stock with an aggregate value (as calculated pursuant to the Stock Issuance Agreement) equal to the Stock Purchase Price, as adjusted pursuant to the Preliminary Settlement Statement, to each of the Admiral Sellers, in such proportions as are designated by the Admiral Sellers, which designation shall be furnished to Purchaser no later than five (5) Business Days prior to the Closing Date and, notwithstanding anything to the contrary contained in this Agreement, may be conclusively relied upon by Purchaser in fulfilling its obligation to deliver the Purchaser Common Stock pursuant to this Section 10.3(b);

(c)Counterparts of the Conveyances of Assets, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Purchaser and acknowledged before a notary public;

(d)Assignments in form required by any Governmental Body for the assignment of any Assets controlled by such Governmental Body (excluding any Customary Post-Closing Consents), duly executed by Purchaser, in sufficient duplicate originals to allow recording and filing in all appropriate offices;

(e)A certificate duly executed by an authorized officer of Purchaser, dated as of the Closing Date, certifying on behalf of Purchaser that the conditions set forth in Section 9.1(a) and Section 9.1(b) have been fulfilled;

(f)Evidence of replacement bonds, guaranties and letters of credit required pursuant to Section 8.7;

(g)Counterparts of the change of operator forms required by the applicable regulatory authority, duly executed by Purchaser or its designee;

(h)Counterparts of the Preliminary Settlement Statement, duly executed by Purchaser;

(i)Counterparts of the escrow agreement with the Escrow Agent, in form and substance reasonably acceptable to Sellers and Purchaser, to the extent necessary under the terms of this Agreement, duly executed by Purchaser;

(j)Counterparts of the Core Access Agreement, duly executed by Purchaser; and

(k)All other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement as may be reasonably requested by Sellers.

Section 10.4Closing Payment and Post-Closing Unadjusted Purchase Price Adjustments

.

(a)Not later than seven Business Days prior to Closing, or such other date agreed to by the Parties, Sellers shall prepare and deliver to Purchaser, using the best information available to Sellers, a preliminary settlement statement (the “Preliminary Settlement Statement”) estimating the initial Adjusted Purchase Price after giving effect to all adjustments set forth in Section 3.4, including the adjusted Cash Purchase Price and Stock Purchase Price resulting from such adjustments.  Purchaser will have two Business Days after receipt of the Preliminary Settlement Statement to review such statement and to provide written notice to Sellers of objections to any item on the statement.  The Parties shall attempt to agree on the amounts in the Preliminary Settlement Statement no later than one Business Day before Closing.  The amount agreed to in accordance with this Section 10.4(a) (or if the Parties are unable to agree, the amount or amounts set forth in Sellers’ estimate delivered in accordance with this Section 10.4(a)) less the Deposit and any amount deposited to the Escrow Agent pursuant to Section 4.4 and Section 5.2 shall constitute the dollar amount of consideration to be paid by Purchaser to Sellers in cash or Purchaser Common Stock, as applicable, at the Closing (the “Closing Payment”).  For the avoidance of doubt, the entire Deposit shall be netted against the Cash Purchase Price in the Preliminary Settlement Statement in accordance with Section 3.2.

(b)As soon as reasonably practicable after the Closing but not later than the later of (x) the last day of the fourth month following the Closing Date and (y) the date on which the Parties finally determine or the Title Expert or Environmental Expert, as applicable, finally determines, all Disputed Title Matters under Section 4.4 and all Disputed Environmental Matters under Section 5.2, Sellers shall prepare and deliver to Purchaser a statement setting forth (i) the final calculation of the Adjusted Purchase Price, (ii) the amount of Unreimbursed Third Party Property Costs as described in Section 2.4(c) and (iii) the amount of any Suspense Funds held by Sellers as of the date such statement is prepared, and showing the calculation of each such adjustment or item, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time.  Sellers shall, at Purchaser’s request, supply available documentation in reasonable detail to support any credit, charge, receipt or other item.  As soon as reasonably practicable but not later than the 30th day following receipt of Sellers’ statement hereunder, Purchaser shall deliver to Sellers a written report containing any changes that Purchaser proposes be made to such statement.  Sellers may deliver a written report to Purchaser during this same period reflecting any changes that Sellers propose to be made to such statement as a result of additional information received after the statement was prepared.

(c)The Parties shall undertake to agree on the final settlement statement.  In the event that the Parties cannot reach agreement within a reasonable period of time, either Party may refer the remaining matters in dispute to the Houston, Texas office of Grant Thornton LLP (the “Independent Accountant”) for review and final determination.  In the event that Grant Thornton LLP refuses or is otherwise unable to act as the Independent Accountant, the Parties shall cooperate in good faith to appoint an independent certified public accounting firm qualified and of national recognition in the United States that is mutually agreeable to the Parties, in which event “Independent Accountant” shall mean such firm.  Within 15 days after either Party’s referral of the remaining matters in dispute to the Independent Accountant, Purchaser (on the one hand) and Sellers (on the other hand) shall submit separate written statements setting forth their respective positions with respect to all matters that remain in dispute relating to the final settlement statement.  Within 30 days after the submission of such matters to the Independent Accountant, or as soon as practicable thereafter, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on Sellers and Purchaser (absent fraud or manifest error), and enforceable by either Party in any court of competent jurisdiction.  There shall be no ex parte communications between any of Sellers or Purchaser, on the one hand, and the Independent Accountant, on the other hand, relating to those matters in dispute, other than the initial written submission by Sellers and Purchaser of their respective positions on the matters in dispute and written answers by Sellers and Purchaser to written questions from the Independent Accountant.  The Independent Accountant shall be authorized to select only the position as to any adjustment set forth in the final settlement statement as presented by either Sellers (on the one hand) or Purchaser (on the other hand).  The Independent Accountant shall act as an independent neutral expert for the limited purpose of determining the specific disputed matters submitted by the Parties and may not award Damages, interest or penalties to the Parties with respect to any matter.  The Independent Accountant shall have no power to reach any other result and shall select the adjustment or line item set forth in the final settlement statement that, in its judgment, is the closest to being in conformity with this Agreement.  For the avoidance of doubt, the Independent Accountant shall not make any determination with respect to any matter other than those matters affecting the calculations of the final settlement statement that remain in dispute.  Sellers and Purchaser shall each bear its own legal fees and other costs of presenting its written submissions to the Independent Accountant.  The costs of the Independent Accountant shall be borne by Sellers, on the one hand, and Purchaser, on the other hand, based on the proportion the amount awarded in such Parties’ favor bears to the aggregate amount submitted to the Independent Accountant for determination.

(d)Within ten days after the earliest of (i) the expiration of Purchaser’s 30-day review period without delivery of any written report by Purchaser as contemplated in Section 10.4(b), (ii) the date on which the Parties finally determine the matters required to be set forth in the final settlement statement and (iii) the date on which the Independent Accountant finally determines the disputed matters submitted to it, as applicable, (A) Purchaser shall pay to

Sellers the amount by which (i) the final Adjusted Purchase Price, less the Deposit amount, plus the amount of the Unreimbursed Third Party Property Costs, less the Suspense Funds, exceeds (2) the Closing Payment or (B) Sellers shall pay to Purchaser the amount by which the Closing Payment exceeds the final Adjusted Purchase Price, less the Deposit amount, plus the amount of the Unreimbursed Third Party Property Costs, less the Suspense Funds, as applicable.  Any such payment, whether to or from the Sellers, shall be made in cash in accordance with the Consideration Ratio.

(e)Purchaser shall assist Sellers in the preparation of the final statement of the Adjusted Purchase Price under Section 10.4(d) by furnishing invoices, receipts, reasonable access to personnel, and such other assistance as may be reasonably requested by Sellers to facilitate such process post-Closing.

(f)All cash payments made or to be made under this Agreement shall be made by electronic transfer of immediately available funds to the account designated by the appropriate Party in writing (with email being sufficient).

ARTICLE 11
TERMINATION

Section 11.1Termination

.  This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of Sellers and Purchaser;

(b)by either Purchaser or Sellers if the Closing has not occurred on or before July 31, 2017, or such later date as shall be mutually agreed to in writing by Purchaser and Sellers;

(c)by Sellers if (i) the conditions set forth in Section 9.2 have been satisfied or waived in writing (other than those conditions that by their nature are to be satisfied at the Closing); (ii) Sellers have confirmed in writing that Sellers are ready, willing and able to consummate the Closing; and (iii) Purchaser shall have failed for any reason to consummate the Closing by the date the Closing should have occurred pursuant to Section 10.1;

(d)by Purchaser if (i) the conditions set forth in Section 9.1 have been satisfied or waived in writing (other than those conditions that by their nature are to be satisfied at the Closing); (ii) Purchaser has confirmed in writing that Purchaser is ready, willing and able to consummate the Closing; and (iii) Sellers shall have failed for any reason to consummate the Closing by the date the Closing should have occurred pursuant to Section 10.1;

(e)by either Party if any Governmental Body shall have commenced or threatened to commence any proceeding to delay or enjoin the transactions contemplated by this Agreement;

(f)by Sellers if the Parent Guaranty ceases to be in full force and effect and enforceable; or

(g)by AEPO (on behalf of Sellers), upon written notice to Purchaser, if Purchaser has not paid the Deposit to Sellers in accordance with Section 3.2 within one Business Day after the Execution Date, provided the termination right described in this Section 11.1(g) must be exercised, if ever, prior to Sellers’ receipt of the Deposit;

provided, however, that no Party shall be entitled to terminate this Agreement under Section 11.1(b), 11.1(c) or 11.1(d) if the Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants or agreements hereunder.

Section 11.2Effect of Termination

.  If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no further force or effect, except for the Confidentiality Agreement and the provisions of Section 8.1(d), Section 8.1(e), Section 8.3, Section 8.4(c), Section 8.10(f), Article 11, Section 14.1 through Section 14.11, Section 14.13, Section 14.18, Section 14.19 and Appendix A, which shall continue in full force and effect, and Sellers shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

Section 11.3Remedies for Breach; Distribution of Deposit Upon Termination

.

(a)If Sellers could terminate this Agreement (i) under Section 11.1(b), and Purchaser’s breach or failure to perform its representations, warranties, covenants or agreements hereunder, individually or in the aggregate, with all other breaches and failures to perform by Purchaser that have not been waived in writing by Sellers, are preventing or have prevented the satisfaction of the conditions set forth in Section 9.1, (ii) pursuant to Section 11.1(c) or (iii) pursuant to Section 11.1(f), then, in each case, Sellers, at their option, may, as their sole and exclusive remedy, either (1) terminate this Agreement and retain the Deposit together with any interest or income thereon, as liquidated damages, free of any claims by Purchaser or any other Person with respect thereto or (2) seek an injunction, order of specific performance or other equitable relief to enforce specifically the terms and provisions of this Agreement and deduct the costs of pursuing such relief from the Deposit.  If Sellers elect to retain the Deposit but are, for any reason, prohibited from retaining the Deposit as liquidated damages, Sellers may then pursue whatever legal or equitable rights and remedies may be available to Sellers, provided any such damages recovered from Purchaser may not exceed an amount equal to the Deposit.  If Sellers elect to pursue an injunction, order of specific performance or other equitable relief to enforce specifically the terms and provisions of this Agreement and are unable to obtain such specific performance, then Sellers shall be entitled to terminate this Agreement and retain the Deposit together with any interest or income thereon, as liquidated damages, free of any claims by Purchaser or any other Person with respect thereto.  In the event Sellers elect to terminate this Agreement and retain the Deposit, Sellers shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement.  It is expressly stipulated by the Parties that the actual amount of damages resulting from any such termination would be difficult, if not impossible, to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a reasonable estimate by the Parties of such damages.

(b)If Purchaser could terminate this Agreement pursuant to (i) Section 11.1(b), and Sellers’ breach or failure to perform their representations, warranties, covenants or agreements hereunder, individually or in the aggregate, with all other breaches and failures to perform that have not been waived in writing, are preventing or have prevented the satisfaction of the conditions set forth in Section 9.2 or (ii) Section 11.1(d), then, Purchaser, at its option, may either (i) terminate this Agreement, receive back the entirety of the Deposit (which Sellers shall promptly return to Purchaser upon Purchaser’s proper termination of this Agreement pursuant to this Section 11.3(b) without any interest accrued thereon, free of any claims by any Seller or any other Person with respect thereto) and seek to recover damages from Sellers up to but not exceeding the amount of the Deposit or (ii) in lieu of terminating this Agreement, seek an injunction and order of specific performance or other equitable relief to enforce specifically the terms and provisions of this Agreement, in either case, as its sole and exclusive remedy, all other remedies being expressly waived by Purchaser.

(c)If this Agreement is terminated under Section 11.1 for any reason other than the reasons set forth in Section 11.3(a) or Section 11.3(b), Sellers shall refund to Purchaser the Deposit, without any interest accrued thereon, free of any claims by any Seller or any other Person with respect thereto, and the Parties will have no further obligation or liability to one another hereunder other than as set forth in this Section 11.3, Section 11.2 and the Confidentiality Agreement.  Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be entitled to receive interest on the Deposit, whether the Deposit is applied against the Unadjusted Purchase Price or returned to Purchaser pursuant to this Section 11.3(c).

(d)Upon termination of this Agreement, Purchaser shall destroy or return to Sellers all title, engineering, geological and geophysical data, environmental assessments and reports, maps, documents and other information furnished by Sellers to Purchaser or prepared by or on behalf of Purchaser in connection with its due diligence of the Assets, and an officer of Purchaser shall confirm the same to Sellers in writing.

ARTICLE 12
ASSUMPTION; INDEMNIFICATION

Section 12.1Assumption by Purchaser

.

Without limiting Purchaser’s rights to indemnity under Section 12.2, Purchaser’s remedies for Title Defects in Article 4 and Adverse Environmental Conditions in Article 5 and Purchaser remedies for breaches of the special warranty of title contained in the Conveyances, on the Closing Date, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed, paid or discharged) all of the Assumed Purchaser Obligations.

Section 12.2Indemnification

.

(a)Upon the Closing, Purchaser shall indemnify, defend and hold harmless the Seller Group from and against all Damages incurred, suffered by or asserted against such Persons:

(i)caused by or arising out of or resulting from the Assumed Purchaser Obligations, REGARDLESS OF FAULT;

(ii)caused by or arising out of or resulting from any breach of or failure to perform any of Purchaser’s covenants or agreements in this Agreement;

(iii)caused by or arising out of or resulting from any breach of any of WildHorse Resource Development Corporation’s covenants or agreements in the Stock Issuance Agreement;

(iv)caused by or arising out of or resulting from any breach of any representation or warranty made by Purchaser in Article 7 or in the certificate delivered pursuant to Section 10.3(e); or

(v)caused by or arising out of or resulting from any breach of any representation or warranty made by WildHorse Resource Development Corporation in Section 2.1 of the Stock Issuance Agreement.

(b)Upon the Closing, each Seller, severally and not jointly, shall indemnify, defend and hold harmless the Purchaser Group from and against all Damages incurred, suffered by or asserted against such Persons:

(i)caused by or arising out of or resulting from the Retained Seller Obligations, REGARDLESS OF FAULT;

(ii)caused by or arising out of or resulting from any breach of or failure to perform any of Sellers’ covenants or agreements in this Agreement;

(iii)caused by or arising out of or resulting from any breach of any of Admiral Sellers’ covenants or agreements in the Stock Issuance Agreement;

(iv)caused by or arising out of or resulting from any breach of any representation or warranty made by Sellers in Article 6 or in the certificate delivered pursuant to Section 10.2(c); or

(v)caused by or arising out of or resulting from any breach of any representation or warranty made by the Admiral Sellers in Section 2.2 of the Stock Issuance Agreement.

(c)Notwithstanding anything to the contrary contained in this Agreement, if Closing occurs, this Section 12.2 contains the Parties’ and their Affiliates exclusive remedies against each other with respect to breaches of the representations and warranties of the Parties in Article 6 and Article 7, breaches of the representations and warranties of the Parties and their Affiliates in Section 2.1 and Section 2.2 of the Stock Issuance Agreement, the covenants and agreements of the Parties in this Agreement, the covenants and agreements of the Parties and their Affiliates in the Stock Issuance Agreement, the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at the Closing pursuant to Section 10.3(e), with respect to Purchaser, or Section 10.2(c), with respect to Sellers, and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party or their Affiliates at the Closing pursuant to Section 1.3(b)(iii) of the Stock Issuance Agreement, with respect to WildHorse Resource Development Corporation, or Section 1.3(c)(iii) of the Stock Issuance Agreement, with respect to the Admiral Sellers, except for actions of specific performance or other equitable relief expressly permitted to be sought pursuant to this Agreement or the Stock Issuance Agreement.  Except for the remedies contained in the Conveyances or in this Section 12.2, Section 8.1(e), Section 11.2, Section 11.3 and Section 14.17, if the Closing occurs, SELLERS AND PURCHASER EACH RELEASE, REMISE AND FOREVER DISCHARGE THE OTHER PARTY (OR PARTIES, AS APPLICABLE) AND THEIR AFFILIATES FROM ANY AND ALL SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST, OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH SUCH PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF (i) THIS AGREEMENT, (ii) THE STOCK ISSUANCE AGREEMENT (iii) SELLERS’ OWNERSHIP, USE OR OPERATION OF THE ASSETS, (iv) THE CONDITION, QUALITY, STATUS OR NATURE OF THE ASSETS, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA OR ANY OTHER ENVIRONMENTAL LAW, (v) BREACHES OF STATUTORY OR IMPLIED WARRANTIES, (vi) NUISANCE OR OTHER TORT ACTIONS, (vii) RIGHTS TO PUNITIVE DAMAGES AND COMMON LAW RIGHTS OF CONTRIBUTION AND (viii) SUBJECT TO SECTION 4.7, RIGHTS UNDER INSURANCE MAINTAINED BY SELLERS OR ANY PERSON WHO IS AN AFFILIATE OF ANY SELLER, REGARDLESS OF FAULT.

(d)Claims for Property Costs and proceeds from Hydrocarbon production shall be exclusively handled pursuant to Section 2.4, the Unadjusted Purchase Price adjustments in Section 3.4, and pursuant to Section 10.4, and shall not be subject to indemnification under this Section 12.2.  Claims for Title Defects (and Title Benefits) shall be exclusively handled pursuant to Article 4, or under the special warranty of title in the Conveyances, and Adverse Environmental Conditions shall be exclusively handled pursuant to Article 4 and Article 5, as applicable, and shall not be subject to indemnification under this Section 12.2, except as an Assumed Purchaser Obligation or as a Retained Seller Obligation or for breaches of the Specified Representations or the representations and warranties of Sellers in Section 6.21, as determined pursuant to Article 4 and Article 5.  Claims relating to the final settlement statement (other than any claim relating to an adjustment for Property Taxes) shall be exclusively handled pursuant to the dispute resolution provisions of Section 10.4.  Notwithstanding the foregoing, a breach or failure to perform with respect to any covenant or agreement described in the foregoing sections of this Section 12.2(d) are (and shall be) subject to claims for indemnification pursuant to Section 12.2(a)(ii) and Section 12.2(b)(ii), as applicable.

(e)The indemnity of each Party provided in this Section 12.2 shall be for the benefit of and extend to each Person included in the Seller Group and the Purchaser Group, as applicable; provided, however, that any claim for indemnity under this Section 12.2 by any such

Person must be brought and administered by a Party to this Agreement.  No indemnified Person other than Sellers and Purchaser shall have any rights against Sellers or Purchaser under the terms of this Section 12.2 except as may be exercised on its behalf by Purchaser or Sellers, as applicable, pursuant to this Section 12.2(e).  Each of Sellers and Purchaser may elect to exercise or not exercise indemnification rights under this Section 12.2 on behalf of the other indemnified Persons which are members of the Seller Group or Purchaser Group, as applicable, in its sole discretion and shall have no liability to any such other indemnified Persons for any action or inaction under this Section 12.2.

Section 12.3Indemnification Actions

.  Each Party claiming it is entitled to indemnification hereunder shall promptly notify the Party or Parties from which it is seeking indemnification of any matter of which it becomes aware and for which it is entitled to indemnification under this Agreement.  The indemnifying Party shall be obligated to defend, at the indemnifying Party’s sole expense, any litigation or other administrative or adversarial proceeding against the indemnified Party relating to any matter for which the indemnifying Party has agreed to indemnify and hold the indemnified Party harmless under this Agreement.  However, the indemnified Party shall have the right to participate with the indemnifying Party in the defense of any such matter at its own expense.  The indemnifying Party shall have the right to select counsel for any matters it is defending, provided that the indemnified Party shall have the right to require the indemnifying Party to select alternative counsel if such counsel is, at such time, adverse to the indemnified Party in any legal proceeding, whether or not such proceeding is related to this Agreement.  The indemnifying party shall not, without the written consent of the indemnified party, (i) settle any claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the indemnified party from all liability and Damages in respect of such third party claim or (ii) settle any claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the indemnified party (other than as a result of money damages covered by the indemnity). With respect to any claim subject to indemnification pursuant to this Article 12 or otherwise pursuant to this Agreement, the indemnified party shall use commercially reasonable efforts to cooperate (at the indemnifying party’s sole cost and expense) with the indemnifying party in asserting any defense that may be available to the indemnified party with respect to any such claim.  In the case of a  claim for indemnification not based upon a Third Party claim, the indemnifying party shall have thirty (30) days from its receipt of a notice of such claim to (i) cure the Damages complained of, (ii) admit its obligation to provide indemnification with respect to such Damages or (iii) dispute the claim for such indemnification.  If the indemnifying party does not notify the indemnified party within such thirty (30) day period that it has cured the Damages or that it disputes the claim for such indemnification, the indemnifying party shall be conclusively deemed obligated to provide such indemnification hereunder.

Section 12.4Limitation on Actions

.

(a)The representations and warranties of the Parties in Article 6 and Article 7 and the corresponding representations and warranties given in the certificates delivered at the Closing pursuant to Section 10.3(e) and Section 10.2(c), as applicable, and the covenants and agreements of the Parties set forth in Article 8 of this Agreement (except for those set forth in clause (iii) hereof), shall survive the Closing for a period of twelve months, except that (i) the representations and warranties in Section 6.1, Section 6.2, Section 6.3, Section 6.4(a), Section

6.6, Section 7.1, Section 7.2 and Section 7.4(a) shall survive indefinitely and (iii) the covenants and agreements, as applicable, in Section 8.1(e), Section 8.3, Section 8.6, Section 8.7, Section 8.9, Section 8.11 and Section 8.12 shall survive indefinitely, and any covenants or agreements that by their terms are applicable beyond the twelve-month anniversary of the Closing shall survive in accordance with their terms.  The remainder of this Agreement (including the disclaimers in Section 6.23) shall survive the Closing without time limit except for the provisions of Article 13, which shall survive the Closing until the expiration of the applicable statute of limitations.  Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided, however, that there shall be no termination of any bona fide claim for indemnification that has been delivered to the indemnifying Person in accordance with the terms of this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date and such representation, warranty, covenant or agreement shall survive until such claim is fully and finally resolved. The representations, warranties, covenants and agreement contained in the Stock Issuance Agreement, shall survive and terminate as set forth in the Stock Issuance Agreement.

(b)The indemnities in Section 12.2(a)(ii), Section 12.2(a)(iii), Section 12.2(a)(iv), Section 12.2(a)(v), Section 12.2(b)(ii), Section 12.2(b)(iii), Section 12.2(b)(iv) and Section 12.2(b)(v) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a bona fide claim for indemnity has been delivered in good faith to the indemnifying Person on or before such termination date, in which event such indemnities shall not terminate until such claim is fully and finally resolved.  The indemnities in Section 12.2(b)(i) shall terminate as of the expiration of the applicable Retained Seller Obligation (as provided in the definition thereof) (provided, however, that there shall be no termination of any bona fide claim for indemnity that has been delivered to the indemnifying Person in accordance with the terms of this Agreement with respect to such Section 12.2(b)(i) prior to its expiration date, in which event such indemnities shall not terminate until such claim is fully and finally resolved), and the indemnities in Section 12.2(a)(i) shall survive indefinitely.

(c)Sellers shall not have any liability for any indemnification under Section 12.2(b)(iv) until and unless (i) with respect to any individual claim for Damages, the amount of such Damages exceeds $100,000.00 (the “Indemnity Threshold”) and (ii) the aggregate amount of the liability for all Damages claimed by Purchaser and that exceed the Indemnity Threshold exceeds 3% of the Unadjusted Purchase Price, and then only to the extent that such Damages exceed 3% of the Unadjusted Purchase Price; provided, however, that the foregoing shall not be applicable to breaches of those representations and warranties in Section 6.1, Section 6.2, Section 6.3, Section 6.4(a), or Section 6.6.

(d)Notwithstanding anything to the contrary contained elsewhere in this Agreement, Sellers shall not be required to indemnify the Purchaser Group under Section 12.2(b)(iv) for aggregate Damages in excess of 10% of the Unadjusted Purchase Price; provided, however, that the foregoing shall not be applicable to breaches of those representations and warranties in Section 6.1, Section 6.2, Section 6.3, Section 6.4(a), or Section 6.6.

(e)Notwithstanding anything to the contrary contained elsewhere in this Agreement, (i) Sellers shall not be required to indemnify the Purchaser Group under this Article 12 for aggregate Damages in excess of the Unadjusted Purchase Price and (ii) the aggregate liability for AEPO, on the one hand, and the Admiral Sellers, on the other hand, for Damages shall not exceed the Cash Purchase Price (in the case of AEPO) or the Stock Purchase Price (in the case of the Admiral Sellers).

(f)AEPO will have no indemnification obligation or otherwise be liable with respect to any breach of a representation or warranty in Article 6 or the certificate delivered pursuant to Section 10.2(c) by any Admiral Seller or breach of or failure to perform any covenant by any Admiral Seller, and no Admiral Seller will have any indemnification obligation with respect to or otherwise be liable with respect to any breach of a representation or warranty in Article 6 or the certificate delivered pursuant to Section 10.2(c) by AEPO or breach of any covenant by AEPO.

(g)The amount of any Damages for which an Indemnified Person is entitled to indemnity under this Article 12 shall be reduced by the amount of insurance proceeds, if any, realized by the Indemnified Person or its Affiliates with respect to such Damages, net of any collection costs and excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Person or its Affiliates.

(h)Purchaser shall not be entitled to indemnification or any other remedy under this Agreement with respect to any Damages or other liability, loss, cost, expense, claim, award or judgment to the extent caused by Purchaser or any of its Affiliates as owner or operator of any of the Properties.

(i)For purposes of determining the amount of any recovery under this Article 12 (other than under Section 12.2(a)(v)), the words “Material Adverse Effect,” “material adverse effect,” “material,” “materiality,” and words of similar import in the applicable representations, warranties, covenants or agreements shall be disregarded.  Notwithstanding anything herein to the contrary, in no event will the Seller Group or the Purchaser Group be entitled to duplicate recovery under this Article 12 with respect to (i) any Damage, even though the facts or series of related facts giving rise to such Damage may constitute a breach of more than one representation, warranty, covenant or agreement set forth herein, in the Conveyances or in any document delivered in connection with the Closing or (ii) any adjustments to the Unadjusted Purchase Price pursuant to Section 3.4.

(j)Notwithstanding anything to the contrary herein, AEPO have shall have no responsibility for or in any way be liable with respect to Section 12.2(b)(iii) and/or Section 12.2(b)(v) or any matter in or otherwise pertaining to the Stock Issuance Agreement.  Further, the Parties agree that, after the Closing, in no event will the Stock Issuance Agreement, or the Stock Issuance Agreement indemnification obligations set forth in this Article 12, in any way alter or limit Purchaser’s obligations to AEPO under this Agreement.

ARTICLE 13
TAX MATTERS

Section 13.1Responsibility for Tax Filings and Payment

.  After the Closing Date, (a) Sellers shall be responsible for paying any and all Property Taxes due with respect to the ownership and operation of the Assets or the production of Hydrocarbons therefrom for all Tax periods ending before the Effective Time and shall file with the appropriate Governmental Body any and all Tax Returns required to be filed with respect to such Property Taxes, and (b) except as set forth in clause (a) hereof, Purchaser shall be responsible for paying any and all Property Taxes due with respect to the ownership and operation of the Assets or the production of Hydrocarbons therefrom and shall file with the appropriate Governmental Body any and all Tax Returns required to be filed with respect to such Property Taxes.  To the extent a Tax Return for which Purchaser is responsible hereunder relates to a Tax period that includes the Effective Time, Purchaser shall prepare such Tax Return in a manner consistent with Sellers’ past practices except as otherwise required by applicable Laws, and shall submit such Tax Return to Sellers for their review and comment no fewer than 30 days prior to the due date therefor.  Purchaser shall timely file any such Tax Return, incorporating any reasonable comments received from Sellers prior to the due date therefor.

Section 13.2Apportionment of Property Taxes

.  For purposes of this Agreement, Property Taxes due with respect to the ownership and operation of the Assets or the production of Hydrocarbons therefrom, but excluding Property Taxes that are based on the quantity or value of production of Hydrocarbons, shall be apportioned between Sellers and Purchaser as of the Effective Time with (a) Sellers being responsible for all such Property Taxes for Tax periods ending prior to the Effective Time and a proportionate share of the actual amount of such Taxes for a Tax period in which the Effective Time occurs (a “Current Tax Period”) determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period prior to the day that includes the Effective Time and the denominator of which is the total number of days in the Current Tax Period and (b) Purchaser being responsible for all such Property Taxes for Tax periods beginning on or after the day that includes the Effective Time and a proportionate share of the actual amount of such Taxes for a Current Tax Period determined by multiplying such actual Taxes by a fraction, the numerator of which is the number of days in the Current Tax Period on and after the day that includes the Effective Time and the denominator of which is the total number of days in the Current Tax Period.  Property Taxes that are based on the quantity of or the value of production of Hydrocarbons shall be apportioned between Sellers and Purchaser based on the number of units or value of production actually produced, as applicable, before and at, with regard to Sellers, or after, with regard to Purchaser, the Effective Time.

Section 13.3Cooperation.

(a)From and after the Closing Date, each Seller shall grant to Purchaser (or its designees) reasonable access at all reasonable times to the information, books and records relating to the Assets within the possession of Sellers (including work papers and correspondence with taxing authorities, but excluding work product of and attorney-client communications with any of Sellers’ legal counsel and personnel files), and shall afford Purchaser (or its designees) the right (at Purchaser’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Purchaser (or its designees) to prepare Tax Returns for which Purchaser is responsible hereunder, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(b)From and after the Closing Date, Purchaser shall grant to each Seller (or Sellers’ designees) reasonable access at all reasonable times to the information, books and records relating to the Assets within the possession of Purchaser (including work papers and correspondence with taxing authorities, but excluding work product of and attorney-client communications with any of Purchaser’s legal counsel and personnel files), and shall afford Sellers (or Sellers’ designees) the right (at Sellers’ expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit Sellers (or Sellers’ designees) to prepare Tax Returns for which Sellers are responsible hereunder, to conduct negotiations with Tax authorities, and to implement the provisions of, or to investigate or defend any claims between the Parties arising under, this Agreement.

(c)Except with respect to Income Taxes, each of the Parties hereto will preserve and retain all schedules, work papers and other documents within such Party’s possession relating to any Tax Returns of or with respect to Taxes relating to the Assets or to any claims, audits or other proceedings with respect thereto until the latest of (i) the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate, (ii) the final determination of any controversy with respect to such taxable period, (iii) the final determination of any payments that may be required with respect to such taxable period under this Agreement, and (iv) seven (7) years after the Closing Date.

(d)At either Purchaser’s or Sellers’ request, the other Party shall provide reasonable access to Purchaser’s or Sellers’, as the case may be, and their respective Affiliates’ personnel who have knowledge of the information described in this Section 13.3.

Section 13.4Like-Kind Exchange

.  Notwithstanding anything else in this Agreement, Purchaser shall have the right to structure the transactions contemplated under the terms of this Agreement as a Like-Kind Exchange.  Notwithstanding any other provisions of this Agreement, in connection with effectuating a Like-Kind Exchange, each Party shall have the right, at or prior to the Closing Date or any subsequent Closing, to assign all or a portion of its rights under this Agreement (the “Assigned Rights”) to a “qualified intermediary” (as that term is defined in Treasury Regulation § 1.1031(k)-1(g)(4)) or to a “qualified exchange accommodation titleholder” (as that term is defined in U.S. Revenue Procedure 2000-37).  In the event a Party (in its capacity as an exchanging party, referred to in this Section 13.4 as an “Exchanging Party”) assigns the Assigned Rights to a “qualified intermediary” pursuant to this Section 13.4, then such Exchanging Party agrees to notify Sellers in writing of such assignment reasonably in advance of the Closing Date.  In addition, should a Party choose to effectuate a Like-Kind Exchange, the Parties agree to use commercially reasonable efforts to cooperate with one another in the completion of such an exchange, including the execution of all documents reasonably necessary to effectuate such a Like-Kind Exchange; provided, however, that (a) the Closing Date shall not be delayed or affected by reason of the Like-Kind Exchange, (b) the Exchanging Party shall effect its Like-Kind Exchange through an assignment of the Assigned Rights to a “qualified intermediary” or to a “qualified exchange accommodation titleholder,” but such assignment shall not release such Exchanging Party from any of its liabilities or obligations under this Agreement and (c) the non-Exchanging Party shall incur no additional costs, expenses, fees or Damages as a result of or in connection with the exchange requested by the Exchanging Party.  Each Party hereby acknowledges and agrees that any assignment of this Agreement pursuant to this Section 13.4 shall not release a Party from, or modify, any of its respective liabilities and obligations (including indemnity obligations to the other Party) under this Agreement.  Neither Party, by its consent to a Like-Kind Exchange by the other Party, shall be responsible in any way for the Exchanging Party’s compliance with the rules applicable to such other Party’s Like-Kind Exchange.

Section 13.5Refunds

.  Purchaser agrees to pay to Sellers the amount of any refund, credit against Tax or other Tax benefit (including any refunds, credits or rebates) together with any interest thereon received from a Governmental Body after the Closing by Purchaser or its Affiliates in respect of any Property Taxes due with respect to the ownership and operation of the Assets or the production of Hydrocarbons therefrom (including, for the avoidance of doubt, any Tax benefit or amount attributable to a reduction in severance Taxes that may be realized after the Effective Time but that results from payments or production for periods prior to or at the Effective Time), prior to or at the Effective Time (determined in the manner described in Section 13.2) to the extent not otherwise taken into account under Section 2.4 or as an adjustment to the Unadjusted Purchase Price under Section 3.4, within five days after such refund, credit or other benefit is actually received or realized by Purchaser or its Affiliates.

Section 13.6Audits

.  From and after the Closing, each of Purchaser, on the one hand, and Sellers, on the other hand (the “Tax Indemnified Person”), shall notify the other Party in writing within 15 days of receipt by the Tax Indemnified Person of written notice of any pending or threatened audits, adjustments, claims, examinations, assessments or other proceedings with respect to any Taxes that are likely to affect the liability of such other Party under this Agreement (a “Tax Audit”).  If the Tax Indemnified Person fails to give such timely notice to the other Party, it shall not be entitled to indemnification or reimbursement for any Taxes arising in connection with such Tax Audit to the extent such failure to give notice actually and materially adversely affects the other Party.  If such Tax Audit relates to a Tax period that ends before the Effective Time or a Current Tax Period for which only Sellers would be liable to indemnify Purchaser under this Agreement, Sellers shall, at their expense, conduct and control the defense and settlement of such Tax Audit.  If such Tax Audit relates solely to a Tax period beginning after the Effective Time or a Current Tax Period for which only Purchaser would be liable to indemnify Sellers under this Agreement, Purchaser shall, at its expense, conduct and control the defense and settlement of such Tax Audit.  If such Tax Audit relates to a Current Tax Period for which both Sellers and Purchaser could be liable under this Agreement, Purchaser shall be entitled to conduct and control the defense and settlement of such Tax Audit, but (a) Sellers shall be entitled to participate in any such Tax Audit relating to Taxes for which it may be responsible hereunder at their own expense and (b) Purchasers shall not settle, compromise or concede any portion of any Tax Audit that is reasonably likely to affect the Tax liability of Sellers without the consent of Sellers, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 13.7Characterization of Certain Payments

.  The Parties agree that any payments made pursuant to this Article 13, Article 12 or Section 10.4 shall be treated for all Tax purposes as an adjustment to the Adjusted Purchase Price unless otherwise required by applicable Laws.

Section 13.8Transfer Taxes, Recording Fees & Transaction Fees

.  Purchaser shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, recording fees, capital, documentary, stamp or similar Taxes (including any penalties, interest or additional amounts which may be imposed with respect thereto but not including any income or franchise taxes) (collectively, “Transfer Taxes”) imposed upon, or with respect to, the transfer of the Assets or other transactions contemplated hereby, including any fees or payments to lessors under the Leases (if any).  Purchaser and Sellers shall cooperate in good faith to minimize the incurrence of any such Transfer Taxes, fees or payments, including the filing or submission of an appropriate certificate or other evidence of exemption by Purchaser.  Except as otherwise provided herein, all costs and expenses (including legal and financial advisory fees and expenses) incurred in connection with, or in anticipation of, this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.

Section 13.9Tax Characterization

.  For United States federal and applicable state income Tax purposes (“Tax Purposes”), the Parties acknowledge that the Assets are considered to be held by the Tax Partnership and the Closing will be treated as the purchase and sale of all of the interests in the Tax Partnership.  For Tax Purposes, each Party agrees that the deemed purchase and sale of all of the interests in the Tax Partnership pursuant to the Closing shall be treated in accordance with Situation 2 of Revenue Ruling 99-6, 1991-1 C.B. 432.  Accordingly, (i) the Tax Partnership shall terminate under Code Section 708(b)(1)(A); (ii) Sellers shall report gain or loss, if any, resulting from the sale of their interests in the Tax Partnership in accordance with Code Section 741; (iii) for purposes of classifying the acquisition by Purchaser hereunder, the Tax Partnership shall be deemed to have made a liquidating distribution of its assets to Sellers; and (iv) immediately following the deemed distribution, Purchaser shall be deemed to have acquired, by purchase, all of the former Tax Partnership’s assets.  Purchaser and Sellers and their Affiliates shall report, act, and file Tax Returns in all respects and for all purposes consistent with such treatment, and neither Purchaser nor Sellers shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such treatment unless required to do so by applicable Law.

ARTICLE 14
MISCELLANEOUS

Section 14.1Counterparts

.  This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement.  Either Party’s delivery of an executed counterpart signature page by facsimile or email is as effective as executing and delivering this Agreement in the presence of the other Party.  No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 14.2Notices

.  All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English and delivered personally, by courier, by facsimile or by registered or certified mail, postage prepaid, as follows:

If to Sellers:

c/o Anadarko Petroleum Corporation
9950 Woodloch Forest Drive
The Woodlands, Texas 77380
Attn:  Vice President, Corporate Development
Facsimile:  (832) 636-9888

With a copy to:

Anadarko Petroleum Corporation
9950 Woodloch Forest Drive
The Woodlands, Texas 77380
Attn:  Associate General Counsel, Oil, Gas and Minerals
Facsimile:  (832) 636-8203

and

Sidley Austin LLP

1000 Louisiana, Suite 6000

Houston, Texas 77002

Attn:	James L. Rice III; Katy L. Lukaszewski

Facsimile: (713) 495-7799

and Admiral A Holding L.P. TE Admiral A Holding L.P. Aurora C-I Holding L.P. 600 Travis Street, Suite 7200 Houston, Texas 77002 Attention: Dash Lane Facsimile: (713) 583-9430
and
Kirkland & Ellis LLP 600 Travis Street, Suite 3300 Houston, Texas 77002 Attention: Anthony Speier, P.C.; John D. Pitts, P.C. Facsimile: (713) 835-3601

If to Purchaser:

c/o WildHorse Resource Development Corporation

9805 Katy Freeway, Suite 400

Houston, Texas 77024

Attn:  William B. Coffey
Facsimile: (713) 568-4911

With a copy to:

Locke Lord LLP

600 Travis, Suite 2800

Houston, Texas  77002
Attn:  Terry L. Radney; Hunter Summerford
Facsimile: (713) 223-3717

Either Party may change its address for notice by providing notice to the other Party in the manner set forth above.  All notices shall be deemed to have been duly given and the receiving Party charged with notice (a) if personally delivered, when received, (b) if sent by facsimile during normal business hours of the recipient, upon confirmation of transmission, or if sent by facsimile after normal business hours of the recipient, on the next Business Day, (c) if mailed, two Business Days after the date of mailing to the address below or (d) if sent by overnight courier, one day after sending.  Notwithstanding the foregoing, any notices or other communications delivered pursuant to this Agreement prior to or at the Closing may be given via email, return receipt requested, during normal business hours of the recipient.  Such email notices can be sent to Sellers at julie.gremillion@anadarko.com and randle.jones@anadarko.com, copying jrice@sidley.com, klukaszewski@sidley.com, anthony.speier@kirkland.com and dash.lane@kkr.com and to Purchaser at Brad.Coffey@wildhorseresources.com and KRoane@wildhorserd.com, copying tradney@lockelord.com and hsummerford@lockelord.com.  Any written notice regarding indemnification sent to Sellers pursuant to Section 12.3 should also be sent pursuant to the delivery procedures set forth in this Section 14.2 to AEPO’s registered agent, CT Corporation, at 1999 Bryan Street, Suite 900, Dallas, Texas 75201.  Any written notice regarding indemnification sent to Purchaser pursuant to Section 12.3 should also be sent pursuant to the delivery procedures set forth in this Section 14.2 to Purchaser’s registered agent, National Corporate Research, Ltd., 1601 Elm St. Suite 4360, Dallas, TX 75201.

Section 14.3Governing Law; Jurisdiction

.

(a)THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW WHICH WOULD PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE CIVIL DISTRICT COURTS OF THE STATE OF TEXAS LOCATED IN HARRIS COUNTY, TEXAS AND APPROPRIATE APPELLATE COURTS THEREFROM, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF any dispute, controversy or claim arising out of or relating to this agreement (OTHER than with RESPECT to DISPUTED title matters, which are governed by Section 4.4, disputed ENVIRONMENTAL matters, which are governed by Section 5.2 and disputes with respect to the final settlement STATEMENT, which are GOVERNED by Section 10.4(c)) or any document delivered in connection herewith MAY BE HEARD AND DETERMINED IN SUCH COURTS.  THE PARTIES HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH DISPUTE, CONTROVERSY OR CLAIM BROUGHT IN ANY SUCH COURT OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE, CONTROVERSY OR CLAIM.  EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(c)EACH OF THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY DOCUMENT DELIVERED IN CONNECTION HEREWITH.  EACH PARTY ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO CONSULT WITH INDEPENDENT COUNSEL AND THAT IT HAS KNOWINGLY AND VOLUNTARILY AGREED TO THIS WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 14.4Knowledge Qualifications; Schedules

.

(a)Any representation or warranty qualified to the “knowledge of Sellers” or “to Sellers’ knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of the individuals listed in Schedules 14.4(a) and (b).  Any representation or warranty qualified to the “knowledge of the Admiral Sellers” or “to the Admiral Sellers’ knowledge” or with any similar knowledge qualification is limited to matters within the Actual Knowledge of the individuals listed in Schedule 14.4(b).  As used herein, the term “Actual Knowledge” means information personally known by such individual.

(b)To the extent that any Admiral Seller makes any representation or warranty in Article 6 regarding any matter relating to the Seller Operated Assets, each such representation or warranty shall be deemed to be qualified by the phrase “to the Admiral Sellers’ knowledge.”

(c)Inclusion of a matter on a Schedule in relation to a representation or warranty which addresses matters having a Material Adverse Effect or being material shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect or is, or may be, material.  Likewise, the inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule.  Disclosing a matter on any Schedule shall be deemed to be a disclosure for all purposes of this Agreement to the extent that the relevance of such matter to any other Schedule is reasonably apparent on the face of such disclosure (provided, for the avoidance of doubt, no matter set forth in any Exhibit shall be deemed a disclosure for purposes of the Schedules unless expressly cross-referenced on such Schedule).  Matters may be disclosed on a Schedule for information purposes only.

Section 14.5Waivers

.  Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner.  No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 14.6Assignment

.  No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party, which consent may be withheld for any reason, and any assignment or delegation made without such consent shall be void; provided, however, that Purchaser may, without the prior written approval of Sellers, assign this Agreement to an Affiliate of Purchaser prior to the Closing; provided that (i) Purchaser provides Sellers with prompt notice of such assignment, (ii) Purchaser (for the avoidance of doubt, Purchaser as of the Execution Date) shall remain responsible and liable for all of its obligations and liabilities under this Agreement and the Parent Guaranty shall remain in full force and effect and (iii) any consents obtained by Sellers in the name of WHR Eagle Ford LLC prior to Sellers’ receipt of written notice of such assignment shall be deemed in compliance with this Agreement with respect to the identity of the assignee thereof (i.e., Sellers shall not be required to obtain a new consent in the name of assignee, or assign the interest subject to such consent (if such consent is a Required Consent) to the assignee).  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 14.7Entire Agreement

.  This Agreement (including, for purposes of certainty, the Appendices, Exhibits and Schedules attached hereto), the documents to be executed hereunder, the Stock Issuance Agreement (as to the Admiral Sellers, Purchaser and the other parties thereto only), the Conveyances, the Parent Guaranty and the Confidentiality Agreement constitute the entire agreement among the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 14.8Amendment

.  This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

Section 14.9No Third Party Beneficiaries

.  Nothing in this Agreement shall entitle any Person other than Purchaser and Sellers to any claim, cause of action, remedy or right of any kind, except the rights expressly provided in Section 8.1(e) and 12.2 to the Persons described therein.

Section 14.10Construction

.  The Parties acknowledge that (a) Sellers and Purchaser have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) Sellers and Purchaser and their respective counsel participated in the preparation and negotiation of this Agreement.  Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 14.11Limitation on Damages

.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT IN CONNECTION WITH ANY DAMAGES INCURRED BY THIRD PARTIES FOR WHICH INDEMNIFICATION IS SOUGHT UNDER THE TERMS OF THIS AGREEMENT, NONE OF PURCHASER, SELLERS NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO CONSEQUENTIAL, SPECIAL, INDIRECT, PUNITIVE OR EXEMPLARY DAMAGES OR DAMAGES FOR LOST PROFITS OR DIMINUTION IN VALUE IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES WERE REASONABLY FORESEEABLE AND REGARDLESS OF WHETHER ANY SPECIAL CIRCUMSTANCES GIVING RISE TO SUCH DAMAGES WERE DISCLOSED TO THE OTHER PARTY IN ADVANCE, AND, EXCEPT AS OTHERWISE PROVIDED IN THIS SENTENCE, PURCHASER AND EACH SELLER, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, RESPECTIVELY, HEREBY EXPRESSLY WAIVES ANY RIGHT TO SUCH DAMAGES IN CONNECTION WITH OR WITH RESPECT TO THIS AGREEMENT, REGARDLESS OF FAULT.

Section 14.12Recording

.  As soon as practicable after the Closing, Purchaser shall record the Conveyances and other assignments, if any, delivered at the Closing in the appropriate counties as well as with any appropriate Governmental Bodies and provide Sellers with copies of all recorded or approved instruments.

Section 14.13Conspicuousness

.  SELLERS AND PURCHASER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE ALL CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 14.14Time of Essence

.  This Agreement contains a number of dates and times by which performance or the exercise of rights is due, and the Parties intend that each and every such date and time be the firm and final date and time, as agreed.  For this reason, each Party hereby waives and relinquishes any right it might otherwise have to challenge its failure to meet any performance or rights election date applicable to it on the basis that its late action constitutes substantial performance, to require the other Party to show prejudice, or on any equitable grounds.  Without limiting the foregoing, time is of the essence in this Agreement.  If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 14.15Delivery of Records

.  Sellers, at Sellers’ cost and expense, shall deliver the Records in electronic form to Purchaser within ten Business Days following the Closing and shall make the Records in physical form, if any, available to Purchaser for pickup within 30 days following the Closing.  For the avoidance of doubt, Sellers may keep a copy of all Records for their files.

Section 14.16Severability

.  The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction, and the remaining terms and provisions shall remain in full force and effect unless doing so would result in an interpretation of this Agreement that is manifestly unjust.

Section 14.17Specific Performance

.  The Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and the Parties shall be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy available at Law or in equity.

Section 14.18Seller Representative

.  Each Seller, by executing this Agreement, irrevocably constitutes and appoints AEPO and its successors, acting as hereinafter provided, as such appointing Party's attorney-in-fact to act on behalf of such Person in connection with the authority granted to AEPO pursuant to this Section 14.18, and acknowledges that such appointment is coupled with an interest.  Each Seller, by such appointment, (i) authorizes AEPO subsequent to the date hereof to act on such appointing Party's behalf with respect to any and all matters contemplated by this Agreement and (ii) agrees to be bound by all agreements and determinations made by and documents executed and delivered by AEPO pursuant to such  authority granted to AEPO hereunder; provided, however, that the Admiral Sellers reserve the right to determine, and in no event shall AEPO have the right or authority to determine on behalf of the Admiral Sellers, if the condition precedent set forth in Section 9.1(i) has been met.  Each Seller, by the execution of this Agreement, expressly acknowledges and agrees that Purchaser, each member of the Purchaser Group and any other Person shall be entitled to solely interact with, and rely on any and all actions taken by, AEPO acting pursuant to its authority granted under this Section 14.18 without any liability to, or obligation to inquire of, such appointing Party.

Section 14.19Sellers’ Liability

.  Notwithstanding anything to the contrary in this Agreement, the Parties agree that each Seller shall be, severally and not jointly, liable for Sellers’ obligations and liabilities under this Agreement, in proportion to the percentage of the Unadjusted Purchase Price payable to such Seller (i.e., with respect to any loss for which multiple Sellers are liable, such as a loss arising from a breach by multiple Sellers of a representation hereunder, each such Seller shall be severally liable for a percentage of such loss equal to the proportionate share of the Unadjusted Purchase Price payable to such Seller as compared to the total portion of the Unadjusted Purchase Price payable all such liable Sellers).

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

SELLERS:

ANADARKO E&P ONSHORE LLC

By:	/s/ Brian T. Kuck
Brian T. Kuck
Vice President

[Signature Page – Purchase and Sale Agreement]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

SELLERS:

ADMIRAL A HOLDING L.P.

By:	Admiral A Holding GP LLC,
its general partner

By:	/s/ Dash Lane
Dash Lane
Vice President

TE ADMIRAL A HOLDING L.P.

By:	TE Admiral A Holding GP LLC,
its general partner

By:	/s/ Dash Lane
Dash Lane
Vice President

AURORA C-I HOLDING L.P.

By:	Aurora Holding GP LLC,
its general partner

By:	/s/ Dash Lane
Dash Lane
Vice President

[Signature Page – Purchase and Sale Agreement]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the Execution Date.

PURCHASER:

WHR EAGLE FORD LLC

By:	WildHorse Resource Development
Corporation, its sole member

By:	/s/ Jay C. Graham
Jay C. Graham
Chief Executive Officer

[Signature Page – Purchase and Sale Agreement]

APPENDIX A

ATTACHED TO AND MADE A PART OF THAT
CERTAIN PURCHASE AND SALE AGREEMENT BY AND AMONG SELLERS AND PURCHASER

DEFINITIONS

“Actual Knowledge” has the meaning set forth in Section 14.4(a).

“Adjusted Purchase Price” has the meaning set forth in Section 3.4.

“Admiral A” has the meaning set forth in the Preamble of this Agreement.

“Admiral Sellers” has the meaning set forth in the Preamble of this Agreement.

“Adverse Environmental Condition” means any violation of or liability under Environmental Laws or Permits issued thereunder, or any contamination or condition exceeding regulatory limits applicable to the applicable Property as currently operated and not otherwise authorized by Law, resulting from any discharge, release, production, storage, treatment, seepage, escape, leakage, emission, emptying, handling, use, management or leaching of Hazardous Substances or from any other acts or omissions on, in or from any Property, or from the migration or transportation from other lands to any Property, of any Hazardous Substances that require Remediation pursuant to any current federal, state or local Laws, including Environmental Laws; provided, however, that an Adverse Environmental Condition shall not include Decommissioning, the Disclosed Environmental Conditions, Asbestos and Related Liabilities or NORM, except to the extent the use, existence or alleged existence of asbestos, polychlorinated biphenyls, chromium, lead-based paint or NORM is a violation of or liability under Environmental Laws.

“AEPO” has the meaning set forth in the Preamble of this Agreement.

“AFEs” means authorization for expenditures issued pursuant to a Contract.

“Affiliate” means, with respect to any Person, any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Aggregate Defect Deductible” means an amount equal to 3% of the Unadjusted Purchase Price.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Allocated Leasehold” means a portion of the leased premises under the Leases relating to any Well, insofar and only insofar as such leasehold rights entitle the owner thereof to Hydrocarbons produced from such Well and to any pooling rights associated therewith, comprising (a) the acreage included in the Unit (or allocable portion thereof if such Unit contains multiple Wells) on which such Well is located or (b) if the Well is not located within a Unit, then the acreage included within the proration unit plat for the Well as filed by the operator of such

Appendix A-1

Well with the applicable Governmental Body or, if no such plat has been filed, the acreage prescribed by the applicable field rules or orders.

“Allocated Value” has the meaning set forth in Section 3.3.

“Asbestos and Related Liabilities” means any and all Damages, obligations and responsibilities relating to or arising from, directly or indirectly, the existence or alleged existence of any one or more of asbestos, NORM, polychlorinated biphenyls, chromium and/or lead-based paint at, on or within the Properties, including any contamination resulting therefrom.

“Assets” has the meaning set forth in Section 2.2.

“Assigned Rights” has the meaning set forth in Section 13.4.

“Assumed Purchaser Obligations” means, except to the extent of the Retained Seller Obligations and without limitation of Purchaser’s rights (x) of indemnification under Article 12, including for Retained Seller Obligations under Section 12.2(b)(i) and breach of Sellers’ representations and warranties under Section 12.2(b)(iii), and (y) with respect to downward adjustments to the Unadjusted Purchase Price prior to the Cut-Off Date pursuant to the terms of Section 3.4(b) and Section 10.4, (a) all obligations and liabilities of Sellers (including Environmental Liabilities), known or unknown, with respect to or arising from the Assets regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including obligations and liabilities relating in any manner to the use, ownership or operation of the Assets, including (i) obligations to furnish makeup gas and/or settle Imbalance charges attributable to the Assets according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (ii) Decommissioning and Asbestos and Related Liabilities, (iii) any obligations to abandon, clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable Contracts, Leases and Laws, (iv) claims arising under Environmental Laws with respect to the Assets, all Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets, (v) all obligations applicable to or imposed on the lessee, owner, or operator under the Leases, Surface Agreements and Contracts, or as required by any applicable Law, including the payment of all Taxes for which Purchaser is responsible hereunder; and (vi) all liabilities, claims, and costs arising from or relating to the employment by Purchaser of any Available Employees hired pursuant to Section 8.10 after the termination of their employment relationships by Sellers or their Affiliates; (b) all obligations under the Leases, Contracts and Surface Agreements; (c) obligations to pay working interests, royalties, overriding royalties and other interest owners’ revenues or proceeds attributable to sales of Hydrocarbons produced from the Assets and any Suspense Fund liabilities, and (d) Purchaser’s obligations under Article 13.

“Aurora” has the meaning set forth in the Preamble of this Agreement.

“Available Employees” means those employees of Sellers or their Affiliates whose jobs relate to the Assets and who are available for hire by Purchaser, as designated by Sellers on schedule provided to Purchaser prior to signing.

“Back-to-Back Arrangements” has the meaning set forth in Section 4.6(b).

Appendix A-2

“Burdens” has the meaning set forth in the definition of Net Revenue Interest.

“Business Day” means each calendar day except Saturdays, Sundays, and United States federal holidays.

“Cash Purchase Price” has the meaning set forth in Section 3.1.

“Casualty Loss” means any Damage or reduction in value of the Assets that occurs during the period between the Execution Date and the Closing as a result of acts of God, fire, explosion, earthquake, windstorm, flood, vandalism or other casualty, but excluding any loss, damage or reduction in value as a result of depreciation, mechanical failure or gradual structural deterioration of materials, equipment and infrastructure, a Well being shut-in temporarily, downhole failure (including (i) failures arising or occurring during drilling or completing operations, (ii) junked or lost holes or (iii) sidetracking or deviating a well) or reservoir changes or depletion (including the watering-out of any well, collapsed casing or sand infiltration of any well), except, in each case, to the extent any such exclusions are covered by any Third Party insurance policy of AEPO or its Affiliates (in which event the same shall be Casualty Losses, to the extent any damages related to such matter are actually recoverable thereunder).

“Central Time” means the central standard time zone of the United States.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“Closing” has the meaning set forth in Section 10.1.

“Closing Date” has the meaning set forth in Section 10.1.

“Closing Payment” has the meaning set forth in Section 10.4(a).

“Code” means the U.S. Internal Revenue Code of 1986.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated March 15, 2017 between Purchaser and AEPO and that certain Confidentiality Agreement dated January 6, 2017 between Purchaser and Kohlberg Kravis Roberts & Co. L.P.

“Consideration Ratio” has the meaning set forth in Section 3.4.

“Contracts” has the meaning set forth in Section 2.2(e).

“Control” means the ability to direct the management and policies of a Person through ownership of voting shares or other equity rights, pursuant to a written agreement, or otherwise.  The terms “Controls” and “Controlled by” and other derivatives shall be construed accordingly.

“Conveyance” means the Conveyance substantially in the form attached hereto as Exhibit B, with respect to AEPO, and Exhibit C, with respect to the Admiral Sellers.

“COPAS” has the meaning set forth in Section 2.5(a).

Appendix A-3

“Core Access Agreement” means that certain Core Access Agreement, in form and substance that is reasonably acceptable to AEPO and Purchaser, to be entered into in connection with the Closing.

“Current Tax Period” has the meaning set forth in Section 13.2.

“Customary Post-Closing Consents” means the consents and approvals from Governmental Bodies for the assignment of the Assets to Purchaser that are customarily obtained after the assignment of properties similar to the Assets.

“Cut-off Date” has the meaning set forth in Section 3.4.

“Damages” means the amount of any liability, fine, expense, debt, diminution in value, penalties, obligation, loss, cost, expense, claim, award, settlement or judgment incurred or suffered by any Person under any theory of tort, contract, breach of contract or otherwise, including contractual indemnity claims (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), including reasonable fees and expenses of attorneys, consultants, accountants or other agents and experts reasonably incident to matters indemnified against, and the costs of investigation and/or monitoring of such matters, and the costs of enforcement of the indemnity.

“Debt Contract” means any indenture, mortgage, loan, credit or similar agreement entered into by Sellers or their Affiliates creating indebtedness on the part of Sellers or their Affiliates for borrowed money or the deferred purchase price of property acquired by, or for services rendered to, Sellers or their Affiliates.

“Decommissioning” means all decommissioning, dismantlement and removal activities and obligations with respect to the Properties as are required by Laws, Contracts or Surface Agreements associated with the Properties and further including all well plugging, replugging and abandonment, dismantlement and removal of buildings, facilities, pipelines and flowlines and all other assets of any kind related to or associated with operations or activities conducted on the Properties and associated site clearance, site restoration and site remediation on the Properties, but not including Remediation.

“Defect Claim Date” means June 19, 2017.

“Defect Threshold” means $75,000.00.

“Defensible Title” means title of Sellers that:

(a)with respect to each Well set forth on Exhibit A-2, entitles Sellers to (i) not less than the Net Revenue Interest shown in Exhibit A‑2 for such Well through the producing life of such Well, except:  (A) decreases in connection with those operations conducted in accordance with the terms of this Agreement (including Purchaser’s consent rights pursuant to Section 8.4(a)) in which any Seller may be a nonconsenting co-owner, (B) decreases resulting from the reversion of interests to co-owners with operations in which such co-owners elected not to consent after the Execution Date, (C) decreases resulting from the establishment of pools or units or amendment of any Unit after the Execution Date; provided, however, that the establishment or

Appendix A-4

amendment of such pools or units after the Execution Date is made in accordance with the terms of this Agreement (including Purchaser’s consent rights pursuant to Section 8.4(a)), and (D) decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under-deliveries, and (ii) obligates Sellers to bear not more than the Working Interest shown in Exhibit A‑2 for such Well through the plugging and abandonment of such Well, except:  (1) as the Working Interest may be changed from time to time due to the exercise after the Execution Date of non-consent rights under applicable operating agreements and similar agreements or the establishment or amendment of pools or units, in each case, in accordance with the terms of this Agreement (including Purchaser’s consent rights pursuant to Section 8.4(a)) and (2) increases that are accompanied by at least a proportionate increase in Net Revenue Interest for such Well, as applicable;

(b)with respect to each Undeveloped Lease set forth on Exhibit A-3, entitles Sellers to a Net Revenue Interest for such Undeveloped Lease not less than the Net Revenue Interest Floor or not less than the Net Revenue Interest specified on Exhibit A-3 to the extent a different Net Revenue Interest is specified for such Undeveloped Lease on Exhibit A-3;

(c)with respect to each Undeveloped Lease set forth on Exhibit A-3, entitles Sellers to the aggregate number of Net Acres shown on Exhibit A-3 for such Undeveloped Lease, except for decreases resulting from the establishment or amendment of pools or units after the Execution Date; provided, however, that the establishment or amendment of such pools or units after the Execution Date is made in accordance with the terms of this Agreement (including Purchaser’s consent rights pursuant to Section 8.4(a));

(d)with respect to each Unit set forth on Exhibit A-8, entitles Sellers to the aggregate number of Net Acres shown on Exhibit A-8 for such Unit;

(e)with respect to each Lease set forth on Exhibit A-1 that is still in its primary term, the primary term of such Lease will not expire prior to the date set forth on Exhibit A-1 for such Lease;

(f)with respect to each Well, Units and Undeveloped Lease, is free and clear of all liens, security interests, pledges, charges, encumbrances or other defects, except for and subject to Permitted Encumbrances; and

(g)with respect to any Asset, is free and clear of all liens and/or charges securing liquidated amounts, security interests, deeds of trust, mortgages, pledges, charges or similar financial liens, except for and subject to Permitted Encumbrances.

Notwithstanding any other provision in this Agreement, if Sellers have been receiving revenue payments from Third Parties attributable to an overriding royalty interest which contributes to Sellers’ Net Revenue Interest shown in Exhibit A-2 for a Well or the Net Revenue Interest Floor (or Net Revenue Interest set forth on Exhibit A-3, as the case may be) for an Undeveloped Lease for the ten calendar years immediately preceding the Effective Time, Purchaser may not assert that Sellers do not have Defensible Title to the Well or Undeveloped Lease, as applicable, based on any defect or discrepancy in or inability to obtain documentation related to such overriding royalty interest; provided that, notwithstanding the foregoing, if Sellers have been receiving any

Appendix A-5

such payments from WildHorse Resource Development Corporation or any of its Affiliates or their respective predecessors in interest for any period of time prior to the Effective Time, Purchaser may not assert that Sellers do not have Defensible Title to the Well or Undeveloped Lease, as applicable, based on any defect or discrepancy in or inability to obtain documentation related to such overriding royalty interest.

“Deposit” has the meaning set forth in Section 3.2.

“Disclosed Environmental Conditions” means all matters set forth on Schedule 5.1.

“Disputed Environmental Matters” has the meaning set forth in Section 5.2(a).

“Disputed Title Matters” has the meaning set forth in Section 4.4(a).

“DOJ” means the U.S. Department of Justice.

“Eaglebine Formation” means that certain geologic zone(s) and formation(s) occurring at the stratigraphic equivalent of the interval from (a) the base of the Austin Chalk formation (being the stratigraphic equivalent of 6,903 feet measured depth) to (b) the top of the Buda formation (being the stratigraphic equivalent of 7,284 feet measured depth), subsurface, each as found in the Induction log of the Republic Mineral Corporation Newberry Milton S/D/8 Well (API No. 42-041-31345) located in the Francisco Ruiz Survey, A-48, Brazos County, Texas.

“Effective Time” has the meaning set forth in Section 2.4(a).

“Employee Benefit Plans” means any an “employee benefit plan” (as defined in Section 3(3) of ERISA) and any other material employee benefit plan, program or policy, including any pension, retirement, profit-sharing, bonus, incentive, stock option or other equity or equity-based compensation, deferred compensation, stock purchase, severance pay, change of control, disability, hospitalization, health or medical insurance, life insurance, fringe benefit, welfare benefit, flexible spending account program or policy, in each case, sponsored or maintained by Sellers or one of more of their Affiliates, or with respect to which the Sellers or any of their ERISA Affiliates has any liability, and covering at least one Available Employee.

“Employers” has the meaning set forth in Section 6.20(b).

“Environmental Condition Notice” has the meaning set forth in Section 5.1(a).

“Environmental Defect Property” has the meaning set forth in Section 5.1(a).

“Environmental Expert” has the meaning set forth in Section 5.2(d).

“Environmental Laws” means, as the same may have been amended, superseded or replaced as of the Execution Date or Closing Date, as applicable, CERCLA, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency

Appendix A-6

Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq. and all other Orders or Laws as of the Execution Date of any Governmental Body having jurisdiction over the Property in question addressing (i) the control of any potential pollutant or protection of the environment, (ii) the generation, handling, treatment, storage, disposal or transportation of Hazardous Substances, or (iii) pollution or protection of the environment and all regulations as the same may have been amended, superseded or replaced as of the Execution Date or Closing Date, as applicable, implementing the foregoing that are applicable to the operation and maintenance of the Assets.

“Environmental Liabilities” means any and all environmental response costs (including costs of Remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post judgment interest, court costs, attorneys’ fees and other liabilities incurred or imposed (a) pursuant to any Order, notice of responsibility, directive (including requirements embodied in Environmental Laws) or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or Remediation obligation under, any Environmental Laws that are attributable to the ownership or operation of the Assets or (b) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws, in each case, that is attributable to the ownership or operation of the Assets.

“Equipment” has the meaning set forth in Section 2.2(g).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means Citibank, N.A.

“Exchanging Party” has the meaning set forth in Section 13.4.

“Excluded Assets” means (a) the amounts to which Sellers are entitled pursuant to Section 2.4(b), (b) the Excluded Records, (c) all seismic, geological, geochemical or geophysical data (including seismic data), geological data, engineering data, maps, cores, interpretive data, technical evaluations, confidential logs, technical outputs, reserve estimates and other technical data relating to the Properties, (d) all claims and causes of action of Sellers arising under or with respect to any Lease or Contract that are related to Retained Seller Obligations or to the extent related to costs or expenses for which Sellers are liable pursuant to Section 2.4, (e) subject to Section 4.7, all rights and interests of any Seller or its Affiliates (i) under any policy or agreement of insurance or indemnity agreement, (ii) under any bond and (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property prior to the Closing Date, (f) any Tax benefits (including any refunds, credits, rebates, and net operating loss carry-forwards) attributable to ownership and operation of the Assets or the production of Hydrocarbons therefrom prior to and at the Effective Time or to Sellers’ businesses generally, including, for the avoidance of doubt, any reduction in severance Taxes (including any refund, credit or rebate) that may be realized after the Effective

Appendix A-7

Time but that results from payments or production for periods prior to the Effective Time, (g) all personal property of Sellers not included within the definition of Assets, (h) Sellers’ area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Sellers’ business generally, (i) all trade credits, account receivables, receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets to the extent related to proceeds to which Sellers are entitled pursuant to Section 2.4, (j) all of Sellers’ and any Affiliate of any Seller’s proprietary computer software, software licenses, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property, (k) all data and Contracts that cannot be disclosed to Purchaser as a result of confidentiality arrangements under agreements with Third Parties, any Governmental Body or by applicable Law; provided, however, that Sellers have used their commercially reasonable efforts to obtain a waiver of any such confidentiality restriction, (l) all Hedging Contracts and Debt Contracts, (m) all mineral fee interests of Sellers and their Affiliates, including those associated with the Properties, including any mineral fee interests in which any Seller is a lessor, (n) any of the Assets excluded from the transactions contemplated hereunder pursuant to Section 4.2(b)(iii), Section 4.6(b), Section 4.6(c), Section 5.1(b)(iii), Section 5.1(d), or Section 8.1(a), (o) the Caldwell field office lease, (p) any other items set forth on Exhibit A-4; (q) the Leased Assets and (r) any asset owned by Seller that is located outside of the Properties and the premises of the Caldwell and Bryan field offices.

“Excluded Records” means (a) all corporate, financial, income and franchise Tax and legal records of Sellers that relate to Sellers’ business generally, whether or not also relating to the Assets, (b) any Records to the extent disclosure or transfer is restricted by any Third Party license agreement, other Third Party agreement or applicable Law (which Sellers shall use commercially reasonably efforts to obtain the waiver of), (c) licensed computer software, (d)  all legal records and legal files of Sellers which are subject to the attorney-client privilege and for which attorney-client privilege has not been waived and all work product of and attorney-client communications with any of Sellers’ legal counsel, other than (i) copies of title opinions and (ii) the Leases, Surface Agreements and Contracts, (e) personnel records for employees hired by Purchaser, (f) records relating to Sellers’ sale process for the Assets, including bids received from and records of negotiations with Third Parties and information or analyses (including financial analyses) related to such bids or offers, (g) records relating to engineering forecasts, evaluations and reserve estimates, studies and evaluations and (h) any records to the extent pertaining to the Excluded Assets.

“Execution Date” has the meaning set forth in the Preamble of this Agreement.

“Final Allocation Schedule” has the meaning set forth in Section 3.3(b).

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means U.S. generally accepted accounting principles.

“Gas” means any mixture of hydrocarbons and non-combustible gases in a gaseous state consisting primarily of methane.

Appendix A-8

“Governmental Body” means any instrumentality, subdivision, court, administrative agency, commission, official or other governmental authority of the United States or any other country or any state, municipality, locality, tribe or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental body.

“Hazardous Substances” means any pollutants, contaminants, toxic, hazardous or other  substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under any Environmental Laws, including asbestos-containing materials.

“Hedging Contract” means any contract to which Sellers or any of their Affiliates is a party with respect to any swap, forward, future, put, call, floor, cap, collar option or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities (including Hydrocarbons), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Imbalances” means (a) any Wellhead Imbalance, (b) any imbalance between the  Hydrocarbons nominated by or scheduled for delivery and the Hydrocarbons actually delivered, (c) any imbalance assessed by a carrier against a Person as a result of a Person’s failure to satisfy the carrier’s requirements including any balancing, nomination or scheduling requirements or a violation of any volumetric conditions or orders imposed by a carrier, or (d) any imbalance attributed to or assessed on a Party under the terms of a Contract or (e) any imbalance attributable a take or pay or similar volumetric minimum obligation on a pipeline or transportation system.

“Income Taxes” means all federal, state, local and foreign income, profits, franchise, and similar Taxes.

“Indemnity Threshold” has the meaning set forth in Section 12.4(c).

“Independent Accountant” has the meaning set forth in Section 10.4(c).

“Invasive Activity” has the meaning set forth in Section 8.1(a).

“Lands” has the meaning set forth in Section 2.2(a).

“Laws” means all Permits, statutes, rules, regulations, ordinances, Orders, codes of Governmental Bodies and common law.

Appendix A-9

“Leased Assets” means all equipment, machinery, tools, fixtures, inventory, vehicles, office leases, furniture, office equipment and related peripheral equipment, computers, field equipment and related personal property that are related primarily to the Assets and are currently leased by Sellers.

“Leases” has the meaning set forth in Section 2.2(a).

“Like-Kind Exchange” means a simultaneous or deferred (forward or reverse) exchange allowed pursuant to Section 1031 of the Code and the Treasury Regulations promulgated thereunder or any applicable state or local Tax Laws.

“Material Contracts” has the meaning set forth in Section 6.9(a).

“Net Acres” means, as computed separately with respect to each Undeveloped Lease and Unit, (a) the number of gross acres in the Eaglebine Formation covered by such Undeveloped Lease or the Leases covered by such Unit, multiplied by (b) the undivided mineral interest owned by lessors in the Eaglebine Formation in such gross acres with respect to such Undeveloped Lease or the Leases covered by such Unit, multiplied by (c) Sellers’ Working Interest in such Undeveloped Lease or Leases covered by such Unit.

“Net Revenue Interest” with respect to any Well or Undeveloped Lease, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Well or Undeveloped Lease, in each case, relating to the Eaglebine Formation only, and after giving effect to all royalties, overriding royalties, reversionary interests, convertible interests, non-participating royalty interests, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom (“Burdens”).

“Net Revenue Interest Floor” means, with respect to each Undeveloped Lease, a 75% Net Revenue Interest, calculated on an 8/8ths basis.

“NORM” means naturally occurring radioactive material.

“Northstars Purchase and Sale Agreement” means that Purchase and Sale Agreement, dated as of the date hereof, by and between Purchaser, AEPO and Anadarko Energy Services Company.

“Order” means any judgment, order, consent order, injunction, decree or writ of any Governmental Body.

“Parent Guaranty” means a parent guaranty provided in support of and on behalf of Purchaser in form and substance reasonably acceptable to Sellers.

“Party” and “Parties” have the meanings set forth in the Preamble of this Agreement.

“Permits” has the meaning set forth in Section 2.2(j).

Appendix A-10

“Permitted Encumbrances” means any or all of the following:

(a)royalties and any overriding royalties, net profits interests, free gas arrangements, production payments, reversionary interests and other similar burdens on production to the extent that the net cumulative effect of such burdens does not (i) reduce Sellers’ Net Revenue Interest below (A) that shown in Exhibit A-2 for a Well or (B) the Net Revenue Interest Floor for each Undeveloped Lease on Exhibit A-3 (or, if another Net Revenue Interest is set forth on Exhibit A‑3 for such Undeveloped Lease, such scheduled Net Revenue Interest), (ii) increase Sellers’ Working Interest above that shown in Exhibit A-2 for a Well without a proportionate increase in the Net Revenue Interest of Sellers in such Well or (iii) decrease the Net Acres of Sellers below those set forth on Exhibit A-8 or Exhibit A‑3 for any Unit or Undeveloped Lease, as applicable;

(b)all Leases and Contracts (including the Material Contracts), to the extent that the net cumulative effect of such instruments does not individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Wells, Units or Undeveloped Leases subject thereto or affected thereby, as currently owned and operated, which would be accepted by a reasonable prudent operator engaged in the business of owning and operating oil and gas properties similar to the Properties (as they are currently owned and operated), and which do not (i) reduce Sellers’ Net Revenue Interest below (A) that shown in Exhibit A-2 for a Well or (B) the Net Revenue Interest Floor for each Undeveloped Lease on Exhibit A-3 (or, if another Net Revenue Interest is set forth on Exhibit A‑3 for such Undeveloped Lease, such scheduled Net Revenue Interest), (ii) increase Sellers’ Working Interest above that shown in Exhibit A-2 for a Well without a proportionate increase in the Net Revenue Interest of Sellers in such Well or (iii) decrease the Net Acres of Sellers below those set forth on Exhibit A-8 or Exhibit A‑3 for any Unit or Undeveloped Lease, as applicable.

(c)Preferential Rights to Purchase and required Third Party consents to assignment and similar transfer restrictions, including Customary Post-Closing Consents;

(d)liens for Taxes or assessments not yet delinquent or being contested in good faith by appropriate actions and described on Schedule 1.1(a);

(e)excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release all or any of a Lease;

(f)materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions and described on Schedule 1.1(a);

(g)all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets or interests therein if they are not required or customarily obtained in the region where the Assets are located prior to the sale or conveyance, including Customary Post-Closing Consents;

(h)defects affecting any depths or formations other than the Eaglebine Formation;

Appendix A-11

(i)easements, rights-of-way, covenants, servitudes, Permits, surface leases and other rights in respect of surface operations that do not prevent or adversely affect operations as currently conducted on the Properties covered by the Assets or materially detract from the value of the affected Assets;

(j)Imbalances;

(k)all rights reserved to or vested in any Governmental Bodies to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws;

(l)all other liens, charges, encumbrances, defects or irregularities that do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use or ownership of the Wells or Undeveloped Leases subject thereto or affected thereby (as currently used or operated), which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties similar to the Properties, and which do not (i) reduce Sellers’ Net Revenue Interest below (A) that shown in Exhibit A-2 for a Well or (B) the Net Revenue Interest Floor for each Undeveloped Lease on Exhibit A-3 (or, if another Net Revenue Interest is set forth on Exhibit A‑3 for such Undeveloped Lease, such scheduled Net Revenue Interest), (ii) increase Sellers’ Working Interest above that shown in Exhibit A-2 for a Well without a proportionate increase in the Net Revenue Interest of Sellers in such Well or (iii) decrease the Net Acres of Sellers below those set forth on Exhibit A-8 or Exhibit A‑3 for any Unit or Undeveloped Lease, as applicable;

(m)any lien, charge or other encumbrance on or affecting the Assets that is discharged by Sellers at or prior to the Closing; and

(n)any lien or encumbrance created by a lessor of a Lease that (i) post-dates the perfection of the applicable Lease (in accordance with applicable Law) or (ii) pre-dates the perfection of the applicable Lease (in accordance with applicable Law) and has been subordinated to the applicable Lease.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to the American Society for Testing and Materials (“ASTM”) Standard E 1527-13, or any similar environmental assessment.

“Phase II Guidelines” means the following rules and regulations: (a) all Invasive Activities shall be performed by environmental consultants mutually agreeable to the Parties, (b) Purchaser shall use commercially reasonable efforts to complete Invasive Activities prior to the Defect Claim Date, (c) prior to conducting any sampling, boring, drilling or other invasive investigative activity with respect to the Assets, Purchaser shall furnish for Sellers’ review a proposed scope of such Invasive Activity including a description of the activities to be conducted and a description of the approximate locations of such activities and, if any of the proposed

Appendix A-12

activities are likely to unreasonably interfere with normal operation of the Assets, Sellers may request an appropriate modification of the proposed Invasive Activity, (d) Purchaser shall maintain and shall cause its offices, employees, representatives, consultants and advisors to maintain all information obtained by Purchaser pursuant to any Invasive Activity as strictly confidential until the Closing occurs unless disclosure of any facts discovered through such assessment is required under any Laws, (e) after completing any Invasive Activity Purchaser shall at its sole cost and expense restore the Assets as close as practicable to their condition prior to the commencement of such Invasive Activity unless Sellers request otherwise and Purchaser shall promptly dispose of all drill cuttings, corings or other investigative-derived wastes generated in the course of such Invasive Activity, (f) Sellers shall have the right to be present during any Invasive Activities and shall have the right at its option and expense to split samples with Purchaser, (g) Purchaser shall provide Sellers with a copy of the final draft of all environmental reports prepared by or on behalf of Purchaser with respect to any Invasive Activity conducted on the Assets, and (h) in the event that any necessary disclosures under applicable Laws are required with respect to matters discovered by any Invasive Activity, Purchaser agrees that Sellers shall be the responsible party for disclosing such matters to the appropriate Governmental Bodies provided that if Sellers fail to promptly make such disclosure and Purchaser or any of its Affiliates is legally obligated to make such disclosure such Person shall have the right to fully comply with such legal obligation.

“Pooled Acreage” has the meaning set forth in Section 2.2(b).

“Post-Closing Cure Period” has the meaning set forth in Section 4.2(b)(i).

“Preferential Right to Purchase” means any Third Party’s preferential right to purchase any of the Assets (or portion thereof), including a right of first refusal, right of first offer or other similar right.

“Preliminary Allocation Schedule” has the meaning set forth in Section 3.3(a).

“Preliminary Settlement Statement” has the meaning set forth in Section 10.4(a).

“Properties” has the meaning set forth in Section 2.2(c).

“Property Costs” means all operating and production expenses, including costs of insurance, rentals, shut-in payments and royalty payments or other Burdens, gathering, processing and transportation costs, and costs of title examinations and curative actions; Property Taxes (but not income or franchise Taxes); capital expenditures, including bonuses, broker fees, acquisition costs, and other lease or other royalty acquisition, extension or renewal costs, costs of drilling and completing wells and costs of acquiring equipment; and Third Party overhead charges, in each case, attributable to the ownership or operation of the Assets or the production of Hydrocarbons therefrom but only to the extent chargeable to the joint account pursuant to an operating agreement applicable to the Assets (but if there is no applicable operating agreement, then pursuant to the 2005 COPAS form of accounting procedure) and in the ordinary course of business, in each case, solely to the extent attributable to Sellers’ interest in the Assets; provided, however, the following shall not be considered Property Costs: (i) any such costs incurred by Sellers to cure Title Defects asserted hereunder; (ii) any costs incurred by Sellers to Remediate

Appendix A-13

Adverse Environmental Conditions asserted hereunder and (iii) insurance premiums or deductibles payable to any Affiliates of Sellers to the extent pertaining to coverages for events which, if occurring, would not constitute Casualty Losses.

“Property Taxes” means all real property, personal property, ad valorem, severance, production and similar Taxes (which for the avoidance of doubt, does not include Income Taxes or Transfer Taxes) based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom or the receipt of proceeds therefrom.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser’s Auditor” has the meaning set forth in Section 8.12(b).

“Purchaser Common Stock” means shares of WildHorse Resource Development Corporation common stock having the rights, privileges and restrictions set forth in the Stock Issuance Agreement.

“Purchaser Group” means Purchaser and Purchaser’s Affiliates, each of their respective officers, directors and employees and Purchaser’s successors and permitted assigns.

“Purchaser Parent” has the meaning set forth in the Recitals of this Agreement.

“Records” means electronic digital copies (or originals to the extent located on the Properties or the lands covered by the Surface Agreements) of any files, records, information and data, whether written or electronically stored, in each case to the extent relating primarily to the Assets, including:  (a) land and title records (including abstracts of title, title opinions and title curative documents); (b) contract files; (c) correspondence; (d) operations, environmental, production and accounting records; and (e) production, facility and well records and data; provided, however, that the term “Records” shall not include any Excluded Records and any information that cannot, without unreasonable effort or expense that Purchaser does not agree to undertake or pay, as applicable, be separated from any files, records, information and data related to the Excluded Assets.

“REGARDLESS OF FAULT” MEANS WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:

THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, GROSS OR OTHERWISE), WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OF ANY MEMBER OF THE PURCHASER GROUP, THE SELLER GROUP, INVITEES AND/OR THIRD PARTIES; AND/OR

A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF PURCHASER’S PROPERTY OR SELLERS’ PROPERTY (INCLUDING THE ASSETS), INVITEES AND/OR THIRD PARTIES.

“Rejected Available Employees” has the meaning set forth in Section 8.10(c).

Appendix A-14

“Remediation” means, with respect to an Adverse Environmental Condition or Disclosed Environmental Condition, removal, abatement, response, investigative, cleanup and/or monitoring activities, including any investigation, study, assessment, testing, monitoring, containment, removal, disposal, closure, corrective action, passive remediation, natural attenuation or bioremediation, or the installation and operation of remediation systems required under Environmental Laws to correct, address, or remove an Adverse Environmental Condition.  To the extent that releases of Hazardous Substances require cleanup or corrective action, remediation may be conducted so as to achieve applicable risk-based standards for soil or groundwater intended to achieve the most cost-effective response that addresses remediation obligations under Environmental Laws, considering the long term or residual liabilities or effects upon use or operations of any of the Assets in the same manner as currently used and operated by Sellers associated with such risk based remediation approaches.

“Remediation Amount” means, with respect to an Adverse Environmental Condition, the reasonable cost including customary fines and penalties (net to Sellers’ interest) of the Remediation of or other Environmental Liabilities associated with such Adverse Environmental Condition on or at the relevant Asset for continued operation in the manner it is operated as of the Closing Date, taking into account the continuing long-term need to operate the Asset, customary industry practices in the State of Texas and the requirements of Environmental Laws.

“Remedy Period” has the meaning set forth in Section 4.2(b).

“Representatives” means (a) partners, employees, officers, directors, members, equity owners and counsel of a Party or any of its Affiliates or any prospective purchaser of an interest in a Party; (b) any consultant, advisor or agent retained by a Party or the parties listed in clause (a) above; and (c) any bank, other financial institution or entity funding, or proposing to fund, such Party’s operations in connection with the Assets, including any consultant retained by such bank, other financial institution or entity.

“Required Consent” means any consent or approval affecting an Asset that is required to be obtained for the assignment of such Asset in connection with the transactions contemplated by this Agreement if the applicable agreement, contract or other instrument (a) does not provide that such consent cannot be unreasonably withheld and/or (b) provides that any purported assignment of such agreement, contract or other instrument is void or voidable or the underlying Asset is terminated without such consent being obtained.

“Retained Seller Obligations” means all obligations and liabilities of Sellers, known or unknown, with respect to or arising from (a) the Excluded Assets, (b) until three years after the Closing Date, Third Party claims (and claims made by pre-Closing Affiliates of Sellers) validly asserted prior to the end of such three-year period related to (1) any personal injury (including death) or (2) property damages (other than Adverse Environmental Conditions) that, individually, exceed $25,000 in value, in each case, to the extent related to the ownership or operation of the Assets by Sellers or their Affiliates and arising from events occurring prior to the Closing Date; (c) until three years after the Closing Date, Third Party claims (and claims made by pre-Closing Affiliates of Sellers) validly asserted prior to the end of such three-year period related to any disposal offsite of the Assets by Sellers or their Affiliates prior to the Closing Date of Hazardous Substances or NORM arising from the operation or use of the Assets;

Appendix A-15

(d) Sellers’ obligations under Sections 2.4 and 3.4 and Article 13; (e) solely with respect to AEPO, all liabilities, claims and costs arising from or relating to the employment by AEPO or its Affiliates of any Available Employees on or prior to the termination of their employment relationships by or with AEPO or its Affiliates; (f) until three years after the Closing Date, any civil or administrative fines or similar monetary penalties or criminal sanctions imposed on any Seller or its Affiliates as a result of any pre-Closing Date violation of Law (including Environmental Law) by any Seller or its Affiliates and relating to the ownership or operation of the Assets by Sellers or their Affiliates, but excluding, for all purposes, any remedial obligation to abandon, cleanup, restore, and/or remediate any premises covered by or related to the Assets; (g) until three years after the Closing Date, Third Party claims (and claims made by pre-Closing Affiliates of Sellers) related to the failure to pay or the incorrect payment to any royalty owner, overriding royalty owner, working interest owner or other Burden holder under the Leases and Lands and escheat obligations, in each case, insofar as the same are attributable to Sellers’ ownership of the Assets prior to the Effective Time; (h) until three years after the Closing Date, except for any amounts credited against the Unadjusted Purchase Price hereunder as part of the Suspense Funds, statutory penalties and interest, if any, owing to any interest owner attributable to the Suspense Funds accruing prior to the Effective Time, payable to any state under existing escheat or unclaimed property statutes; (i) the actions, suit, proceeding and other matters, if any, set forth on Schedule 6.5 and any matters that should have been listed on Schedule 6.5 as of the Closing Date; (j) Third Party claims (and claims made by pre-Closing Affiliates of Sellers) related to the Disclosed Environmental Conditions and/or any post-closing Remediation by Sellers; and (k) any claims among or by any Seller or its Affiliates against one or more Sellers or their Affiliates with respect to the ownership or operation of the Assets (provided, for purposes of this clause (k), Affiliates of Admiral Sellers shall not include Purchaser or its Affiliates).

“Reversionary Net Revenue Interest” means any future Net Revenue Interest that reverts to any party after the necessary payout or other triggering event in the applicable farm-out agreement, other agreement or instrument.

“SCADA” means supervisory control and data acquisition industrial control system.

“Seller Group” means, each Seller and such Seller’s Affiliates, each of their respective officers, directors and employees and each Seller’s successors and permitted assigns.

“Seller Operated Assets” means those Assets operated by Sellers or their Affiliates.

“Sellers” has the meaning set forth in the Preamble of this Agreement.

“SMOG” has the meaning set forth in Section 8.12(b).

“Soft Consents” means any consent or approval affecting an Asset that is required to be obtained for the assignment of the Assets in connection with the transactions contemplated by this Agreement that is not a Required Consent or a Customary Post-Closing Consent.

“Specified Representations” has the meaning set forth in Section 4.1.

“Stock Issuance Agreement” has the meaning set forth in the Recitals of this Agreement.

Appendix A-16

“Stock Purchase Price” has the meaning set forth in Section 3.1.

“Stored Hydrocarbons” has the meaning set forth in Section 3.4(a)(iv).

“Suspense Funds” means proceeds of production and associated penalties and interest in respect of any of the Seller Operated Assets that are payable to Third Parties and are being held in suspense by Sellers as the operator of such Properties.

“Surface Agreements” has the meaning set forth in Section 2.2(f).

“Tax Audit” has the meaning set forth in Section 13.6.

“Tax Indemnified Person” has the meaning set forth in Section 13.6.

“Tax Partnership” shall mean the tax partnership known as the Eaglebine JV Tax Partnership created under that certain Participation Agreement executed September 11, 2014 by and among Sellers.

“Tax Purposes” has the meaning set forth in Section 13.9.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, election, claim for refund or other document (including any attachments thereto and amendments thereof) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to any Tax.

“Taxes” means all federal, state, local and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, gross receipts, goods and services, registration, capital, transfer, employment, estimated or withholding taxes or other assessments, duties, fees (including impact fees) or charges imposed by any Governmental Body, including any interest, penalties or additional amounts that may be imposed with respect thereto.

“TE Admiral” has the meaning set forth in the Preamble of this Agreement.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.  For the avoidance of doubt, WildHorse Resource Development Corporation and all Affiliates thereof shall not be considered “Third Parties” of Sellers or their Affiliates under this Agreement.

“Title Benefit” means, (a) with respect to the Wells set forth on Exhibit A-2, any right, circumstance or condition that operates to increase the Net Revenue Interest of Sellers as of the Closing Date in any of such Wells above that shown on Exhibit A-2 for such Well (without a corresponding proportionate or greater increase in Working Interest for such Well) and (b) with respect to the Units on Exhibit A-8 or Undeveloped Leases on Exhibit A-3, any right, circumstance or condition that operates to increase the Net Acres of Sellers as of the Closing Date in such Unit or Undeveloped Leases above that shown on Exhibit A-8 or Exhibit A-3 for such Units or Undeveloped Leases, as applicable.

“Title Benefit Amount” has the meaning set forth in Section 4.3(b).

Appendix A-17

“Title Benefit Notice” has the meaning set forth in Section 4.3(a).

“Title Benefit Property” has the meaning set forth in Section 4.3(a).

“Title Defect” means any lien, security interest, pledge, charge, defect, encumbrance or other matter that, if not cured, causes Sellers not to have Defensible Title; provided, however, that none of the following shall be considered a Title Defect for any purpose:

(a)defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Purchaser provides affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(b)defects arising out of lack of survey, unless a survey is expressly required by applicable Laws or the applicable Lease to be effective;

(c)defects based on a gap in Sellers’ chain of title in the state’s records as to state Leases, in the federal government’s records as to federal Leases, or in the county records as to other Leases, unless Purchaser provides affirmative evidence that such gap exists in such records by an abstract of title, run sheet or a title opinion, which documents shall be included in the applicable Title Defect Notice;

(d)defects as a consequence of cessation of production, insufficient, or failure to conduct operations that occurred more than two years prior to the Execution Date on any of the Properties held by production, or lands pooled, communitized or unitized therewith, except to the extent the applicable lessor has provided written notice to Sellers that it is exercising its right to terminate the lease in question or that Sellers have forfeited or have an obligation to release leasehold acreage as a result of such cessation of production, insufficient production or failure to conduct operations, which notice shall be included in the Title Defect Notice;

(e)defects based on references to lack of information, including lack of information in Seller’s files, the lack of Third Party records, and/or the unavailability of information from Governmental Bodies, if such information is otherwise in Purchaser’s possession or is a matter of public record;

(f)defects based solely on references in recorded instruments to a document because such document is not in Sellers’ files;

(g)defects based on Tax assessment, Tax payment or similar records (or the absence of such activities or records), unless Purchaser provides affirmative evidence that the material contained in such records (or the lack of such records) could reasonably be expected to result in another Person’s superior claim of title to the relevant Asset;

(h)defects that have been cured by the passage of time, the doctrine of adverse possession, applicable laws of limitation or prescription or such other matter that would render such defect invalid according to applicable Law;

Appendix A-18

(i)any unsubordinated mortgage on the fee estate or mineral fee estate from which title to the relevant Property is derived which pre-dates the creation of the Property and which is not currently subject to foreclosure or other enforcement proceedings by the holder of the mortgage and which is subordinated to the rights of lessee under any Lease burdened thereby; or

(j)defects arising out of lack of evidence of corporate or other entity authorization, unless Purchaser provides affirmative evidence that such lack of authorization results in another Person’s actual and superior claim of title to the relevant property.

“Title Defect Amount” has the meaning set forth in Section 4.2(c).

“Title Defect Notice” has the meaning set forth in Section 4.2(a).

“Title Defect Property” has the meaning set forth in Section 4.2(a).

“Title Expert” has the meaning set forth in Section 4.4(d).

“Transferred Employees” has the meaning set forth in Section 8.10(a).

“Transfer Taxes” has the meaning set forth in Section 13.8.

“U.S.” and “United States” mean the United States of America.

“Unadjusted Purchase Price” has the meaning set forth in Section 3.1.

“Undeveloped Lease” means the Leases or portions thereof set forth on Exhibit A-3 to the extent and only to the extent falling outside of the Units.

“Units” means each of the geographic areas pertaining to each the drilling units described on Exhibit A-8, as more particularly described in each unitization agreement or other similar agreement associated with each such drilling unit.

“Unobtained Contract Consents” has the meaning set forth in Section 4.6(b)(i).

“Unobtained Lease Consents” has the meaning set forth in Section 4.6(b)(ii).

“Unreimbursed Third Party Property Costs” has the meaning set forth in Section 2.4(c).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., and all applicable similar state and local laws.

“Wellhead Imbalances” means any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocated to the interest of any Seller therein and the shares of production from the relevant Well to which such Seller was entitled.

“Wells” has the meaning set forth in Section 2.2(c).

“Working Interest” with respect to any Well or Lease, the interest in and to such Well or Lease, as applicable, that is burdened with the obligation to bear and pay costs and expenses of

Appendix A-19

maintenance, development and operations on or in connection with such Well or Lease, in each case, relating to the Eaglebine Formation only, and without regard to the effect of any Burdens.

Appendix A-20